                                                                   Exhibit 10.31

                                                                  EXECUTION COPY

================================================================================

                                            Published CUSIP Number: ____________

                           SENIOR AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           dated as of April 13, 2006

                                      among

                            COMPBENEFITS CORPORATION,
                                  as Borrower,

               THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

                                       and

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent
                                 Issuing Lender
                              and Swingline Lender,
                                       and
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                              as Syndication Agent

                         BANC OF AMERICA SECURITIES LLC,
                              as Sole Lead Arranger

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.....................................................     1
   Section 1.01  Definitions..............................................     1
   Section 1.02  Computation of Time Periods..............................    38
   Section 1.03  Accounting Terms.........................................    38
   Section 1.04  Terms Generally..........................................    38

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS..............................    39
   Section 2.01  Revolving Loans..........................................    39
   Section 2.02  Letters of Credit........................................    41
   Section 2.03  Tranche B Term Loans.....................................    47
   Section 2.04  [INTENTIONALLY OMITTED.].................................    50
   Section 2.05  Swingline Loans..........................................    50

ARTICLE III OTHER PROVISIONS RELATING TO LOANS............................    52
   Section 3.01  Default Rate.............................................    52
   Section 3.02  Extension and Conversion.................................    52
   Section 3.03  Prepayments..............................................    53
   Section 3.04  Termination and Reduction of Commitments.................    57
   Section 3.05  Fees.....................................................    58
   Section 3.06  Increased Cost and Reduced Return........................    59
   Section 3.07  Limitation on Types of Loans.............................    60
   Section 3.08  Illegality...............................................    61
   Section 3.09  Treatment of Affected Loans..............................    61
   Section 3.10  Taxes....................................................    62
   Section 3.11  Compensation.............................................    63
   Section 3.12  Pro Rata Treatment.......................................    64
   Section 3.13  Sharing of Payments......................................    64
   Section 3.14  Payments; Allocation of Payments.........................    65
   Section 3.15  Evidence of Debt.........................................    67
   Section 3.16  Assignment of Commitments Under Certain Circumstances....    68
   Section 3.17  Matters Applicable to all Requests for Compensation......    68
   Section 3.18  Survival.................................................    68

ARTICLE IV CONDITIONS.....................................................    69

                                TABLE OF CONTENTS

   Section 4.01  Closing Conditions.......................................    69
   Section 4.02  Conditions to all Extensions of Credit...................    75

ARTICLE V REPRESENTATIONS AND WARRANTIES..................................    76
   Section 5.01  Financial Condition......................................    76
   Section 5.02  No Material Effect and No Internal Control Event.........    77
   Section 5.03  Organization and Good Standing...........................    77
   Section 5.04  Power; Authorization; Governmental Authorizations; Other
                 Consents; Enforceable Obligations........................    78
   Section 5.05  No Conflicts.............................................    79
   Section 5.06  No Default...............................................    79
   Section 5.07  Ownership of Personal Property; Liens....................    79
   Section 5.08  Indebtedness.............................................    79
   Section 5.09  Litigation...............................................    79
   Section 5.10  Taxes....................................................    79
   Section 5.11  Compliance with Law......................................    80
   Section 5.12  ERISA....................................................    80
   Section 5.13  Subsidiaries.............................................    82
   Section 5.14  Governmental Regulations, Etc............................    82
   Section 5.15  Purpose of Loans and Letters of Credit...................    83
   Section 5.16  Environmental Matters....................................    83
   Section 5.17  Intellectual Property....................................    84
   Section 5.18  Solvency.................................................    85
   Section 5.19  Investments..............................................    85
   Section 5.20  Location of Collateral...................................    85
   Section 5.21  Disclosure...............................................    86
   Section 5.22  No Burdensome Restrictions; Material Agreements..........    86
   Section 5.23  Labor Matters............................................    86
   Section 5.24  Nature of Business.......................................    87
   Section 5.25  Collateral Documents.....................................    87
   Section 5.26  Transactions with Affiliates.............................    88
   Section 5.27  Ownership of the Borrower, Etc...........................    88
   Section 5.28  Insurance................................................    88

                                TABLE OF CONTENTS

   Section 5.29  Certain Transactions.....................................    88
   Section 5.30  Compliance with HIPAA....................................    89
   Section 5.31  Taxpayer Identification Number...........................    89

ARTICLE VI AFFIRMATIVE COVENANTS..........................................    89
   Section 6.01  Information Covenants....................................    89
   Section 6.02  Preservation of Existence, Franchises and Corporate
                 Formalities..............................................    93
   Section 6.03  Books and Records........................................    93
   Section 6.04  Compliance with Law......................................    94
   Section 6.05  Payment of Taxes and Other Indebtedness..................    94
   Section 6.06  Insurance; Certain Proceeds..............................    94
   Section 6.07  Maintenance of Property..................................    96
   Section 6.08  Performance of Obligations...............................    96
   Section 6.09  Use of Proceeds..........................................    96
   Section 6.10  Audits/Inspections.......................................    96
   Section 6.11  Additional Non-Regulated Subsidiaries....................    97
   Section 6.12  Additional Regulated Subsidiaries........................    97
   Section 6.13  Further Assurances with Respect to Collateral............    98

ARTICLE VII NEGATIVE COVENANTS............................................    98
   Section 7.01  Indebtedness.............................................    98
   Section 7.02  Liens....................................................    99
   Section 7.03  Nature of Business.......................................   100
   Section 7.04  Consolidation, Merger, Dissolution, etc..................   100
   Section 7.05  Asset Dispositions.......................................   101
   Section 7.06  Investments; Acquisitions................................   101
   Section 7.07  Restricted Payments......................................   102
   Section 7.08  Prepayments of Indebtedness, etc.........................   102
   Section 7.09  Transactions with Affiliates.............................   103
   Section 7.10  Fiscal Year; Organizational and Certain other Documents..   103
   Section 7.11  Limitation on Restricted Actions.........................   103
   Section 7.12  Ownership of Subsidiaries; Limitations on the Borrower...   104
   Section 7.13  Sale Leasebacks..........................................   105

                                TABLE OF CONTENTS

   Section 7.14  No Further Negative Pledges..............................   105
   Section 7.15  Operating Lease Obligations..............................   105
   Section 7.16  No Foreign Subsidiaries..................................   105
   Section 7.17  Impairment of Security Interests; Use of Proceeds........   105
   Section 7.18  Sales of Receivables.....................................   106
   Section 7.19  Financial Covenants......................................   106
   Section 7.20  Capital Expenditures.....................................   106

ARTICLE VIII EVENTS OF DEFAULT............................................   107
   Section 8.01  Events of Default........................................   107
   Section 8.02  Acceleration; Remedies...................................   109
   Section 8.03  Equitable Remedies.......................................   110

ARTICLE IX AGENCY PROVISIONS..............................................   111
   Section 9.01  Appointment and Authorization of the Administrative
                 Agent....................................................   111
   Section 9.02  Delegation of Duties.....................................   112
   Section 9.03  Liability of Agent-Related Persons.......................   112
   Section 9.04  Reliance by Agents.......................................   112
   Section 9.05  Notice of Default........................................   113
   Section 9.06  Credit Decision; Disclosure of Information by Agents.....   113
   Section 9.07  Indemnification of Agents................................   114
   Section 9.08  Agents in their Individual Capacities....................   114
   Section 9.09  Successor Agents.........................................   115
   Section 9.10  Administrative Agent May File Proof of Claims............   115
   Section 9.11  Collateral and Guaranty Matters..........................   116
   Section 9.12  Other Agents; Arrangers and Managers.....................   117

ARTICLE X MISCELLANEOUS...................................................   117
   Section 10.01 Notices and Other Communications; Facsimile Copies.......   117
   Section 10.02 Right of Set-Off.........................................   119
   Section 10.03 Successors and Assigns...................................   120
   Section 10.04 No Waiver; Remedies Cumulative...........................   124
   Section 10.05 Expenses; Indemnification................................   124
   Section 10.06 Amendments, Waivers and Consents.........................   126
   Section 10.07 Counterparts.............................................   128

                                TABLE OF CONTENTS

   Section 10.08 Headings.................................................   128
   Section 10.09 Survival.................................................   128
   Section 10.10 Tax Forms................................................   129
   Section 10.11 Governing Law; Submission to Jurisdiction; Venue.........   130
   Section 10.12 Severability.............................................   131
   Section 10.13 Confidentiality..........................................   131
   Section 10.14 Source of Funds..........................................   132
   Section 10.15 Conflict.................................................   133
   Section 10.16 USA Patriot Act Notice...................................   133
   Section 10.17 Interest Rate Limitation.................................   133
   Section 10.18 No Advisory or Fiduciary Responsibility..................   133

                                TABLE OF CONTENTS

SCHEDULES

Schedule 1.01A Investments
Schedule 1.01B Liens
Schedule 1.01C Commitments and Pro Rata Shares
Schedule 5.01  Liabilities
Schedule 5.04  Required Consents, Authorizations, Notices and Filings
Schedule 5.11  Compliance with Law
Schedule 5.12  ERISA
Schedule 5.13  Subsidiaries
Schedule 5.14  Governmental Regulations
Schedule 5.16  Environmental Matters
Schedule 5.17  Intellectual Property
Schedule 5.20  Properties
Schedule 5.22  Material Contracts
Schedule 5.23  Labor Matters
Schedule 5.25  Recordings for the First Collateral
Schedule 5.26  Transactions with Affiliates
Schedule 5.27  Ownership
Schedule 5.28  Insurance
Schedule 7.01  Indebtedness
Schedule 10.01 Administrative Agent's Office, Certain Addresses for Notices
Schedule 10.03 Processing and Recordation Fees

EXHIBITS

Exhibit A   Form of Assignment and Assumption
Exhibit B   Form of Senior Indemnity, Subrogation and Contribution Agreement
Exhibit C   [Reserved]
Exhibit D   Form of Joinder Agreement
Exhibit E-1 Form of Notice of Borrowing
Exhibit E-2 Form of Swingline Notice of Borrowing
Exhibit F   Form of Notice of Extension/Conversion
Exhibit G   Form of Solvency Certificate
Exhibit H   [Reserved]
Exhibit I   Form of Pledge and Security Agreement
Exhibit J   Form of Senior Subsidiaries Guarantee Agreement
Exhibit K   Form of Revolving Note
Exhibit L   Form of Tranche B Term Loan Note
Exhibit M   Form of Swingline Note
Exhibit N-1 Form of Legal Opinion (General External Counsel)
Exhibit N-2 Form of Legal Opinion (Local Corporate Counsel)
Exhibit N-3 Form of Legal Opinion (Local Collateral Counsel)
Exhibit O   Form of Compliance Certificate

          SENIOR AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 13, 2006 among COMPBENEFITS CORPORATION, the LENDERS referred to herein, and BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and Swingline Lender. Capitalized terms used herein shall have the meanings assigned thereto in
Section 1.01.

          WHEREAS, CompBenefits Corporation has requested the terms and provisions of the Existing Credit Agreement be amended and restated in its entirety as provided in this Agreement;

          WHEREAS, CompBenefits Corporation will replace CompBenefits Dental and Vision Company as the borrower under this Agreement;

          WHEREAS, the Lenders are willing to do so on the terms and subject to the conditions hereinafter set forth.

          Accordingly, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          SECTION 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

          "Account Control Agreements" shall have the meaning specified in the Pledge and Security Agreement.

          "Additional Subsidiary Guarantor" shall mean each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of a Joinder Agreement.

          "Adjusted Base Rate" shall mean on any day (a) in the case of Revolving Loans and Swingline Loans, the Base Rate for such day plus the Applicable Percentage, and (b) in the case of the Tranche B Term Loans, (i) the Base Rate for such day plus 2.00% if the Total Leverage Ratio is greater than or equal to 4.00 to 1.00 or (ii) the Base Rate for such day plus 1.75% if the Total Leverage Ratio is less than 4.00 to 1.00.

          "Adjusted Eurodollar Rate" shall mean for any Interest Period (a) in the case of Revolving Loans, the Eurodollar Rate for such Interest Period plus the Applicable Percentage, and (b) in the case of the Tranche B Term Loans, (i) the Eurodollar Rate for such Interest Period plus 3.00% if the Total Leverage Ratio is greater than or equal to 4.00 to 1.00; or (ii) the Eurodollar Rate for such Interest Period plus 2.75% if the Total Leverage Ratio is less than 4.00 to 1.00.

          "Administrative Agent" shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder and under the other Senior Credit Documents, and its successor or successors in such capacity.

          "Administrative Agent's Office" shall mean the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

          "Administrative Questionnaire" shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

          "Affected Loans" shall have the meaning assigned to such term in
Section 3.09.

          "Affected Type" shall have the meaning assigned to such term in
Section 3.09.

          "Affiliate" shall mean (a) with respect to any Person (including the Consolidated Parties), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and
(b) with respect to any of the Consolidated Parties, any Person directly or indirectly owning or holding ten percent (10%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

          "Agent-Related Persons" shall mean the Administrative Agent, together with its respective Affiliates (including, Banc of America Securities, in its capacity as Sole Lead Arranger or otherwise), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agreement" shall mean this Senior Amended and Restated Credit Agreement, as the same may be amended, modified, amended and restated, supplemented, extended, renewed or replaced or otherwise modified from time to time.

          "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as to which a Lender may from time to time notify the Borrower and the Administrative Agent.

          "Applicable Percentage" shall mean, for purposes of calculating the applicable interest rate for any day for any Revolving Loan or any Swingline Loan, the appropriate applicable percentage set forth below opposite the Total Leverage Ratio as of the most recent Calculation Date:

                             APPLICABLE PERCENTAGE

                     Revolving Loans and Swingline Loans
-----------------------------------------------------------------------------
                   Total                                     Base Rate for
Pricing           Leverage          Eurodollar Rate for   Revolving Loans and
 Level             Ratio              Revolving Loans       Swingline Loans
-------   -----------------------   -------------------   -------------------
   I      > or = 4.75 to 1.00              3.00%                 2.00%

   II     > or = 4.00 to 1.00 but          2.75%                 1.75%
          < 4.75 to 1.00

  III     > or = 3.00 to 1.00 but          2.50%                 1.50%
          < 4.00 to 1.00

  IV      < 3.00 to 1.00                   2.25%                 1.25%

Each Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Borrower is required to provide the Compliance Certificate in accordance with the provisions of Section 6.01(c) for the most recently ended fiscal quarter or year of the Borrower; provided, however, that (a) each initial Applicable Percentage from the Closing Date until the first quarterly Compliance Certificate is delivered shall be based on Pricing Level I (as shown above) and, thereafter, each Applicable Percentage shall be based on the Pricing Level (as shown above) corresponding to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding the applicable Calculation Date, (b) if the Borrower fails to provide the Compliance Certificate to the Administrative Agent's Office as required by Section 6.01(c) covering financial statements for the most recently ended fiscal quarter or year of the Borrower preceding the applicable Calculation Date, each Applicable Percentage from such Calculation Date shall be based on Pricing Level I (as shown above) until such time as an appropriate Compliance Certificate is provided, whereupon each Applicable Percentage shall be based on the Pricing Level (as shown above) corresponding to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of the Borrower preceding such Calculation Date, and (c) if and for so long as any Default or Event of Default shall have occurred and be continuing, each Applicable Percentage shall be based on Pricing Level I (as shown above). Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all Loans then outstanding or subsequently made or issued.

          "Approved Bank" shall have the meaning assigned to such term in the definition of "Cash Equivalents" set forth in this Section 1.01.

          "Approved Fund" shall mean any Fund that is administered or managed by
(a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of any entity that administers or manages a Lender.

          "Asset Disposition" shall mean the disposition of any or all of the assets of any Consolidated Party (including the Capital Stock of a Subsidiary), whether by sale, lease (including any Sale and Leaseback Transaction), transfer, Casualty, Condemnation or otherwise or other extraordinary receipts (including indemnity payments (except indemnity payments received solely to pay a third party obligation or to reimburse any Credit Party for payment made by such Credit Party of such third party obligation) and pension reversions but excluding tax refunds); provided that the foregoing definition shall not be deemed to imply that any such Asset Disposition is permitted under this Agreement. The term "Asset Disposition" shall not include any Equity Issuance.

          "Assignee Group" shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or an Affiliate of such investment advisor.

          "Assignment and Assumption" shall mean an assignment and assumption entered into by a Lender and its assignee in the form of Exhibit A or such other similar form as shall be approved by the Administrative Agent.

          "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

          "Bank of America" shall mean Bank of America, N.A. and its successors.

          "Bankruptcy Code" shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

          "Base Rate" shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.

          "Borrower" shall mean CompBenefits Corporation, a Delaware corporation, and its successors and permitted assigns.

          "Borrower Common Stock" shall mean the common stock, par value $.01 per share, of the Borrower.

          "Business Associate Agreement" shall mean the agreement referred to in
Section 4.01(r).

          "Business Day" shall mean a day (other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State where the Administrative Agent's Office is located), except that, when used in connection with a Eurodollar Rate Loan, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

          "Businesses" shall have the meaning assigned to such term in Section 5.16.

          "Calculation Date" shall have the meaning assigned to such term in the definition of "Applicable Percentage" set forth in this Section 1.01.

          "Capital Lease" shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

          "Capital Stock" shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all rights to purchase, warrants, options and other securities exercisable for, exchangeable for or convertible into any of the foregoing.

          "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or
(iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

          "Cash Management Bank" shall mean any party to a Cash Management Services Agreement with the Borrower or any of its Subsidiaries which party was a Lender or an Affiliate of a Lender under this Agreement at the time it entered into such Cash Management Services Agreement.

          "Cash Management Services Agreement" shall mean any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer or other cash management services.

          "Casualty" shall mean any casualty or other loss, damage or destruction.

          "Change of Control" shall mean the occurrence of any of the following events: (a) the Borrower shall beneficially own less than 100% of the Capital Stock of CompBenefits Dental (on a fully diluted basis); (b) any Person or "group" (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended), together with its Affiliates, other than the Investor Group, shall beneficially own, directly or indirectly, Capital Stock of the Borrower entitled to (i) prior to the consummation of an IPO, 35% or more of the Total Voting Power of the Borrower or (ii) after the consummation of an IPO, 30% or more of the Total Voting Power of the Borrower; (c) prior to the consummation of an IPO, the Sponsor Group shall beneficially own, directly or indirectly, outstanding shares of common stock of the Borrower entitled to less than a majority of the Total Voting Power of the Borrower or (d)(i) prior to the consummation of an IPO, the failure at any time of a majority of the seats (excluding vacant seats) on the board of directors of the Borrower and CompBenefits Dental to be occupied by persons who were nominated by or on behalf of the Investor Group or (ii) for a period of one year immediately following the consummation of an IPO, the failure of representatives of at least 2 members of the Sponsor Group to maintain seats on the board of directors of the Borrower and CompBenefits Dental.

          "Class", when used with respect to a Loan or a Commitment to make a Loan, refers to whether such Loan is a Tranche B Term Loan, a Revolving Loan or a Swingline Loan, each of which constitutes a Class.

          "Closing Date" shall mean the first date all conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

          "Collateral" shall mean all the collateral which is identified in, and at any time is purported to be covered by, the Collateral Documents.

          "Collateral Documents" shall mean the Pledge and Security Agreement, the Perfection Certificate, each Perfection Certificate Supplement, each Account Control Agreement, each Intellectual Property Security Agreement, each Waiver Agreement and any other security agreements, pledge agreements or similar instruments delivered to the Administrative Agent from time to time pursuant to Section 6.11, Section
6.12 and Section 6.13, and each other agreement, instrument or document that purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

          "Commitment" shall mean (a) with respect to each Lender, the Revolving Commitment of such Lender and/or the Tranche B Term Loan Commitment of such Lender, in each case as and to the extent applicable, (b) with respect to the Issuing Lender, the LOC Commitment and (c) with respect to the Swingline Lender, the Swingline Loan Commitment.

          "Commitment Fee" shall have the meaning assigned to such term in
Section 3.05(a).

          "Commitment Fee Calculation Period" shall have the meaning assigned to such term in Section 3.05(a).

          "Company Properties" shall have the meaning assigned to such term in
Section 5.16.

          "CompBenefits Dental" shall mean CompBenefits Dental and Vision Company, a Florida corporation, and its successors and permitted assigns.

          "Compliance Certificate" shall mean a compliance certificate in the form of Exhibit O or such other form as shall be approved by the Administrative Agent.

          "Condemnation" shall mean any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

          "Condemnation Award" shall mean all proceeds of any Condemnation or transfer in lieu thereof.

          "Consolidated Capital Expenditures" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and its Consolidated Subsidiaries during such period (including the amount of assets leased under any Capital Lease). Notwithstanding the foregoing, the term "Consolidated Capital Expenditures" shall not include (a) capital expenditures in respect of the reinvestment of Insurance Proceeds and Condemnation Awards received by the Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Senior Credit Documents and (b) capital expenditures for Permitted Acquisitions.

          "Consolidated Cash Dividends" shall mean, for any period, the aggregate amount of all Restricted Payments paid in cash by the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period.

          "Consolidated Cash Interest Expense" shall mean, for any period, without duplication, the gross amount of interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, during such period, including (a) the portion of any payments or accruals with respect to Capital Leases that are allocable to interest expense in accordance with GAAP, (b) net costs under Interest Rate Protection Agreements during such period and (c) all fees (other than the annual administrative fee payable to the Administrative Agent in connection with this Agreement), charges, discounts and other costs paid in respect of Indebtedness during such period; provided that (i) all non-cash interest expense shall be excluded and (ii) any interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included; provided that Consolidated Cash Interest Expense for any fiscal quarter ending prior to April 1, 2006 shall be deemed to equal $4,100,000.

          "Consolidated Cash Taxes" shall mean, for any period, the aggregate amount of all federal, state, local and foreign income, value added and similar taxes or any other taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, to the extent the same are actually paid directly in cash by the Borrower or any of its Consolidated Subsidiaries during such period or paid through Permitted Tax Dividends, net of any tax refunds during such period.

          "Consolidated EBITDA" shall mean, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation and amortization expense, and (iv) other non-cash charges or non-cash losses (in each case, except to the extent that such non-cash charge represents a reserve or accrual for a future cash charge); minus (c) an amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP.

          "Consolidated Fixed Charges" shall mean, for any period, the sum of
(a) Consolidated Cash Interest Expense for such period, plus (b) Consolidated Scheduled Debt Payments for such period, plus (c) Consolidated Cash Dividends for such period, plus (d) Consolidated Cash Taxes for such period.

          "Consolidated Net Income" shall mean, for any period, net income (or loss) after taxes of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period; provided that there shall be excluded from such calculation of net income (or loss) (a) the income of any Person in which any other Person (other than the Borrower or any of its Subsidiaries) has any equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date such Person's assets are acquired by the

Borrower or any of its Subsidiaries, except as provided in the definition of Pro Forma Basis set forth in this Section 1.01, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after-tax gains or losses attributable to sales of assets out of the ordinary course of business and (e) to the extent not included in subsections (a) through (d) above, any non-cash extraordinary gains or non-cash extraordinary losses.

          "Consolidated Parties" shall mean the Borrower and its Subsidiaries, and "Consolidated Party" shall mean any one of them.

          "Consolidated Scheduled Debt Payments" shall mean, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness for such period (including the principal component of payments due on Capital Leases during such period, but excluding payments due on Swingline Loans during such period); provided that Consolidated Scheduled Debt Payments shall not include voluntary prepayments of Funded Indebtedness, mandatory prepayments required pursuant to Section 3.03(b) or other mandatory prepayments of Funded Indebtedness; provided, further, the amount of Consolidated Scheduled Debt Payments consisting of the Tranche B Term Loans for the measurement period of four fiscal quarters ending on each of June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, shall be deemed to equal $3,750,000.

          "Consolidated Subsidiaries" of any Person shall mean all Subsidiaries of such Person that should be consolidated with such Person for financial reporting purposes in accordance with GAAP.

          "Consolidated Total Assets" shall mean, as of any date, all assets which would, in accordance with GAAP, be included as assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of such date.

          "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 3.02 or Section 3.09 of one Type of Loan into another Type of Loan.

          "Convertible Non-Voting Common Stock" shall mean the Convertible Non-Voting Common Stock, par value $.01 per share, of the Borrower.

          "Convertible Preferred Stock" shall mean (i) the Series A Convertible Participating Preferred Stock, par value $.01 per share, of the Borrower and
(ii) the Series B Convertible Participating Preferred Stock, par value $.01 per share, of the Borrower, collectively.

          "Credit Parties" shall mean the Borrower and the Subsidiary Guarantors, and "Credit Party" shall mean any one of them.

          "Credit Party Materials" shall have the meaning set forth in the final paragraph of Section 6.01.

          "Debt Issuance" shall mean the issuance of any Indebtedness for borrowed money by any Consolidated Party; provided that the foregoing definition shall not be deemed to imply that any such Debt Issuance is permitted under this Agreement.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender that (a) has failed to fund any portion of a Loan or participations in LOC Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          "DHMI" shall mean Dental Health Management, Inc., a Delaware corporation, and a Wholly-Owned Subsidiary of the Borrower.

          "Disqualified Stock" of any Person shall mean (a) any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise or (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock and (b) if such Person is the Borrower or a Subsidiary of the Borrower, any Preferred Stock of such Person.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Domestic Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "Eligible Assignee" shall mean any Person that meets the requirements to be an assignee under Section 10.03 (b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.03(b) (iii)).

          "Environmental Laws" shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permit requirements, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "Equity Issuance" shall mean any issuance by any Consolidated Party of any Capital Stock to any Person or the receipt by any such Person of a capital contribution from any other Person, including the issuance of any of its Capital Stock pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; provided that the foregoing definition shall not be deemed to imply that any such issuance is permitted under this Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, including the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

          "ERISA Event" shall mean (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under
Section 4042 of ERISA; (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

          "Eurodollar Base Rate" shall have the meaning specified in the definition of Eurodollar Rate.

          "Eurodollar Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" shall mean for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                    Eurodollar Base Rate
          Eurodollar Rate = ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

          "Eurodollar Base Rate" shall mean, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by

Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Base Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Eurodollar Reserve Percentage" shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Event of Default" shall have the meaning assigned to such term in
Section 8.01.

          "Excess Cash Flow" shall mean, with respect to any fiscal year of the Borrower, an amount equal to (a) Consolidated EBITDA for such period, plus (b) extraordinary cash income, if any, and business interruption insurance proceeds, if any, of the Borrower and its Consolidated Subsidiaries during such period to the extent not included in Consolidated EBITDA for such period and not required to be utilized in connection with a payment made (or to be made) by the Borrower pursuant to Section 3.03(b)(iii), minus (c) Consolidated Capital Expenditures paid in cash or Revolving Loans (and not with the proceeds of any other Indebtedness) during such period, minus (d) Consolidated Cash Interest Expense actually paid by the Borrower and its Consolidated Subsidiaries during such period, minus (e) Consolidated Cash Taxes during such period, minus (f) the aggregate principal amount of all permanent repayments of Funded Indebtedness during such period, minus (g) cash paid for Permitted Acquisitions, minus (h) with respect to fiscal year 2006 only, one-time payment of $3,609,000 representing the aggregate amount due and payable on or before December 31, 2006 to certain optometrists for withholds made on claims prior to 1998.

          "Excluded Asset Disposition" shall mean (a) any Asset Disposition by any Consolidated Party to the Borrower or any of the Subsidiary Guarantors if, after giving effect to such Asset Disposition, no Default or Event of Default exists and is continuing or is created by such Asset Disposition, (b) the sale of inventory in the ordinary course of business for fair value, on an arms' length basis and consistent with past practice, (c) the liquidation or sale of Cash Equivalents for the account of the Borrower and its Subsidiaries, (d) uses of cash to the extent not prohibited hereunder, and (e) the sale, lease, transfer, assignment or other disposition of assets (other than in connection with any Casualty or Condemnation) of the Borrower or any of its Subsidiaries to any other Person so long as the fair market value of all property disposed of as provided in this subsection (e) does not exceed $500,000 in the aggregate in any fiscal year of the Borrower and so long as no Default or Event of Default exists and is continuing or is created by such Asset Disposition. The foregoing definition shall not be deemed to imply any such Asset Disposition is permitted under this Agreement.

          "Excluded Debt Issuance" shall mean any issuance of Indebtedness permitted by Section 7.01.

          "Excluded Equity Issuance" shall mean (a) any issuance by any Subsidiary of the Borrower of its Capital Stock to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (b) any receipt by any Subsidiary of the Borrower of a capital contribution from the Borrower or a Wholly-Owned Subsidiary of the Borrower, (c) the issuance by the Borrower of Capital Stock issued in accordance with the Stock Option Plan or (d) any Qualifying Equity Issuance.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which it maintains a lending office, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.10(a) and (d) all interest, penalties and additions to tax relating to Excluded Taxes described in subsections (a) through (c) of this definition.

          "Existing Credit Agreement" shall mean the Credit Agreement dated as of February 27, 2004 among the Borrower, CompBenefits Dental, the lenders named therein, Bank of America, N.A., as administrative agent, issuing lender and swingline lender, and certain other agents thereto, amended to the date hereof.

          "Existing Letter of Credit" shall mean that certain standby letter of credit, issued by the Issuing Lender under the Existing Credit Agreement, with number 000000003057518, expiry date of June 30, 2006 in the amount of $500,000 for the benefit of Vista Healthplan, Inc.

          "Existing Subordinated Debt Agreements" shall mean each of (a) the Securities Purchase Agreement dated as of July 12, 2000 among the Borrower, CompBenefits Dental, the Subsidiaries of the Borrower referred to therein and the Existing Subordinated Noteholder, as amended by that certain First Amendment to Securities Purchase Agreement and Waiver, dated as of April 4, 2003 and that certain Second Amendment to Securities Purchase Agreement dated as of February 27, 2004 and (b) the Warrant Agreement dated as of July 12, 2000 between the Borrower and the Existing Subordinated Noteholder, in each case as the same may be amended, supplemented or modified from time to time in accordance with the limitations set forth herein, and including the exhibits and schedules thereto and all other agreements, documents and instruments relating to the issuance of the Existing Subordinated Notes and related Capital Stock.

          "Existing Subordinated Noteholder" shall mean TCW/Crescent Mezzanine Partners II, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Trust II, a Delaware business trust, TCW Leveraged Income Trust, L.P., a Delaware limited partnership, TCW Leveraged Income Trust II, L.P., a Delaware limited partnership, and TCW Leveraged Income Trust IV, L.P., a Delaware limited partnership, collectively, and their respective successors and permitted assigns, or any other holder or holders from time to time of the Existing Subordinated Notes.

          "Existing Subordinated Notes" shall mean any one of the 12 1/2% Senior Subordinated Notes issued by CompBenefits Dental in favor of the Existing Subordinated Noteholder pursuant to the Existing Subordinated Debt Agreements, as the same may be amended, modified or supplemented from time to time in accordance with the limitations set forth herein.

          "Extend", "Extension", "Extended" and "Extending" shall refer to an extension pursuant to Section 3.02 or 3.09 of existing Loans into a subsequent permissible Interest Period.

          "Federal Funds Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          "Fee Letter" shall mean the letter agreement dated as of March 10, 2006 among the Borrower, Bank of America and the Sole Lead Arranger.

          "Fees" shall mean all fees payable pursuant to Section 3.05.

          "Fixed Charge Coverage Ratio" shall mean, as of any day, the ratio of
(a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day, minus Consolidated Capital Expenditures for such period (except capital expenditures financed by Indebtedness other than Revolving Loans or Swingline Loans) to (b) Consolidated Fixed Charges for such period.

          "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

          "Foreign Lender" shall have the meaning assigned to such term in
Section 10.10.

          "FRB" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Fronting Fee" shall have the meaning assigned to such term in Section 3.05(b)(ii).

          "Fund" shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

          "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in subsections (e), (f), (g), (i), and (k) of the definition of "Indebtedness" set forth in this Section 1.01, (b) all Indebtedness of another Person of the type referred to in subsection (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type referred to in subsection (a) above, and (d) Indebtedness of the type referred to in subsection (a) above of any partnership or unincorporated joint venture in which such Person is general partner or for which such Person is otherwise legally obligated or has a reasonable expectation of being liable.

          "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis, subject to the terms of Section 1.03.

          "GTCR Fund V" shall mean Golder, Thoma, Cressey, Rauner Fund V, L.P., a Delaware limited partnership, and GTCR Associates V, collectively.

          "Government Acts" shall have the meaning assigned to such term in
Section 2.02(h).

          "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, commission, board, bureau, authority, instrumentality or judicial or regulatory body or entity.

          "Guaranty Obligations" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. For purposes hereof, the amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, of the Indebtedness in respect of which such Guaranty Obligation is made, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

          "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any rules or regulations promulgated from time to time thereunder.

          "HIPAA Compliance Date" shall have the meaning assigned to such term in Section 5.30.

          "HIPAA Compliant" shall have the meaning assigned to such term in
Section 5.30.

          "Inactive Subsidiary" shall mean Employee Relations Services, Inc, which has, and shall not have, any assets or liabilities.

          "Indebtedness" of any Person shall mean (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Interest Rate Protection Agreements or foreign currency exchange agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all Disqualified Stock of such Person and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

          "Indemnitee" shall have the meaning assigned to such term in Section 10.05(b).

          "Indemnified Liabilities" shall have the meaning assigned to such term in Section 10.05(b).

          "Information" shall have the meaning assigned to such term in Section 10.13.

          "Insolvency or Liquidation Proceeding" shall have the meaning assigned to such term in Section 3.14(b)(iii).

          "Insurance Proceeds" shall mean all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

          "Intellectual Property Security Agreement" shall have the meaning specified in the Pledge and Security Agreement.

          "Intellectual Property Collateral" shall have the meaning specified in the Pledge and Security Agreement.

          "Intellectual Property" shall have the meaning assigned to such term in Section 5.17.

          "Intercompany Notes" shall mean the promissory notes substantially in the form of Exhibit B to the Perfection Certificate issued as contemplated by subsection (g) of the definition of "Permitted Investments" set forth in this
Section 1.01.

          "Interest Payment Date" shall mean (a) as to a Base Rate Loan, the last Business Day of each March, June, September and December, (b) as to a Eurodollar Rate Loan or a Quoted Rate Loan, the last day of each applicable Interest Period for such Loan and, in addition, where the applicable Interest Period for such Loan is greater than three months, the date three months from the beginning of the Interest Period and each three months thereafter and (c) as to all Loans, the Maturity Date of such Loans.

          "Interest Period" shall mean (a) as to Eurodollar Rate Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including Conversions and Extensions thereof) and (b) as to any Quoted Rate Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by the Borrower and the Swingline Lender in accordance with the provisions of Section 2.05(c) (such ending date in any event to be not more than fourteen (14) Business Days from the date of borrowing); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the immediately preceding Business
Day), (ii) no Interest Period for any Loan shall extend beyond the Maturity Date for such Loan, (iii) with regard to the Tranche B Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date for Tranche B Term Loans unless the Tranche B Term Loans comprised of Base Rate Loans together with the Tranche B Term Loans comprised of Eurodollar Rate Loans with Interest Periods expiring prior to such Principal Amortization Payment Date, are at least equal to the amount of the Principal Amortization Payment due for such Tranche B Term Loans on such Principal Amortization Payment Date and (iv) in the case of Eurodollar Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

          "Interest Rate Protection Agreement" shall mean any interest rate swap, collar, cap or other arrangement requiring payments contingent upon interest rates.

          "Internal Control Event" shall mean (a) a material weakness in, or (b) fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, but only in the case of clause (a) above, if the same would reasonably be expected to result in a material and adverse impact on the financial reporting or financial results of the Borrower.

          "Investment" in any Person shall mean (a) the acquisition (whether for cash, Property, services, assumption of Indebtedness, securities or otherwise) of assets constituting a business unit or a line of business, Capital Stock, bonds, notes, debentures or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including (i) any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and (ii) any subordination of any claim against such other Person to other Indebtedness of such other Person.

          "Investor Group" shall mean, collectively, the Sponsors, Newstone Capital Partners, LP (together with one or more affiliated funds), Alpinvest Mezzanine Partners 2006 C.V., New York Life Investment Management Mezzanine Partners, LP, NYLIM Mezzanine Partners Parallel Fund, LP, David R. Klock, Phyllis Klock, Kirk Rothrock, Bruce A. Mitchell and George Dunaway.

          "IPO" shall mean an underwritten initial public offering of the common stock of the Borrower pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933.

          "ISP" shall mean with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

          "Issuing Lender" shall mean Bank of America, in its capacity as the issuer of Letters of Credit, and its successor or successors in such capacity.

          "Joinder Agreement" shall mean a Joinder Agreement substantially in the form of Exhibit D, executed and delivered by an Additional Subsidiary Guarantor and an additional Subsidiary Grantor in accordance with the provisions of Section 6.11, Section 6.12 and Section 6.13, as applicable. Upon the execution and delivery by any Person of a Joinder Agreement, (a) such Person shall become a Subsidiary Guarantor hereunder to the extent it is not a Regulated Subsidiary, and each reference in this Agreement and any other Senior Credit Document to a "Subsidiary Guarantor" shall also be deemed to include a reference to such Person, (b) such

Person shall become and be a Grantor under the Pledge and Security Agreement granting a pledge of the Capital Stock of any of its Subsidiaries, whether or not such Subsidiaries are Regulated Subsidiaries, and such Person shall grant a security interest in its own assets and properties to the extent such grantor is not a Regulated Subsidiary, and (c) each reference to "this Agreement" "hereunder" "hereof" or words of like import referring to this Agreement, shall be a reference to this Agreement, or, as applicable, the Pledge and Security Agreement or such other Senior Credit Documents, as supplemented by such Joinder Agreement.

          "Lender" shall mean any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender and the Issuing Lender.

          "Lender Hedging Agreement" shall mean any Interest Rate Protection Agreement between the Borrower or any of its Subsidiaries and any Person that is or was a Lender (or an Affiliate of a Lender) at the time it entered into such Agreement which is entered into to limit exposure to floating rate indebtedness of the Borrower and its Subsidiaries and not for speculative purposes.

          "Letter of Credit" shall mean any standby letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.02 and shall include the Existing Letter of Credit.

          "Letter of Credit Application" shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the Issuing Lender.

          "Letter of Credit Fee" shall have the meaning assigned to such term in
Section 3.05(b)(i).

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, easement, assignment, deposit arrangement, restriction, restrictive covenant, lease, sublease, option, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

          "Loan" or "Loans" shall mean, by Class, the Revolving Loans, the Swingline Loans and/or the Tranche B Term Loans and, by Type, the Base Rate Loans, the Eurodollar Rate Loans and the Quoted Rate Loans. Loans may be designated by Class and/or by Type. As the context requires, a "Loan" of a particular Class and/or Type refers to a portion of the total outstanding Loans of such Class and/or Type as to which a single Interest Period is in effect.

          "LOC Commitment" shall mean the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the Revolving Commitment.

          "LOC Obligations" shall mean the Borrower's reimbursement obligations hereunder (actual or contingent) arising from drawings under Letters of Credit. The amount of the LOC Obligations outstanding at any time equals the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit, plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower. The LOC Obligations of any Lender at any time shall mean its Revolving Commitment Percentage of the aggregate LOC Obligations at such time.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities (actual or contingent), historical or projected revenues or cash flows, material relationships, management or prospects of the Consolidated Parties taken as a whole (determined on a pro forma basis), including Consolidated EBITDA, (b) the ability of any Credit Party or any Subsidiary Grantor to perform any material obligation under the Senior Credit Documents to which it is a party or (c) the legality, validity or binding effect of any Senior Credit Document or (d) the Lien of any Senior Credit Document or a material impairment of the rights, powers and remedies of the Administrative Agent or any Lender under the Senior Credit Documents. In determining whether any individual event or occurrence of the foregoing types would result in a Material Adverse Effect, notwithstanding that a particular event or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or occurrence and all other events or occurrences of the foregoing types which have occurred would result in a Material Adverse Effect.

          "Material Contracts" shall mean with respect to the Consolidated Parties, (a) each credit agreement, capital lease or other agreement related to any Indebtedness (other than the Senior Credit Documents) of any Consolidated Party in an amount greater than $500,000 (including the Senior Subordinated Note Purchase Documents), (b) each Interest Rate Protection Agreement to which any Consolidated Party is a party, (c) each license of Material Intellectual Property (excluding any license of shrink-wrap software or off-the-shelf Intellectual Property), (d) each acquisition agreement for the purchase or sale by any Consolidated Party of equity interests in any Person or other assets where the aggregate consideration payable thereunder is greater than $500,000,
(e) any voting or shareholder's agreement related to the equity interest in any Person to which any Consolidated Party is a party, and (f) any other contract to which any such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Consolidated Parties, taken as a whole.

          "Material Intellectual Property" shall have the meaning assigned to such term in Section 5.17.

          "Material Licensed Intellectual Property" shall have the meaning assigned to such term in Section 5.17.

          "Material Owned Intellectual Property" shall have the meaning assigned to such term in Section 5.17.

          "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous, toxic, radioactive or explosive substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

          "Maturity Date" shall mean (a) as to the Revolving Loans and the Swingline Loans, the Revolving Loan Termination Date, and (b) as to the Tranche B Term Loans, the Tranche B Term Loan Maturity Date.

          "Maximum Rate" shall have the meaning assigned to such term in Section 10.17.

          "Moody's" shall mean Moody's Investors Service, Inc., or any successor to such company in the business of rating securities.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "Multiple Employer Plan" shall mean a Plan to which any Consolidated Party or any ERISA Affiliate and at least one employer other than any Consolidated Party or any ERISA Affiliate are contributing sponsors.

          "Net Cash Proceeds" shall mean (a) with respect to any Asset Disposition, (i) the gross amount of cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards are Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Consolidated Party in respect of such Asset Disposition (including cash proceeds subsequently received at any time in respect of such Asset Disposition from non-cash consideration initially received or otherwise), less (ii) the sum of (A) the amount, if any, of all taxes (other than income taxes and franchise taxes incurred in lieu of income taxes) and the Borrower's good-faith best estimate of all income taxes of the Borrower and its Subsidiaries (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), that are incurred in connection with such Asset Disposition and are payable by any Consolidated Party, assuming such Asset Disposition was the only transaction in which the Borrower and its Subsidiaries engaged during the relevant period without giving effect to any carryforwards, carrybacks or credits, (B) the amount, if any, of customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Consolidated Party or any Affiliate of any such Person) that are incurred in connection with such Asset Disposition and are payable by the seller or the transferor of the assets or Property to which such Asset Disposition relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a)(i) above, (C) amounts escrowed or set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition and (D) if applicable, the amount of Indebtedness (other than

Indebtedness outstanding under the Senior Credit Documents) secured by a Permitted Lien that has been repaid or refinanced as required in accordance with its terms with the proceeds of such Asset Disposition; and (b) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Consolidated Party in respect of such Equity Issuance or Debt Issuance, as the case may be (including cash proceeds subsequently received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by any Consolidated Party in connection therewith (other than those payable to any Consolidated Party or any Affiliate of any such Person).

          "Note" or "Notes" shall mean the Revolving Notes, the Swingline Notes and/or the Tranche B Term Loan Notes, individually or collectively, as appropriate.

          "Notice of Borrowing" shall mean a written notice of borrowing in substantially the form of Exhibit E, as required by Section 2.01(b)(i), Section 2.03(b), Section 2.04(b) or Section 2.05(b)(i).

          "Notice of Extension/Conversion" shall mean the written notice of Extension or Conversion in substantially the form of Exhibit F, as required by
Section 3.02.

          "Operating Lease" shall mean, as applied to any Person, any lease (including leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

          "Other Taxes" shall have the meaning assigned to such term in Section 3.10(b).

          "Participant" shall have the meaning assigned to such term in Section 10.03(d).

          "Participation Interest" shall mean a purchase by a Lender with a Revolving Commitment of a participation in Letters of Credit or LOC Obligations as provided in Section 2.02, in Swingline Loans as provided in Section 2.05(c) or of a Lender in any Loans or other obligations as provided in Section 3.13.

          "Patriot Act" shall have the meaning assigned thereto in Section
10.16.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereof.

          "PCAOB" shall mean the Public Company Accounting Oversight Board.

          "Perfection Certificate" shall have the meaning specified in the Pledge and Security Agreement.

          "Perfection Certificate Supplement" shall have the meaning specified in the Pledge and Security Agreement.

          "Permitted Acquisition" shall mean an acquisition by the Borrower or any Subsidiary of the Borrower of the Capital Stock or all (or any substantial part for which audited financial statements or other financial information satisfactory to the Administrative Agent is available) of the Property (all of which Property shall be located in the United States) of another Person (including by merger or consolidation or by incorporation of a new Subsidiary) for up to the fair market value of the Capital Stock or Property acquired; provided that (a) the Capital Stock or Property acquired in such acquisition relates to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date and if acquired by the Borrower directly shall be a new Wholly-Owned Subsidiary of CompBenefits Dental or one of CompBenefits Dental's Wholly-Owned Subsidiaries, (b) the representations and warranties made by the Credit Parties and each Subsidiary Grantor in each Senior Credit Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date), (c) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such acquisition (and/or the seller thereof) required to be delivered by the terms of Section 6.11,
Section 6.12 and Section 6.13, (d) in the case of an acquisition of the Capital Stock of another Person, (i) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (ii) the Capital Stock acquired shall constitute 100% of the Total Voting Power and ownership interest of the issuer thereof, (e) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition and the Borrower shall have delivered to the Administrative Agent in accordance with Section 7.04(d), a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.19 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the Required Financial Information, (f) after giving effect to such acquisition, the Revolving Committed Amount shall be at least $5,000,000 greater than the total outstanding Revolving Credit Facility Obligations and (g) the aggregate cash consideration for all such acquisitions occurring after the Closing Date shall not exceed $10,000,000 or (h) the Required Lenders shall have consented to or agreed to waive the limitations of this Agreement with respect to such acquisition, in each case, in writing and in accordance with the provisions set forth in Section 10.06.

          "Permitted Investments" shall mean Investments which consist of (a) cash held in a deposit account with the Administrative Agent; (b)(i) Cash Equivalents and (ii) securities issued directly by the United States of America having maturities of not more than five (5) years from the date of acquisition held by the Borrower or any of its Subsidiaries; (c) accounts receivable created, acquired or made by the Borrower and its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (d) Investments consisting of Capital Stock, obligations, securities or other Property received by the Borrower and its Subsidiaries in settlement of accounts receivable (created in the ordinary course of business) from bankrupt account obligors; (e) Investments existing as of the Closing Date and set forth in Schedule 1.01A; (f) advances to employees of the Borrower and its Subsidiaries for moving and travel expenses in the ordinary course of business consistent with past practices, not to exceed $400,000 in the aggregate at any time outstanding; (g) Investments (i) in the Borrower to the extent not otherwise prohibited by this Agreement or any other Senior Credit Document so long as such Investments in the Borrower shall be made in cash and shall consist of common stock (or additional capital contributions in respect of outstanding common stock) or (ii) in any Wholly-Owned Subsidiary of the Borrower to the extent such Investments are not otherwise prohibited pursuant to this Agreement or any other Senior Credit Document, so long as (A) all such Investments in Subsidiaries of the Borrower shall be made by the Borrower or any other Subsidiary of the Borrower, and (B) all such Investments in Subsidiaries of the Borrower shall (x) in the case of the initial capitalization of any such Subsidiary, consist of common stock which is issued for consideration at least equal to the par value of such shares and which is pledged to the Administrative Agent on behalf of the Secured Parties or
(y) in all other cases, be evidenced by Intercompany Notes executed by a Subsidiary of the Borrower who is a Subsidiary Guarantor pledged to the Administrative Agent on behalf of the Secured Parties; (h) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases; (i) loans by the Borrower to one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers' or employees' acquisition of shares of Capital Stock of the Borrower or options to purchase shares of Capital Stock of the Borrower so long as no cash is paid by the Borrower or any of the Borrower's Subsidiaries in connection with the acquisition of any such Capital Stock and so long as the aggregate amount of all such loans do not exceed $1,000,000; (j) in addition to Investments permitted above, additional loans, advances and Investments to or in a Person so long as the aggregate amount of all such loans, advances or investments do not exceed $1,000,000 at any time; and (k) Permitted Acquisitions.

          "Permitted Liens" shall mean (a) Liens permitted pursuant to the Senior Credit Documents; (b) Liens (other than Liens created or imposed under ERISA) for taxes or other governmental charges, assessments or levies which are not yet due or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts which are not yet due and payable (or, if due and payable, are unfiled and no other action has been taken to enforce the same) or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any of the Subsidiaries of the Borrower in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness); (e) Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal (and shall have been discharged within 30 days after the expiration of any such stay); (f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; (g) Liens on Property securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 7.01(c), provided that (i) any such Indebtedness is incurred and such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof (with recourse only against such assets) and (ii) such Indebtedness is not secured by a Lien on, and any such Lien does not extend to or cover, any other assets; (h) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases (excluding Capital Leases) permitted by this Agreement; (j) normal and customary rights of set-off upon deposit accounts of cash in favor of the depositary institution where the account is maintained; and (k) Liens existing as of the Closing Date and set forth on Schedule 1.01B; provided that (i) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness or other obligations secured by such Liens shall not be extended, renewed, refunded or refinanced on terms any less favorable to the Borrower or its Subsidiaries; and (l) Liens of a target assumed in connection with a Permitted Acquisition, provided that (i) such Liens were not created in contemplation of such Permitted Acquisition, (ii) if such Permitted Acquisition is effected by a merger or consolidation with a Credit Party or Subsidiary Grantor, such Liens do not encumber any assets or property previously owned by such Credit Party or Subsidiary Grantor, and (iii) if such Liens secure any Indebtedness, such Indebtedness is otherwise permitted under Section 7.01(k).

          "Permitted Tax Dividends" shall mean any distribution made by the Subsidiaries of the Borrower to the Borrower for purposes of the Borrower paying taxes on a consolidated basis, the amount of any such distribution to be equal to the tax liability of the Borrower and its Subsidiaries as a single entity.

          "Perpetual Preferred Stock" shall mean the Perpetual Preferred Stock, par value $.01 per share, of the Borrower, issued in connection with the conversion of the Convertible Preferred Stock in accordance with its terms.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority or any other entity.

          "Personnel" shall have the meaning assigned to such term in Section 5.17.

          "Platform" shall have the meaning set forth in the final paragraph of
Section 6.01.

          "Plan" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

          "Pledge and Security Agreement" shall mean the Pledge and Security Agreement dated as of the Closing Date in the form of Exhibit I to be executed in favor of the Administrative Agent on behalf of the Secured Parties by the Borrower and each of the

Subsidiary Grantors, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

          "Prepayment Account" shall have the meaning assigned to such term in
Section 3.03(b)(vii).

          "Principal Amortization Payment" shall mean a scheduled principal payment on a Tranche B Term Loan pursuant to Section 2.03(d).

          "Principal Amortization Payment Date" shall mean the date a Principal Amortization Payment is due.

          "Pro Forma Basis" shall mean that, for purposes of determining compliance in respect of any transaction with each of the financial covenants set forth in Section 7.19, such transaction (and any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used in this definition, "transaction" shall mean (a) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.01(f), (b) any merger or consolidation as referred to in Section 7.04(b), (c) or (d), (c) any Asset Disposition of a business or business unit as referred to in Section 7.05(b), or (d) any Permitted Acquisition as referred to in subsection (e) of the definition of "Permitted Acquisition" set forth in this Section 1.01. In connection with any calculation of the financial covenants set forth in Section
7.19 upon giving effect to a transaction (and any other transaction which occurred during the relevant four fiscal quarter period) on a Pro Forma Basis for purposes of Section 7.01(f), Section 7.04, Section 7.05 or the definition of "Permitted Acquisition" set forth in this Section 1.01, as applicable:

               (i) for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 7.01(f),
     (A) if such Indebtedness has a floating or formula rate, the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (B) any other Indebtedness which is retired concurrently with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal-quarter period;

               (ii) for purposes of any such calculation in respect of any Asset Disposition of a business or business unit as referred to in Section 7.05,
     (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded to the extent relating to any period prior to the date of such transaction and (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the relevant four fiscal quarter period; and

               (iii) for purposes of any such calculation in respect of any merger or consolidation as referred to in Section 7.04(b), (c) or (d) or subsection (e) of the definition of "Permitted Acquisition" set forth in this Section 1.01, (A) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction shall be deemed to have been incurred as of the first day of the relevant four fiscal quarter period (B) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (C) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction had occurred as of the first day of the relevant four fiscal quarter period and shall be calculated (any such calculations to be reasonably acceptable to the Administrative Agent) to include the income of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closing, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition.

          "Pro Forma Compliance Certificate" shall mean a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent in connection with (a) any incurrence or assumption of Indebtedness (and the concurrent retirement of any other Indebtedness) as referred to in Section 7.01(f), (b) any merger or consolidation as referred to in Section 7.04(b), (c) or (d), (c) any Asset Disposition as referred to in Section 7.05(a), or (d) any Permitted Acquisition referred to in subsection (e) of the definition of "Permitted Acquisition" set forth in this Section 1.01, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the Senior Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precede or end on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the Required Financial Information.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Public Lender" shall have the meaning set forth in the final paragraph of Section 6.01.

          "Put and Call Agreements" shall mean (a) the Put and Call Agreement, dated April 13, 2006 by and between Newstone Capital Partners, LLC and Alpinvest Partners

Mezzanine 2006 C.V., (b) the Put and Call Agreement, dated April 13, 2006 by and between Newstone Capital Partners, LLC and New York Life Investment Management Mezzanine Partners, LP and (c) the Put and Call Agreement, dated April 13, 2006 by and between Newstone Capital Partners, LLC and NYLIM Mezzanine Partners Parallel Fund, LP.

          "Qualifying Equity Issuance" shall mean (a) a new issuance after the Closing Date by the Borrower of the Borrower Common Stock or the Convertible Non-Voting Common Stock of the Borrower to the Investor Group or any other Person for cash; provided that these issuances constitute Qualifying Equity Issuances only to the extent that (i) no Default or Event of Default shall be continuing after giving effect thereto, (ii) 100% of the net cash proceeds of such issuance shall be immediately contributed by the Borrower to its Subsidiaries, (iii) after giving effect thereto, no Change of Control shall have occurred, (iv) such stock shall be issued in a private placement exempt from registration under the Securities Act of 1933, (v) the proceeds thereof shall not be used, directly or indirectly, to prepay any Indebtedness of the Subsidiaries of the Borrower, except as permitted pursuant to Section 7.08 (other than Senior Credit Obligations), or to make any Restricted Payment, except as permitted pursuant to Section 7.07, (vi) within five Business Days after such issuance, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower attesting to the satisfaction of the foregoing conditions, describing the uses of the proceeds of such issuance and attesting that such uses shall not constitute a Default or an Event of Default and (vii) such proceeds shall be used within 30 days after such issuance as described in such certificate; and (b) an IPO by the Borrower; provided that an IPO constitutes a Qualifying Equity Issuance only to the extent that (i) no Default of Event of Default shall be continuing after giving effect thereto; (ii) only up to $131,325,000 of the net cash proceeds from such IPO may be utilized by the Borrower, with any excess to be utilized for mandatory prepayments of the Senior Credit Obligations in accordance with Section 3.03(b);
(iii) only up to the first $131,325,000 of such net cash proceeds may be utilized by the Borrower solely to redeem its Convertible Preferred Stock; (iv) after giving effect thereto, no Change of Control shall have occurred; (v) within five Business Days after such issuance, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower attesting to the satisfaction of the foregoing conditions, confirming the use of proceeds of such issuance and attesting that such uses shall not constitute a Default or an Event of Default; and (vi) such proceeds shall be used within 60 days after such issuance.

          "Quoted Rate" shall mean, with respect to any Quoted Rate Loan, the fixed percentage rate per annum offered by the Swingline Lender and accepted by the Borrower with respect to such Loan as provided in accordance with the provisions of Section 2.05(b)(i).

          "Quoted Rate Loan" shall mean a Swingline Loan bearing interest at a Quoted Rate.

          "Register" shall have the meaning assigned to such term in Section 10.03(c).

          "Registered Public Accounting Firm" shall have the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

          "Registration Rights Agreement" shall mean the Amended and Restated Registration Agreement dated as of July 12, 2000 among TAGTCR Acquisition, Inc., the Sponsors, David R. Klock, Phyllis A. Klock, Kenneth K. Bohrer, Kenneth MacDougall, Wiley J. Bryant, James V. Carpenter, Miguel A. Montilla, Demetrios
L. Spelios, Bruce A. Mitchell, Keith J. Yoder, Harry G. Evans, Kenneth J. Hammer, James E. Harshaw, Karen B. Mitchell, Ronald S. Wood, the Kaufman Fund, Roger B. Kafker, Richard D. Tadler, Jane Broderick, Jonathan Goldstein, Abbot Capital Management, Wolverine Investment Pte Ltd, GE Financial Assurance Holdings, Inc. and the Existing Subordinated Noteholder, as amended pursuant to a consent, amendment and joinder agreement to the Registration Rights Agreement and Shareholders Agreement dated as of April 13, 2006, and as may be further amended or modified from time to time in accordance with the terms thereof and hereof.

          "Regulated Subsidiary" shall mean any Subsidiary of the Borrower which is subject to regulation by state departments of insurance or some other Governmental Authority such that such Subsidiary must apply statutory accounting rules to the preparation of its financial statements filed with such Governmental Authority.

          "Reinvestment Funds" shall mean, with respect to any Insurance Proceeds from a Casualty or any Condemnation Award from a Condemnation, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days (and in any case prior to the receipt thereof by any Consolidated Party) after the occurrence of such Casualty or Condemnation, be reinvested in the repair, restoration or replacement of the Properties that were the subject of such Casualty or Condemnation; provided that (a) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $5,000,000 without the prior written consent of the Required Lenders, (b) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any Property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (c) from and after the date of delivery of such certificate, the Borrower shall diligently proceed, and in all events within 180 days to the extent such completion is commercially practicable within 180 days, complete the repair, restoration or replacement of the Properties that were the subject of such Casualty or Condemnation as described in such certificate, and (d) no Default or Event of Default shall have occurred and be continuing; and provided further that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Senior Credit Obligations in accordance with Section 3.03(b).

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

          "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

          "Required Financial Information" shall mean, with respect to any period, the financial statements of the Borrower with respect to such period required under Section 6.01(a) and (b).

          "Required Lenders" shall mean, as of any date of determination, Lenders holding in the aggregate at least a majority of the sum of (a) the Revolving Commitments (or, if the Revolving Commitments have been terminated in whole, the outstanding Revolving Loans and Participation Interests in outstanding Letters of Credit and Swingline Loans) and (b) the outstanding Tranche B Term Loans; provided that the Commitment of, and the portion of the aggregate amount of outstanding Senior Credit Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

          "Required Revolving Lenders" shall mean, as of the date of determination, Lenders holding in the aggregate at least a majority of the Revolving Commitments (or, if the Revolving Commitments have been terminated in whole, the outstanding Revolving Loans and Participation Interests in outstanding Letters of Credit and Swingline Loans); provided that the Commitment of, and the portion of the aggregate amount of the outstanding Revolving Commitment of, and the portion of the outstanding Revolving Loans and Participation Interests, in outstanding Letters of Credit and Swingline Loans, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making the determination of Required Revolving Lenders.

          "Required Tranche B Term Lenders" shall mean Lenders holding in the aggregate at least a majority of the outstanding Tranche B Term Loans, provided that the portion of the aggregate amount of outstanding Tranche B Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making the determination of Required Tranche B Term Lenders.

          "Requirement of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, order, writ, judgment, injunction, decree, permit or determination of an arbitrator or a court or other Governmental Authority or other restriction imposed by any Governmental Authority, in each case applicable to or binding upon such Person or to which any of its Property is subject.

          "Responsible Officer" shall mean, as to any Person, the president, chief executive officer, chief operating officer, any financial officer, any vice president or the general counsel of such Person (or, in the case of a partnership, of the managing general partner of such Person).

          "Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Capital Stock of any

Consolidated Party, now or hereafter outstanding, and (d) any loan, advance, tax sharing payment or indemnification payment to, or other investment in the Borrower.

          "Revolver Debt" shall mean the Senior Credit Obligations in respect of the aggregate Revolving Commitments and/or Revolving Loans (including any unreimbursed drawings under Letters of Credit that become Revolving Loans) Letters of Credit, Swingline Loans and any Participation Interests in outstanding Letters of Credit and Swingline Loans, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Revolving Commitment" shall mean, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount, (a) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (b) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.02(c), and (c) to purchase Participation Interests in Swingline Loans in accordance with the provisions of Section 2.05(c).

          "Revolving Commitment Percentage" shall mean, for any Lender, the percentage, if any, identified as its Revolving Commitment Percentage on
Schedule 1.01C (or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment), as such percentage may be modified in connection with any assignment made in accordance with the provisions of this Agreement.

          "Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.01(a).

          "Revolving Credit Facility Obligations" shall mean, collectively, Revolving Loans, Swingline Loans and LOC Obligations.

          "Revolving Loan Termination Date" shall mean April 13, 2011.

          "Revolving Loans" shall have the meaning assigned to such term in
Section 2.01(a).

          "Revolving Note" or "Revolving Notes" shall mean the promissory notes of the Borrower in favor of each of the applicable Lenders evidencing the Revolving Loans provided pursuant to Section 2.01(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

          "Sale and Leaseback Transaction" shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Consolidated Party of any Property, whether owned by any Consolidated Party as of the Closing

Date or later acquired, which has been or is to be sold or transferred by any Consolidated Party to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

          "Sarbanes-Oxley" shall mean Sarbanes-Oxley Act of 2002.

          "SEC" shall mean the Securities and Exchange Commission, or other Governmental Authority succeeding to any of its principal functions.

          "Securities Laws" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or PCAOB as each of the foregoing may be amended and in effect on any applicable date hereunder.

          "Secured Cash Management Services Agreement" shall mean any Cash Management Services Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

          "Secured Lender Hedging Agreement" shall mean a Lender Hedging Agreement permitted under this Agreement that is entered into by and between the Borrower, any Credit Party and a Lender (or an Affiliate of a Lender).

          "Secured Parties" shall mean (a) the Lenders holding Revolving Commitments and Revolving Loans and the Lenders holding the Tranche B Term Loans, (b) the Administrative Agent, in its capacity as such under each Senior Credit Document to which it is a party, (c) each Lender or Affiliate thereof with which the Borrower or any of its Subsidiaries enters into a Secured Lender Hedging Agreement with respect to Tranche B Term Loans and the Revolving Loans or a Secured Cash Management Services Agreement as permitted hereunder, in its capacity as a party to such Secured Lender Hedging Agreement, (d) the beneficiaries of each indemnification obligation relating to the Revolving Commitment and Revolving Loans or Tranche B Term Loans undertaken by any Consolidated Party under any Credit Document and (e) the successors and assigns of the foregoing.

          "Senior Credit Documents" shall mean a collective reference to this Agreement, the Notes, each Letter of Credit Application, each Joinder Agreement, the Collateral Documents, the Senior Subsidiaries Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Intercompany Notes and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Senior Credit Document" shall mean any one of them.

          "Senior Credit Obligations" shall mean, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of any Credit Party arising under this Agreement or any other Senior Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including acquired by assumption), absolute or contingent, due or to become due, now or hereafter existing, (including interest and fees accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party or Affiliate thereof, regardless of whether such interest and fees are allowed or allowable as claims under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from the Borrower or any of its Subsidiaries under any Secured Lender Hedging Agreement and any Secured Cash Management Services Agreement. Without limiting the generality of the foregoing, the Senior Credit Obligations under the Senior Credit Documents shall include the obligation to pay principal, interest, Letter of Credit fees, charges, expenses, fees, Attorney Costs and disbursements, indemnities and other amounts payable under any of the Senior Credit Documents.

          "Senior Indemnity, Subrogation and Contribution Agreement" shall mean the Senior Indemnity, Subrogation and Contribution Agreement dated as of the Closing Date in the form of Exhibit B to be executed by the Subsidiary Guarantors, the Borrower and the Administrative Agent, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Senior Leverage Ratio" shall mean, as of any day, the ratio of (a) the sum of Total Debt as of such day minus the aggregate principal amount of the Senior Subordinated Notes (including any such obligations arising from a permitted refinancing thereof) outstanding on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day.

          "Senior Preferred Stock" shall mean (a) the Series A Senior Preferred Stock, par value $.01 per share, of the Borrower issued to Wolverine Investment Pte Ltd and Abbott Capital 1330 Investors I, L.P. on June 17, 1999 and (b) the Series B Senior Preferred Stock, par value $.01 per share, of the Borrower issued to GE Financial Assurance Holdings, Inc. on June 17, 1999, and subsequently transferred to GE Capital Equity Investments, Inc. on August 26, 2002, it being understood and agreed that no Senior Preferred Stock shall exist after the Closing Date.

          "Senior Subordinated Notes" shall mean those certain unsecured, 11.75% senior subordinated notes issued by the Borrower to the Senior Subordinated Note Holders which mature on April 13, 2016 pursuant to that certain Senior Subordinated Note Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

          "Senior Subordinated Note Holders" shall initially be Alpinvest Partners Mezzanine 2006 C.V., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP and other holders of the Senior Subordinated Notes from time to time as permitted in the Senior Subordinated Note Purchase Documents.

          "Senior Subordinated Note Purchase Agreement" shall mean the Senior Subordinated Note Purchase Agreement, dated as of the date hereof, among the Credit Parties, the Subordinated Note Holders party thereto, and any other persons party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

          "Senior Subordinated Note Purchase Documents" shall mean the Senior Subordinated Note Purchase Agreement, the Senior Subordinated Notes, the Shareholders Agreement, the Registration Rights Agreement, the Stock Purchase Agreements and the Put and Call Agreements, in each case as the same may be amended, supplemented or modified from time to time in accordance with the limitations set forth herein, and including the exhibits and schedules thereto and all other agreements, documents and instruments relating to issuance of the Senior Subordinated Notes and related Capital Stock.

          "Senior Subsidiaries Guarantee Agreement" shall mean the Senior Subsidiaries Guarantee Agreement dated as of the Closing Date in the form of Exhibit J to be executed in favor of the Administrative Agent by the Subsidiary Guarantors, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Shareholders Agreement" shall mean the Amended and Restated Stockholders Agreement dated as of July 12, 2000 among the Borrower, the Sponsors, David R. Klock, Phyllis A. Klock, Kenneth K. Bohrer, Wiley J. Bryant, James V. Carpenter, Robert W. Donegan, Harry G. Evans, Kenneth J. Hammer, James
E. Harshaw, Kenneth MacDougall, Bruce A. Mitchell, Karen B. Mitchell, Miguel A. Montilla, Demetrios L. Spelios, Ronald S. Wood, Keith J. Yoder, the Kaufmann Fund, Roger B. Kafker, Richard D. Tadler, Jane Broderick, Jonathan Goldstein, Abbott Capital Management, Wolverine Investment Pte Ltd, GE Financial Assurance Holdings, Inc. and the Existing Subordinated Noteholder, as amended pursuant to a consent, amendment and joinder agreement to the Shareholders Agreement and Registration Rights Agreement dated as of April 13, 2006, and as may be further amended or modified from time to time in accordance with the terms thereof and hereof.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

          "Sole Lead Arranger" shall mean Banc of America Securities LLC, in its capacity as sole and exclusive senior lead arranger and sole and exclusive senior book running manager for the Senior Credit Documents.

          "Solvent" or "Solvency" shall mean, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature in their ordinary course, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of debts and liabilities of such Person, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person on a going concern basis is greater than the total amount of its debt and liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In computing the amount of assets at any time, the Person's assets shall include rights of indemnity and contribution.

          "Sponsor Group" shall mean the Sponsors and certain of their respective Affiliates.

          "Sponsors" shall mean, collectively, TA Associates, GTCR Fund V, Nautic Partners LLC and NMS Capital, L.P.

          "Stock Option Plan" shall mean the CompDent Corporation Stock Option adopted by the Board of Directors of CompDent Corporation (n/k/a CompBenefits Corporation) on June 17, 1999, August 20, 2003, and August 25, 2004, which is now referred to as the CompBenefits Corporation Amended and Restated Stock Option Plan.

          "Stock Purchase Agreements" shall mean Stock Purchase Agreements dated as of April 13, 2006, by and between each of Alpinevest Partners Mezzanine 2006 C.V., New York Life Investment Management Mezzanine Partners, LP and NYLIM Mezzanine Partners Parallel Fund, LP, and (a) Golder, Thoma, Cressey, Raunder Fund V, L.P. and GTCR Associates V, L.P. and (b) Wolverine Investment Pte Ltd, respectively.

          "Subsidiary" shall mean, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company or other business entity in which such Person directly or indirectly through Subsidiaries has more than 50% of the equity interests at any time.

          "Subsidiary Grantor" shall mean each Subsidiary Guarantor and other Domestic Subsidiary of the Borrower on the Closing Date, and each Additional Subsidiary Guarantor and additional Domestic Subsidiary which may thereafter execute a Joinder Agreement, together with their successors and permitted assigns, and "Subsidiary Grantor" shall mean any one of them.

          "Subsidiary Guarantors" shall mean each of the Domestic Subsidiaries of the Borrower on the Closing Date which is not a Regulated Subsidiary, and each Additional Subsidiary Guarantor which may thereafter execute a Joinder Agreement, together with their successors and permitted assigns, and "Subsidiary Guarantor" shall mean any one of them.

          "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Loans pursuant to Section 2.05.

          "Swingline Lender" shall mean Bank of America, in its capacity as the maker of Swingline Loans, and its successor or successors in such capacity.

          "Swingline Loans" shall have the meaning assigned to such term in
Section 2.05(a).

          "Swingline Note" shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.05(e), as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "TA/Associates" shall mean TA/Advent VIII L.P., a Delaware limited partnership, Advent Atlantic and Pacific III L.P., TA Executives Fund LLC and TA Investors LLC, collectively.

          "Taxes" shall have the meaning assigned to such term in Section 3.10.

          "Total Debt" shall mean, as of any day, the total amount of Funded Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such day.

          "Total Leverage Ratio" shall mean, as of any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such day for which financial statements have been delivered under
Section 6.01(a) or (b).

          "Total Voting Power" with respect to any Person on any date shall mean the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities outstanding on such date which are or may thereafter become exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

          "Tranche B Term Debt" shall mean the Senior Credit Obligations in respect of the aggregate Tranche B Term Loans, as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Tranche B Term Loan" shall have the meaning assigned to such term in
Section 2.03(a).

          "Tranche B Term Loan Commitment" shall mean, with respect to any Lender, the commitment of such Lender to make a Tranche B Term Loan on the Closing Date (and shall include all of the Tranche B term loans outstanding under the Existing Credit Agreement which are continued and remain outstanding as Tranche B Term Loans under this Agreement) in a principal amount equal to such Lender's Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount.

          "Tranche B Term Loan Commitment Percentage" shall mean, for any Lender, the percentage, if any, identified as its Tranche B Term Loan Commitment Percentage on Schedule 1.01C.

          "Tranche B Term Loan Committed Amount" shall have the meaning assigned to such term in Section 2.03(a).

          "Tranche B Term Loan Maturity Date" shall mean April 12, 2012.

          "Tranche B Term Loan Note" or "Tranche B Term Loan Notes" shall mean the promissory notes of the Borrower in favor of each of the applicable Lenders evidencing the Tranche B Term Loans provided pursuant to Section 2.03(f), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

          "Transaction" shall mean collectively, (a) the refinancing of the credit facilities under the Existing Credit Agreement, (b) the execution and delivery of the Senior Credit Documents and the Senior Subordinated Note Purchase Documents by the parties thereto and the initial funding of the loans hereunder and thereunder, (c) the prepayment of all Existing Subordinated Notes of CompBenefits Dental in a principal amount of no more than $25 million and termination of the Existing Subordinated Debt Agreements, (d) the redemption of all the Senior Preferred Stock of the Borrower in an aggregate amount of no more than $57.3 million, and execution and delivery of documents evidencing such redemption and the termination of all documents related to the Senior Preferred Stock, (e) the payment of fees and expenses incurred in connection with the Transaction, (f) the amendment, consent and joinder to the Registration Rights Agreement and Shareholders Agreement and (g) the consummation of all the other transactions contemplated by the Transaction Documents.

          "Transaction Documents" shall mean the Senior Credit Documents, the Senior Subordinated Note Purchase Documents, the documents evidencing the payment in full of the Existing Subordinated Notes of CompBenefits Dental, the termination of the Existing Subordinated Debt Agreements, the amendment consent and joinder to the Registration Rights Agreement and the Shareholders Agreement, and the documents evidencing the redemption of all the Senior Preferred Stock and the termination of all documents related to the Senior Preferred Stock.

          "Type", with respect to a Loan, refers to whether such Loan is a Eurodollar Rate Loan, Base Rate Loan or Quoted Rate Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

          "Unused Revolving Committed Amount" shall mean, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding LOC Obligations. For the avoidance of doubt, in calculating the Unused Revolving Committed Amount, no deduction shall be made on account of outstanding Swingline Loans.

          "Waiver Agreement" shall have the meaning specified in the Pledge and Security Agreement.

          "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary 100% of whose Capital Stock (on a fully diluted basis) is at the time owned by such Person directly or indirectly through other Wholly-Owned Subsidiaries.

          SECTION 1.02 COMPUTATION OF TIME PERIODS. For purposes of computation of periods of time hereunder, the word "from" shall mean "from and including" and the words "to" and "until" each shall mean "to but excluding."

          SECTION 1.03 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements as at December 31, 2005); provided, however, that if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto after the Closing Date or (ii) the Administrative Agent or the Required Lenders shall so object in writing within 90 days after delivery of such financial statements, then such calculations shall be made, at the option of the Borrower, on a basis consistent with either (i) the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made or (ii) GAAP as then in effect. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in
Section 7.19 (including, without limitation, for purposes of the definitions of "Applicable Percentage" and "Pro Forma Basis" set forth in Section 1.01), income statement items (whether positive or negative) attributable to any Person or Property acquired in any Permitted Acquisition shall, to the extent not otherwise included in such income statement items for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations and pro forma adjustments may be included to the extent such adjustments give effect to items that are (x) directly attributable to a Permitted Acquisition, (y) expected to continue to be applicable to the Borrower and its Subsidiaries and (z) factually supportable.

          SECTION 1.04 TERMS GENERALLY.

          (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless otherwise expressly provided herein, the word "day" means a calendar day.

          (b) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement, any organization document and any definition incorporated by reference in another document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified and, in the case of any such agreement, instrument or document relating to any Indebtedness, together with any other agreement or agreements pursuant to which such Indebtedness may be refinanced, restructured, renewed, extended, refunded or replaced, in each case, in whole or in part (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns permitted under this Agreement, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Senior Credit Document, shall be construed to refer to such Senior Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Senior Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, such Senior Credit Document, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

                                   ARTICLE II
                        COMMITMENTS AND CREDIT EXTENSIONS

          SECTION 2.01 REVOLVING LOANS.

          (a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender with a Revolving Commitment severally agrees to make available to the Borrower such Lender's Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") from time to time from the Closing Date until the Revolving Loan Termination Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate outstanding Revolving Credit Facility Obligations shall not at any time exceed FIFTEEN MILLION DOLLARS ($15,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.04, the "Revolving Committed Amount"); provided, further, with regard to each Lender with a Revolving Commitment individually, that such Lender's outstanding Revolving Loans plus Participation Interests in outstanding LOC Obligations plus Participation Interests in outstanding Swingline Loans shall not at any time exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that the Revolving Loans outstanding at any time shall consist of no more than six (6) separate Eurodollar Rate Loans. For purposes hereof, Eurodollar Rate Loans with different Interest Periods shall be considered as separate Eurodollar Rate Loans, even if they begin on the same date, although borrowings of Eurodollar Rate Loans of any Class may, in accordance with the provisions hereof, be combined through Extensions or Conversions at the end of existing Interest Periods to constitute a single new Eurodollar Rate Loan of such Class with the same Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

          (b) Revolving Loan Borrowings.

               (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, and (E) if Eurodollar Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period, in the case of a Eurodollar Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. Promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.01(b)(i), the Administrative Agent shall notify each affected Lender with a Revolving Commitment of the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

               (ii) Minimum Amounts. Each (A) Eurodollar Rate Loan that comprises part of the Revolving Loans shall be in a minimum aggregate principal amount (for the applicable Lenders with Revolving Credit Commitments, collectively) of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount, if less) and (B) Base Rate Loan that comprises part of the Revolving Loans shall be in a minimum aggregate principal amount (for the applicable Lenders with Revolving Commitments, collectively) of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount, if less).

               (iii) Advances. Each Lender with a Revolving Commitment will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Office, or in such other manner as the Administrative Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders with Revolving Commitments and in like funds as received by the Administrative Agent.

          (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Loan Termination Date, unless accelerated sooner pursuant to Section 8.02.

          (d) Interest. Subject to the provisions of Section 3.01:

               (i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

               (ii) Eurodollar Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Rate Loans, such Eurodollar Rate Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (and at such other times as may be specified herein).

          (e) Revolving Notes. The Revolving Loans made by each Lender with a Revolving Commitment shall be evidenced by a duly executed promissory note of the Borrower to any Lender requesting a promissory note in substantially the form of Exhibit K and in a principal amount equal to such Lender's Revolving Commitment Percentage of the Revolving Committed Amount.

          SECTION 2.02 LETTERS OF CREDIT.

          (a) Issuance. Subject to the terms and conditions hereof and of the Letter of Credit Applications, if any, and any other terms and conditions which the Issuing Lender may reasonably require and in reliance upon the agreements of the other Lenders with Revolving Commitments set forth in this Section 2.02, the Issuing Lender agrees to issue, and each Lender with a Revolving Commitment severally agrees to participate on the terms set forth in this Section 2.02 in the issuance by the Issuing Lender of, Letters of Credit in Dollars from time to time from the Closing Date until the Revolving Loan Termination Date as the Borrower may request, in a form acceptable to the Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed the Revolving Committed Amount at such time and (ii) the sum of the aggregate outstanding Revolving Credit Facility Obligations shall not at any time exceed the Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance unless cash collateralized by cash deposits in a manner reasonably satisfactory to the Administrative Agent or (y) as originally issued or as extended, have an expiry date extending beyond the Revolving Loan Termination Date. The issuance date of each Letter of Credit shall each be a Business Day. The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

          (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender at least three
(3) Business Days prior to the requested date of issuance. The Administrative Agent will, at least quarterly and more frequently upon request, disseminate to each of the affected Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the most recent prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payments or expirations which may have occurred.

          (c) Participation. Each Lender with a Revolving Commitment, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse from the Issuing Lender a Participation Interest in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender and discharge when due its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each such Lender's Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each Lender with a Revolving Commitment shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing pursuant to subsection (d) below. The obligation of each Lender with a Revolving Commitment to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event, except to the extent such reimbursement obligation is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Issuing Lender's gross negligence or willful misconduct. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

          (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained as provided in subsection (e) below or with funds from other sources) in same day funds. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources of funds, the Borrower shall be deemed to have requested that the Lenders with Revolving Commitments make a Revolving Loan as provided in subsection (e) below in the amount of the drawing on the related Letter of Credit and the proceeds of such Loan will be used to reimburse the Issuing Lender for such drawing. If the Borrower has notified the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources of funds and shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate for Revolving Loans plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent-Related Parties, the Lenders with Revolving Commitments, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit, except to the extent such reimbursement obligation is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct. The Administrative Agent will promptly notify the other affected Lenders with Revolving Commitments of the amount of any unreimbursed drawing and each Lender with a Revolving Commitment shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender's Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender with a Revolving Commitment does not pay such amount to the Issuing Lender through the Administrative Agent in full upon such request, such Lender with a Revolving Commitment shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender with a Revolving Commitment pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender with a Revolving Commitment is required to make payment of such amount pursuant to the preceding sentence, the Federal Funds Rate and, if paid thereafter, the Base Rate. The obligation of each Lender with a Revolving Commitment to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever, shall be satisfied without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever, except to the extent such reimbursement obligation is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Issuing Lender's gross negligence or willful misconduct. Simultaneously with the making of each such payment by a Lender with a Revolving Commitment to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the unreimbursed drawn portion of the related Letter of Credit, in the interest on the LOC Obligations in respect thereof, and shall have a claim against the Borrower with respect thereto.

          (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the affected Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 8.02) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.02) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the related LOC Obligations. Each such Lender with a Revolving Commitment hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of

Default then exists, (iv) failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party or Subsidiary Grantor), then each such Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender with a Revolving Commitment to share in such LOC Obligations ratably based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.02); provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender with a Revolving Commitment shall be required to pay to the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date as of which the Revolving Loan advance was required, the Federal Funds Rate, and, if paid thereafter, the Base Rate.

          (f) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

          (g) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to the Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

          (h) Indemnification; Nature of Issuing Lender's Duties.

               (i) In addition to its other obligations under this Section 2.02, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender with a Revolving Commitment harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorney fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

               (ii) As between the Borrower and the Lenders with Revolving Commitments (including the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender with a Revolving Commitment (including the Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be written; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender with a Revolving Commitment, including any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

               (iii) In furtherance and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender with a Revolving Commitment (including the Issuing Lender) under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party or Subsidiary Grantor. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each Lender with a Revolving Commitment (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties and Subsidiary Grantors), including any and all Government Acts. No Lender with a Revolving Commitment (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender with a Revolving Commitment or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

               (iv) Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders with Revolving Commitments (including the Issuing Lender) to enforce any right, power or benefit under this Agreement.

               (v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender with a Revolving Commitment (including the Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender with a Revolving Commitment, as determined by a court of competent jurisdiction, or (B) caused by such Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree or such failure to pay is a result of any Government Act.

          (i) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders with Revolving Commitments are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.02 shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.02 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

          (j) Conflict with Letter of Credit Applications. In the event of any conflict between this Agreement and any Letter of Credit Application, this Agreement shall control.

          (k) Cash Collateral. In the event that the Borrower is required pursuant to the terms of this Agreement or any other Senior Credit Document to cash collateralize any LOC Obligations, the Borrower shall deposit in an account with the Administrative Agent an amount in cash equal to 100% of such LOC Obligations. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the LOC Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Administrative Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) amounts deposited in such account in connection with any prepayment of Eurodollar Rate Loans of any Class shall be invested in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans of such Class to be prepaid, (ii) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (iii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iv) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for drawings under Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LOC Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 3.03(b)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the sum of the aggregate amount of outstanding Revolving Credit Facility Obligations would not exceed the aggregate Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 3.03(b)(ii),
(iii), (iv) or (v) interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Administrative Agent to reimburse the Issuing Lender for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders with Revolving Commitments, the cash collateral account established hereunder (and all monies and investments held therein) to secure the payment and performance of the LOC Obligations and any indemnities or other obligations in this Section 2.02(k).

          SECTION 2.03 TRANCHE B TERM LOANS.

          (a) Tranche B Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Lender severally agrees to make available to the Borrower on the Closing Date such Lender's Tranche B Term Loan Commitment Percentage of a term loan (including all of the tranche B term loans outstanding under the Existing Credit Agreement which are continued and remain outstanding as Tranche B Term Loans under this Agreement) in Dollars (the "Tranche B Term Loan" of such Lender) in the aggregate principal amount of ONE HUNDRED FIFTY MILLION ($150,000,000) (the "Tranche B Term Loan Committed Amount") for the purposes hereinafter set forth. The Tranche B Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Tranche B Term Loans outstanding at any time shall consist of no more than six (6) separate Eurodollar Rate Loans. For purposes hereof, Eurodollar Rate Loans with different Interest Periods shall be considered as separate Eurodollar Rate Loans, even if they begin on the same date, although borrowings of Eurodollar Rate Loans of any Class may, in accordance with the provisions hereof, be combined through Extensions or Conversions at the end of existing Interest Periods to constitute a single new Eurodollar Rate Loan of such Class with the same Interest Period. Amounts repaid or prepaid on the Tranche B Term Loans may not be reborrowed.

          (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Closing Date, with respect to the portion of the Tranche B Term Loans initially consisting of Base Rate Loans, or on the third Business Day prior to the Closing Date, with respect to the portion of the Tranche B Term Loans initially consisting of one or more Eurodollar Rate Loans, which Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of the Tranche B Term Loans is requested and (ii) whether the funding of the Tranche B Term Loans shall be comprised of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, and if Eurodollar Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Administrative Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the Closing Date, then the full amount of the Tranche B Term Loans shall be disbursed on the Closing Date as a Base Rate Loan. Each Lender shall make its Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Office by 1:00 P.M. (Charlotte, North Carolina time) on the Closing Date in Dollars and in funds immediately available to the Administrative Agent.

          (c) Minimum Amounts. Each (A) Eurodollar Rate Loan that comprises part of the Tranche B Term Loans shall be in a minimum aggregate principal amount (for the applicable Lenders, collectively) of $2,000,000 and integral multiples of $125,000 in excess thereof (or the then remaining principal balance of the Tranche B Term Loans, if less) and (B) Base Rate Loan that comprises part of the Tranche B Term Loans shall be in a minimum aggregate principal amount (for the applicable Lenders, collectively) of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Tranche B Term Loans, if less).

          (d) Repayment of Tranche B Term Loans. The principal amount of the Tranche B Term Loans shall be repaid in twenty-three (23) consecutive quarterly installments with the remaining principal balance due on the Tranche B Term Loan Maturity Date as follows, subject to adjustment as provided in Section 3.03 and unless accelerated sooner pursuant to Section 8.02:

PRINCIPAL AMORTIZATION                    TRANCHE B TERM LOAN
PAYMENT DATES                       PRINCIPAL AMORTIZATION PAYMENT
----------------------              ------------------------------
June 30, 2006                                 $   937,500
September 30, 2006                            $   937,500
December 31, 2006                             $   937,500
March 31, 2007                                $   937,500
June 30, 2007                                 $   937,500
September 30, 2007                            $   937,500
December 31, 2007                             $   937,500
March 31, 2008                                $   937,500
June 30, 2008                                 $ 1,875,000
September 30, 2008                            $ 1,875,000
December 31, 2008                             $ 1,875,000
March 31, 2009                                $ 1,875,000
June 30, 2009                                 $ 3,750,000
September 30, 2009                            $ 3,750,000
December 31, 2009                             $ 3,750,000
March 31, 2010                                $ 3,750,000
June 30, 2010                                 $ 7,500,000
September 30, 2010                            $ 7,500,000
December 31, 2010                             $ 7,500,000
March 31, 2011                                $ 7,500,000
June 30, 2011                                 $22,500,000
September 30, 2011                            $22,500,000
December 31, 2011                             $22,500,000
Tranche B Term Loan Maturity Date             $22,500,000

          (e) Interest. Subject to the provisions of Section 3.01:

               (i) Base Rate Loans. During such periods as the Tranche B Term Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

               (ii) Eurodollar Rate Loans. During such periods as the Tranche B Term Loans shall be comprised in whole or in part of Eurodollar Rate Loans, such Eurodollar Rate Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on the Tranche B Term Loans shall be payable in arrears on each applicable Interest Payment Date (and at such other times as may be specified herein).

          (f) Tranche B Term Loan Notes. The Tranche B Term Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to any Lender requesting a promissory note in substantially the form of Exhibit L and in a principal amount equal to (i) in the case of any such note issued on the Closing Date, such Lender's Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount and (ii) in the case of any such note issued after the Closing Date, the Tranche B Term Loans evidenced thereby at the time of issuance.

          SECTION 2.04 [INTENTIONALLY OMITTED.]

          SECTION 2.05 SWINGLINE LOANS.

          (a) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the agreements of the other Lenders with Revolving Commitments set forth in this Section 2.05, the Swingline Lender agrees to make certain revolving credit loans in Dollars ("Swingline Loans") to the Borrower from time to time from the Closing Date until the Revolving Loan Termination Date or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided that (i) the aggregate principal amount of Swingline Loans shall not at any time exceed the Revolving Committed Amount at such time, (ii) with regard to each Lender with a Revolving Commitment individually, such Lender's outstanding Revolving Loans plus Participation Interests in outstanding Swingline Loans plus Participation Interests in outstanding LOC Obligations shall not at any time exceed such Lender's Revolving Committed Amount and (iii) with regard to the Lenders with Revolving Commitments collectively, the sum of the aggregate outstanding Revolving Credit Facility Obligations shall not at any time exceed the Revolving Committed Amount. Swingline Loans hereunder shall be made as Base Rate Loans or Quoted Rate Loans, as the Borrower may request in accordance with the provisions of this Section 2.05, and may be repaid and reborrowed in accordance with the provisions hereof.

          (b) Swingline Loan Advances.

               (i) Notices; Disbursement. The Borrower shall request a Swingline Loan borrowing by submitting an appropriate Notice of Borrowing to the Swingline Lender not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business
     Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan or a Quoted Rate Loan as agreed to by the Swingline Lender and the Borrower at the time of such Swingline Loan and (subject to subsection (c) below) shall have such maturity date (and, in the case of a Quoted Rate Loan, such Interest Period) as agreed to by the Swingline Lender and the Borrower upon receipt by the Swingline Lender of any such notice from the Borrower. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 1:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing.

               (ii) Minimum Amounts. Each Swingline Loan shall be in a minimum aggregate principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the then remaining amount of the Revolving Committed Amount, if less); provided, however, the Swingline Lender shall make Swingline Loans in lesser amounts in the event the proceeds of any such Swingline Loans are used to reimburse Letters of Credit pursuant to Section 2.02(d).

          (c) Repayment. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Swingline Loan (which maturity date shall not be a date more than fourteen (14) Business Days from the date of advance (or deemed date of advance) thereof) or (B) the Revolving Loan Termination Date. If the Borrower shall fail to make provision for repayment of a Swingline Loan (including any Quoted Rate Loan) prior to the maturity date therefor, the Borrower shall be deemed to have requested another Swingline Loan which is a Base Rate Loan with a maturity fourteen (14) Business Days thereafter in the amount of the Swingline Loans coming due. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders with Revolving Commitments, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the aggregate principal amount of such Swingline Loans; provided, however, that such a demand shall be deemed to have been given one Business Day prior to the Revolving Loan Termination Date and on the date of the occurrence of any Event of Default described in Section 8.01 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of
Section 8.02. Each Lender with a Revolving Commitment hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence, regardless of (I) the failure of the amount of such borrowing to comply with the minimum amount for advances of Revolving Loans otherwise required hereunder,
(II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or Event of Default then exists, (IV) the failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party or Subsidiary Grantor), then each Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.02), provided that
(A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is funded and (B) if such Participation Interest is not funded on the date such purchase is deemed to have occurred, the purchasing Lender shall pay to the Swingline Lender interest on the unfunded portion of such Participation Interest at a rate per annum equal to, if paid within two (2) Business Days of the date such purchase is deemed to have occurred, the Federal Funds Rate, and thereafter, the Base Rate.

          (d) Interest on Swingline Loans. Subject to the provisions of Section 3.01:

               (i) Base Rate Loans. Each Swingline Loan that is a Base Rate Loan shall bear interest at a per annum rate equal to the Adjusted Base Rate for Swingline Loans.

               (ii) Quoted Rate Loans. Each Swingline Loan that is a Quoted Rate Loan shall bear interest at a per annum rate equal to the Quoted Rate applicable thereto.

Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (and at such other times as may be specified herein).

          (e) Swingline Note. The Swingline Loans shall be evidenced by a duly executed Swingline Note of the Borrower in favor of the Swingline Lender, if the Swingline Lender so requests, in an original principal amount equal to the Revolving Committed Amount and substantially in the form of Exhibit M.

                                   ARTICLE III
                       OTHER PROVISIONS RELATING TO LOANS

          SECTION 3.01 DEFAULT RATE. Upon the occurrence, and during the continuance, of an Event of Default as described in Section 8.01(a), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Senior Credit Documents shall bear interest, payable on demand, at a per annum rate equal to (a) in the case of principal of any Loan, the rate applicable to such Loan during such period pursuant to Article II plus 2.00%, (b) in the case of interest on any Loan, the Adjusted Base Rate for such Class of Loan during such period plus 2.00%, (c) in the case of Letter of Credit Fees, the rate applicable to such Letter of Credit plus 2.00%, and (d) in the case of any other amount, the Adjusted Base Rate for Revolving Loans during such period plus 2.00%.

          SECTION 3.02 EXTENSION AND CONVERSION. Subject to the terms of Section 4.02, the Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another type; provided, however, that (i) except pursuant to Section 3.08, Eurodollar Rate Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Rate Loans may be Extended, and Base Rate Loans may be Converted into Eurodollar Rate Loans, only if no Default or Event of Default is in existence on the date of Extension or Conversion, (iii) Loans Extended as, or Converted into, Eurodollar Rate Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.01 and shall be in such minimum amounts as provided in, with respect to Revolving Loans,
Section 2.01(b)(ii), or, with respect to Tranche B Term Loans, Section 2.03(c),
(iv) the total number of Eurodollar Rate Loans of any Class outstanding at any time shall be no greater than the maximum number provided in, with respect to Revolving Loans, Section 2.01(a), and, with respect to Tranche B Term Loans,
Section 2.03(a) (it being understood that, for purposes hereof, Eurodollar Rate Loans with different Interest Periods shall be considered as separate Eurodollar Rate Loans, even if they begin on the same date, although borrowings of any Class may, in accordance with the provisions hereof, be combined through Extensions or Conversions at the end of existing Interest Periods to constitute a single new Eurodollar Rate Loan of such Class with the same Interest Period),
(v) any request for Extension or Conversion of a Eurodollar Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month, and (vi) Swingline Loans may not be extended or converted pursuant to this Section 3.02. Each such Extension or Conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the Administrative Agent's Office, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Rate Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the Extension of a Eurodollar Rate Loan as, or Conversion of a Base Rate Loan into, a Eurodollar Rate Loan, the date of the proposed Extension or Conversion, specifying the date of the proposed Extension or Conversion, the Loans to be so Extended or Converted, the Types of Loans into which such Loans are to be Converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for Extension or Conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (b), (c), (d), (e) and (f) of Section 4.02. In the event the Borrower fails to request an Extension or Conversion of any Eurodollar Rate Loan in accordance with this Section 3.02 or any such requested Conversion or Extension is not permitted by this Agreement, then such Eurodollar Rate Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each affected Lender notice as promptly as practicable of any such proposed Extension or Conversion of any Loan. Each Extension or Conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such Extension or Conversion and reducing the Loan (or portion thereof) of such Lender being Extended or Converted by an equivalent principal amount. Accrued interest on a Loan (or portion thereof) being Extended or Converted shall be paid by the Borrower (A) with respect to any Base Rate Loan being Converted to a Eurodollar Rate Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of Conversion and (B) otherwise, on the date of Extension or Conversion.

          SECTION 3.03 PREPAYMENTS.

          (a) Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans and Tranche B Term Loans in whole or in part from time to time, in each case subject to Section 3.11, but otherwise without premium or penalty; provided, however, that (i) each partial prepayment of Loans (except Swingline Loans) shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, and each partial prepayment of Swingline Loans shall be in a minimum principal amount of $100,000; and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan or any Swingline Loan which is a Base Rate Loan or a Quoted Rate Loan by 11:00 A.M. (Charlotte, North Carolina time), on the date of prepayment, and, in the case of any other Loan, by 10:00 A.M. (Charlotte, North Carolina time), at least three (3) Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan, a Swingline Loan or a Tranche B Term Loan, whether the Loan to be prepaid is a Eurodollar Rate Loan, Base Rate Loan or Quoted Rate Loan, and, in the case of a Eurodollar Rate Loan or a Quoted Rate Loan, the Interest Period of such Loan. Each prepayment of the Tranche B Term Loans shall be applied in the direct order of the remaining scheduled Principal Amorization. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. If the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to the Swingline Loans, then to the Revolving Loans, then to Participation Interests in Letters of Credit and Swingline Loans to the extent such Participation Interests have been funded, then to the Tranche B Term Loans (and in the case of the Tranche B Term Loans in direct order of the remaining scheduled Principal Amortization Payments thereof, and in each case, first to Base Rate Loans and Quoted Rate Loans and then to Eurodollar Rate Loans in the direct order of Interest Period maturities). All prepayments under this Section 3.03(a) shall be subject to
Section 3.11. All prepayments under this Section 3.03(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          (b) Mandatory Prepayments.

               (i) Revolving Committed Amount. If at any time, the sum of the aggregate amount of outstanding Revolving Credit Facility Obligations shall exceed the Revolving Committed Amount at such time, the Borrower immediately shall prepay the Swingline Loans, the Revolving Loans, and the Participation Interests (as set forth in clause (vi)(A) below) and/or cash collateralize the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit, in an aggregate amount sufficient to eliminate such excess. Any such cash collateral shall reduce the amount of outstanding Revolving Credit Facility Obligations for purposes of calculations of whether mandatory prepayments are required under this
     Section 3.03(b)(i) only.

               (ii) Excess Cash Flow. Within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2006), the Borrower shall prepay the Loans and the Participation Interests (as set forth in clause (vi)(C) below) and/or cash collateralize the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit in an amount equal to the sum of (A) 50% of the Excess Cash Flow for such prior fiscal year if the Total Leverage Ratio is greater than 4.00 to 1.00 or (B) 25% of Excess Cash Flow for the prior fiscal year if the Total Leverage Ratio is less than or equal to 4.00 to 1.00; provided, however, that there shall be no mandatory prepayment pursuant to this clause (ii) if the Total Leverage Ratio is less than or equal to 2.75 to 1.00.

               (iii) Asset Dispositions. Within 5 (five) Business Days of receipt by any Consolidated Party of proceeds from any Asset Disposition (other than any Excluded Asset Disposition), the Borrower shall prepay the Loans and the Participation Interests (as set forth in clause (vi)(C) below) and/or cash collateralize the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition.

               (iv) Debt Issuances. Within 5 (five) Business Days of receipt by any Consolidated Party of proceeds from any Debt Issuance (other than any Excluded Debt Issuance), the Borrower shall prepay the Loans and the Participation Interests (as set forth in clause (vi)(C) below) and/or cash collateralize the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

               (v) Issuances of Equity. Within 5 (five) Business Days of receipt by any Consolidated Party of proceeds from any Equity Issuance (other than any Excluded Equity Issuance), the Borrower shall prepay the Loans and the Participation Interests (as set forth in clause (vi)(C) below) and/or cash collateralize the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance.

               (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 3.03(b) shall be applied as follows:

                    (A) with respect to all amounts paid pursuant to Section 3.03(b)(i), to the Revolving Credit Facility Obligations. All amounts allocated to Revolving Credit Facility Obligations as provided in this subsection shall be applied, first, to Swingline Loans, until all outstanding Swingline Loans have been repaid, second, to Revolving Loans until all outstanding Revolving Loans have been repaid, third, to Participation Interests in Letters of Credit and Swingline Loans to the extent such Participation Interests have been funded, and fourth, then, to cash collateralize that portion of the Letters of Credit comprised of the aggregate undrawn amounts of Letters of Credit;

                    (B) with respect to all amounts paid pursuant to Section 3.03(b)(ii), (iii), (iv) or (v) to the Tranche B Term Loans (ratably based on the remaining scheduled Principal Amortization Payments);

                    (C) in the event the Tranche B Term Loans have been paid in full, with respect to all amounts paid pursuant to Section 3.03(b)(ii), (iii), (iv) or

          (v), to the Revolving Credit Facility Obligations (with a corresponding reduction in the Revolving Committed Amount pursuant to
          Section 3.04(b)). All amounts allocated to Revolving Credit Facility Obligations as provided in this subsection shall be applied, first, to Swingline Loans, until all outstanding Swingline Loans have been repaid, second, to Revolving Loans until all outstanding Revolving Loans have been repaid, third, to Participation Interests in Letters of Credit and Swingline Loans to the extent such Participation Interests have been funded, and, fourth, then to cash collateralize that portion of the Letters of Credit comprised of the aggregate undrawn amounts of Letters of Credit;

                    (D) within the parameters of the applications set forth above, the prepayment of Loans of any Class shall be applied first to Base Rate Loans and Quoted Rate Loans and then, subject to clause
          (viii) below, to Eurodollar Rate Loans in direct order of Interest Period maturities; and

                    (E) all prepayments under this Section 3.03(b) shall be subject to Section 3.11 and shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

               (vii) Prepayment Accounts. At the option of the Borrower, any amounts applied to prepay Eurodollar Rate Loans in accordance with clause
     (vi) above shall be applied immediately to prepay Eurodollar Rate Loans of such Class and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans of such Class. The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans to prepay Eurodollar Rate Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted. For purposes of this Agreement, the term "Prepayment Account" for any Class of Loans shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection. The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans of such Class to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account for any Class of Loans to satisfy any of the Senior Credit Obligations related to such Class of Loans. The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit on behalf of the Lenders, each Prepayment Account established hereunder to secure the Senior Credit Obligations related to any such Class of Loans.

               (viii) Notice. The Borrower shall use all reasonable efforts to give to the Administrative Agent and the Lenders at least five (5) Business Days' prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 3.03(b)(ii), (iii), (iv) or
     (v), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five (5) Business Days after the occurrence of such event.

          SECTION 3.04 TERMINATION AND REDUCTION OF COMMITMENTS.

          (a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five (5) Business Days' prior written or telecopy notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the sum at any time of the aggregate outstanding Revolving Credit Facility Obligations to exceed the Revolving Committed Amount as so terminated or reduced, unless, concurrently with such termination or reduction, the Revolving Credit Facility Obligations are repaid in accordance with Section 3.03(b)(i) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.04(a).

          (b) Mandatory Reductions. On any date that any Swingline Loans are required to be prepaid, any Revolving Loans are required to be prepaid, any Participation Interests (as set forth above) are required to be prepaid and/or undrawn Letters of Credit are required to be cash collateralized pursuant to the terms of Section 3.03(b)(ii), (iii), (iv) or (v) (or would be so required if any Revolving Credit Facility Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Section 3.03(b)(ii), (iii), (iv) or (v) which is allocable to the Revolving Credit Facility Obligations exceeds the amount of all outstanding Revolving Credit Facility Obligations, the Revolving Committed Amount shall be further reduced by 100% of such excess).

          (c) Termination. The Revolving Commitments of the Lenders, the Swingline Commitment of the Swingline Lender and the LOC Commitment of the Issuing Lender shall automatically terminate on the Revolving Loan Termination Date. The Commitments to make Tranche B Term Loans shall automatically terminate immediately after the making of the Tranche B Term Loans that are made on the Closing Date and be reduced to $0 on the Closing Date.

          (d) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.05(a), on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

          SECTION 3.05 FEES.

          (a) Commitment Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the "Commitment Fee") on such Lender's Revolving Commitment Percentage of the Unused Revolving Committed Amount, computed at a per annum rate for each day during the applicable Commitment Fee Calculation Period at a rate equal to 0.50%. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date (and any date that the Revolving Committed Amount is reduced as provided in Section 3.04(a) or (b) and the Revolving Loan Termination Date) (each such quarter or portion thereof being herein referred to as a "Commitment Fee Calculation Period").

          (b) Letter of Credit Fees.

               (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender, based on such Lender's Revolving Commitment Percentage, a fee (the "Letter of Credit Fee") equal to the Applicable Percentage for Revolving Loans which are Eurodollar Rate Loans times the actual daily maximum amount available to be drawn under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). If there is any change in the Applicable Percentage for Revolving Loans which are Eurodollar Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage for Revolving Loans which are Eurodollar Rate Loans for each period during such quarter that such Applicable Percentage was in effect. The Letter of Credit Fee shall be
     (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of the Letter of Credit, the expiry date of any such Letter of Credit and thereafter on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all letter of credit fees shall accrue at the default rate set forth in Section 3.01.

               (ii) Fronting Fee and Other Fees. The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee (the "Fronting Fee") with respect to each Letter of Credit in the amounts and at the time specified in the Fee Letter. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

          (c) Other Fees. The Borrower agrees to pay to each of the Administrative Agent or any Lender and their respective Affiliates, any other fees payable to such party pursuant to any separate letter agreements related to this Agreement, including, without limitation, pursuant to the Fee Letter.

          SECTION 3.06 INCREASED COST AND REDUCED RETURN. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

               (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Eurodollar Rate Loans or any Quoted Rate Loans, any of its Notes or its obligation to make Eurodollar Rate Loans or any Quoted Rate Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or any of its Notes in respect of any Eurodollar Rate Loans or any Quoted Rate Loans (other than taxes imposed on the overall net income of such Lender or such Applicable Lending Office);

               (ii) shall impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including any of the Commitments of such Lender hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any of its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Extending, or maintaining any Eurodollar Rate Loans or any Quoted Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or any of its Notes with respect to any Eurodollar Rate Loans or any Quoted Rate Loans, then the Borrower shall pay to such Lender within 5 (five) Business Days of demand such amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall have no obligation to the extent any such increased cost or reduction was actually incurred more than 180 days immediately preceding any such demand. If any Lender requests compensation by the Borrower under this Section 3.06, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Extend Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.09 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

          (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time within 5 (five) Business Days of demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall have no obligation to the extent any such reduction was actually incurred more than 180 days immediately preceding any such demand, provided that the date of such reduction was not due to any retroactive effect of applicable law, rule or regulation or any change therein or in the interpretation or administration thereof in which case, such 180 day period shall be extended to include the period of retroactive effect thereof.

          (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

          (d) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this
Section 3.06 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.06 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          SECTION 3.07 LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

          (a) the Administrative Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b) the Required Lenders determine in good faith (which determination shall be conclusive) and notify the Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Rate Loans, Extend Eurodollar Rate Loans or to Convert Base Rate Loans into Eurodollar Rate Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Rate Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

          SECTION 3.08 ILLEGALITY. Notwithstanding any other provision of this Agreement, if any Lender determines that any law, regulation or statute has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, or to determine or charge interest rates based upon the Eurodollar Rate, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Extend Eurodollar Rate Loans and to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain and fund Eurodollar Rate Loans (in which case the provisions of Section 3.09 shall be applicable). Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

          SECTION 3.09 TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make Eurodollar Rate Loans or to Extend, or to Convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to Section 3.06 or 3.08 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 3.08 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent), the Borrower shall pay all accrued interest on the amount so Converted and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 3.06 or 3.08 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Extended by such Lender as Loans of the Affected Type shall be made or Extended instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.06 or 3.08 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section
3.09 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of a particular Class of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments of such Class.

          SECTION 3.10 TAXES. (a) Subject to Section 10.10, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Senior Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, all Excluded Taxes (all such taxes, other than Excluded Taxes, duties, levies, imposts, deductions, fees, withholdings or similar charges and liabilities being hereinafter referred to as "Taxes"). Subject to
Section 10.10, if the Borrower shall be required by any laws to deduct any Taxes from or in respect of any sum payable under any Senior Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Senior Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Senior Credit Document (hereinafter referred to as "Other Taxes").

          (c) If the Borrower shall be required to deduct or pay (i) any Taxes or Other Taxes from or in respect of any sum payable under any Senior Credit Document to the Administrative Agent or any Lender or (ii) Other Taxes from or in respect of any sum payable under any Senior Credit Document to the Administrative Agent, the Borrower shall also pay to the Administrative Agent or such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

          (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes, as applicable (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, (ii) amounts payable under this Section 3.10 and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

          SECTION 3.11 COMPENSATION. Within 5 (five) Business Days of the request of any Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained) incurred by it as a result of:

          (a) any payment, prepayment, or Extension of a Eurodollar Rate Loan or a Quoted Rate Loan for any reason (including the acceleration of the Loans pursuant to Section 8.02) on a date other than the last day of the Interest Period for such Loan;

          (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Article IV to be satisfied) to borrow, Convert, Extend or prepay a Eurodollar Rate Loan or a Quoted Rate Loan on the date for such borrowing, Conversion, Extension or prepayment specified in the relevant notice of borrowing, prepayment, Extension or Conversion under this Agreement;

          (c) the repayment of any Indebtedness outstanding on the Closing Date under the Existing Credit Agreement that is not continued under this Agreement; or

          (d) any customary administrative fees charged by such Lender in connection with the foregoing subsections (a) through (c).

     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.11, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. Any Lender claiming compensation under this Section 3.06 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall use any reasonable averaging and attribution methods.

          SECTION 3.12 PRO RATA TREATMENT. Except to the extent otherwise provided herein:

          (a) Loans. Each Loan, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Commitment Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each Conversion or Extension of any Loan, shall be allocated pro rata among the Lenders in a Class in accordance with the respective principal amounts of their outstanding Loans and Participation Interests of the relevant Class.

          (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower, the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender, if paid within two (2) Business Days of the date such corresponding amount was made available by the Administrative Agent to the Borrower, the Federal Funds Rate and, if paid thereafter, the Base Rate.

          SECTION 3.13 SHARING OF PAYMENTS. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligation or any other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (whether voluntarily or involuntarily by set-off or otherwise), in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loan, LOC Obligation or other obligation in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each day from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.13 to share in the benefits of any recovery on such secured claim.

          SECTION 3.14 PAYMENTS; ALLOCATION OF PAYMENTS. (a) Payments Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Administrative Agent's Office not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms of this Agreement, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms hereof). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the immediately preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and Fees shall be made on the basis of actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans). Interest shall accrue from and include the date of borrowing, but shall exclude the date of payment.

          (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of any Event of Default under Section 8.01(a) or after the exercise of any of the remedies provided under Section 8.02 (or after the occurrence of any Event of Default specified in Section 8.01(e) and the automatic occurrence of the events specified in the first sentence of the final paragraph in Section 8.02), all amounts collected or received by the Administrative Agent on account of the Senior Credit Obligations, shall be applied in the following order:

     FIRST, to the payment of that portion of the Senior Credit Obligations constituting fees, indemnities, costs and expenses (including Attorney Costs and other amounts payable under Article III) payable to the Administrative Agent in proportion to the amounts described in this clause FIRST payable to them;

     SECOND, to the payment of that portion of the Senior Credit Obligations constituting fees, indemnities, costs and expenses (including Attorney Costs and other amounts payable under Article III) payable to Lenders holding the Tranche B Term Loans and Revolving Commitments and/or Revolving Loans, Letters of Credit, Swingline Loans and Participation Interests in outstanding Swingline Loans and Letters of Credit (to the extent such Participation Interests have been funded), ratably among them in proportion to the amounts described in this clause SECOND payable to them;

     THIRD, to the payment of that portion of the Senior Credit Obligations constituting unpaid interest on the Tranche B Term Loans, the Revolving Loans (for purposes of clarification, including unreimbursed obligations arising from drawings under Letters of Credit which have become Revolving Loans), the Swingline Loans and Participation Interests in outstanding Swingline Loans and Letters of Credit (to the extent such Participation Interests have been funded), ratably to the Lenders holding such Senior Credit Obligations in proportion to the respective amounts described in this clause THIRD payable to them;

     FOURTH, ratably (i) to the payment of that portion of the Senior Credit Obligations constituting unpaid principal on the Tranche B Term Loans, the Revolving Loans (for purposes of clarification, including unreimbursed obligations arising from drawings under Letters of Credit which have become Revolving Loans), the Swingline Loans and any Participation Interests in outstanding Swingline Loans and Letters of Credit (to the extent such Participation Interests have been funded), ratably to the Lenders holding such Senior Credit Obligations in proportion to the respective amounts described in this clause (i) to this clause FOURTH payable to them and (ii) to payment of that portion of the Senior Credit Obligations constituting amounts owing under or with respect to Secured Lender Hedging Agreements and Secured Cash Management Agreements ratably among the Lender or Affiliate thereof who entered into the

     Secured Lender Hedging Agreement and the Secured Cash Management Bank in proportion to the respective amounts described in this clause "FOURTH" held by them;

     FIFTH, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize that portion of the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit;

     SIXTH, to all other amounts owing with respect to the Senior Credit Obligations constituting the Tranche B Term Debt, Revolver Debt and any remaining debt under Secured Lender Hedging Agreements and Secured Cash Management Agreements which shall not have been paid pursuant to clauses "FIRST" through "FIFTH" above, ratably among them in proportion to any such amounts payable to them pursuant to this clause SIXTH; and

     SEVENTH, the balance, if any after all the Senior Credit Obligations have indefeasibly been paid in full, to the Borrower or as otherwise required by law.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) to the extent that any amounts available for distribution pursuant to clause FIFTH above are attributed to the issued but undrawn Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account pursuant to Section 2.02(k) and shall be applied to satisfy drawings under the Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Senior Credit Obligations, if any, in the order set forth above. Notwithstanding the foregoing provisions of this Section 3.14(b), amounts on deposit in a Prepayment Account for any Class of Loans upon the occurrence of any Event of Default shall be applied, first, to pay Loans of such Class and, second, after all the Loans of such Class have been paid in full, to the other Senior Credit Obligations in the manner provided in this Section 3.14(b).

          SECTION 3.15 EVIDENCE OF DEBT. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

          (b) The Administrative Agent shall maintain the Register pursuant to
Section 10.03(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

          (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.15 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

          SECTION 3.16 ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES. In the event at any time after the Closing Date (a) any Lender requests compensation pursuant to Section 3.06, (b) any Lender delivers a notice described in Section 3.08 or (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 3.10, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.03), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) no Event of Default shall have occurred and be continuing and (C) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of 100% of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 3.06, 3.10 and Section 3.11); provided further that if prior to any such assignment the circumstances or event that resulted in such Lender's request or notice under Section 3.06 or 3.08 or demand for additional amounts under Section 3.10, as the case may be, shall cease to exist or become inapplicable for any reason or if such Lender shall waive its rights in respect of such circumstances or event under Section 3.06, 3.08 or 3.10, as the case may be, then such Lender shall not thereafter be required to make such assignment hereunder.

          SECTION 3.17 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender shall use any reasonable averaging and attribution methods.

          SECTION 3.18 SURVIVAL. All of the Borrower's obligations under this
Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder.

                                   ARTICLE IV
                                   CONDITIONS

          SECTION 4.01 CLOSING CONDITIONS. The obligations of the Lenders to make the initial Loans under this Agreement shall be subject to satisfaction of the following conditions:

          (a) Executed Senior Credit Documents. The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by delivery of originals), unless otherwise specified, each properly executed by a duly authorized officer of the signing Credit Party and Subsidiary Grantor, and each in form and substance satisfactory to the Lenders:
(i) executed counterparts of this Agreement; (ii) executed original Notes; (iii) executed counterparts of the Collateral Documents; and (iv) executed counterparts of all other Senior Credit Documents.

          (b) Corporate Documents. The Administrative Agent shall have received the following:

               (i) Charter Documents. Copies of the articles or certificates of incorporation or other organizational or constitutive documents of each Credit Party and Subsidiary Grantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party or Subsidiary Grantor to be true and correct as of the Closing Date;

               (ii) Bylaws. A copy of the bylaws of each Credit Party and Subsidiary Grantor certified by a secretary or assistant secretary of such Credit Party or Subsidiary Grantor to be true and correct as of the Closing Date;

               (iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party and Subsidiary Grantor approving and adopting the Transaction Documents to which it is a party and the transactions contemplated therein and authorizing the execution, delivery and performance thereof, certified by a secretary or assistant secretary of such Credit Party or Subsidiary Grantor to be true and correct and in full force and effect as of the Closing Date;

               (iv) Good Standing. Copies of certificates of good standing, existence or the equivalent with respect to each Credit Party and Subsidiary Grantor certified as of a recent date by the appropriate Governmental Authority of its state or other jurisdiction of incorporation and each other jurisdiction in which the failure to be qualified to do business and in good standing could reasonably be expected to have a Material Adverse Effect; and

               (v) Incumbency. A certificate of each Credit Party and Subsidiary Grantor as to the incumbency and specimen signature of each officer executing any Senior Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, certified by a secretary or assistant secretary of such Credit Party or Subsidiary Grantor to be true and correct as of the Closing Date.

          (c) Officer's Certificate. A certificate of an authorized officer of the Borrower certifying as to the following matters in a manner satisfactory in each case to the Administrative Agent and the Lenders:

               (i) either attaching copies of all consents, licenses and approvals of Governmental Authorities, shareholders and other Persons required in connection with the execution, delivery and performance by such Credit Party and Subsidiary Grantor and the validity against such Credit Party and Subsidiary Grantor of the Senior Credit Documents and the other Transaction Documents to which it is a party and, required in connection with the Senior Credit Documents, the other Transaction Documents and the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required;

               (ii) attaching copies of the following financial and other statements: (A) the consolidated and consolidating financial statements of the Borrower and its Consolidated Subsidiaries and CompBenefits Dental and its Consolidated Subsidiaries for fiscal years 2003, 2004 and 2005, including a consolidated and consolidating balance sheet and the related statements of income, changes in shareholders' equity and cash flow for such period audited by Ernst & Young LLP and prepared in conformity with GAAP; (B) interim quarterly consolidated and consolidating financial statements for the Borrower and its Consolidated Subsidiaries and CompBenefits Dental and its Consolidated Subsidiaries for each calendar quarter ending after December 31, 2005 and not less than 45 days prior to the Closing Date; (C) quarterly projections for the Borrower and its Consolidated Subsidiaries for each calendar quarter in fiscal year 2006, including consolidated balance sheets and the related statements of income and cash flow for such periods; and (D) annual projections for the Borrower and its Consolidated Subsidiaries for fiscal years 2006, 2007, 2008, 2009 and 2010, including consolidated balance sheets and the related statements of income and cash flow for such periods, in each case in the form previously delivered to the Administrative Agent;

               (iii) certifying that the conditions specified in Section 4.02 have been satisfied ; and

               (iv) certifying on the Closing Date after giving effect to the Transaction, the Total Leverage Ratio will not exceed 5.10 to 1.00 and the Senior Leverage Ratio will not exceed 4.00 to 1.00, and attaching the calculations of the foregoing, prepared and certified by a senior financial officer of the Borrower.

          (d) Undrawn Availability. On the Closing Date, after giving effect to the initial loans and the Transaction, the aggregate unused Revolving Commitments shall be $10 million, except for the undrawn Existing Letter of Credit that is being continued as a Letter of Credit hereunder.

          (e) Corporate Structure, Senior Subordinated Note Purchase Agreement. After giving effect to the Transaction, the Administrative Agent and the Lenders shall be reasonably satisfied with, (i) the corporate, capital and ownership structure of the Credit Parties, the Subsidiary Grantors and their respective Subsidiaries (including any shareholders' and management agreements) and (b) the amount, tenor, ranking and other terms and conditions of any other existing equity and debt financings (including the Senior Subordinated Notes and any equity issued under the Senior Subordinated Note Purchase Agreement and the terms and provisions of the Senior Subordinated Note Purchase Documents which have been duly executed and delivered on the Closing Date, and any intercompany debt).

          (f) Transaction. On the Closing Date after giving effect to the transactions contemplated by the Transaction Documents, the Borrower or CompBenefits Dental shall have received proceeds of no more than $36 million from the Senior Subordinated Notes, which, when aggregated with the proceeds of the Tranche B Term Loans, shall be sufficient to, and shall be used to consummate the transactions contemplated in the Transaction Documents to be consummated on the Closing Date, including satisfactory evidence of the following: (i) the prepayment of all the Existing Subordinated Notes of CompBenefits Dental in a principal amount of no more than $25 million and termination of the Existing Subordinated Debt Agreements; (ii) the redemption of all the Senior Preferred Stock of the Borrower in an aggregate amount of no more than $57.3 million, and the termination of all documents related to the Senior Preferred Stock; (iii) the repayment of outstanding loans under the Existing Credit Agreement in accordance with Section 4.01(q); (iv) the amendment, consent and joinder to the Registration Rights Agreement and Shareholders Agreement; and
(v) the payment of all fees and expenses incurred in connection with the Transaction.

          (g) Perfection of Security Interests. The Perfection Certificate, duly executed by the Borrower with the schedules thereto completed for all Credit Parties and Subsidiary Grantors (excluding the Inactive Subsidiary), together with the following:

               (i) Pledged Equity. Original certificates evidencing all of the issued and outstanding shares of Capital Stock required to be pledged to the Administrative Agent pursuant to the terms of the Pledge and Security Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant Credit Party and Subsidiary Grantor, as applicable;

               (ii) Pledged Debt. The original Intercompany Notes and other instruments required to be pledged to the Administrative Agent pursuant to the terms of the Pledge and Security Agreement, duly endorsed in blank by each relevant Credit Party and Subsidiary Grantor, as applicable;

               (iii) UCC, Tax Liens Judgments Search Reports. Copies of Uniform Commercial Code Requests for Information or Copies or similar search reports, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens which name any Credit Party or Subsidiary Grantor, as the debtor, and which are filed in the jurisdiction in which the Credit Parties and Subsidiary Grantors are organized or have any material property or assets, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which shall cover any of the Collateral, other than Liens existing on the date hereof and which are identified on Schedule 1.03 of the Perfection Certificate and which the Administrative Agent have agreed may continue in effect following the Closing Date):

               (iv) Intellectual Property Search Results. With respect to all the Intellectual Property Collateral, any search results from any search performed by the Administrative Agent's counsel in the United States Patent and Trademark Office and United States Copyright Office;

               (v) Termination Statements. UCC-3 termination statements or other releases in respect of Liens reflected in such search reports (including Liens under the Existing Credit Agreement if requested by Administrative Agent in its sole discretion) other than Permitted Liens;

               (vi) Financing Statements. Acknowledgment copies of UCC financing statements (or delivery of such financing statements in proper form for filings) naming the Borrower and each other Credit Party or Subsidiary Grantor, as applicable, as the debtor, and the Administrative Agent as the secured party, which UCC financing statements have been filed, or have been delivered for filing, under the UCC of all jurisdictions as specified on
     Schedule 1.04 of the Perfection Certificate;

               (vii) Senior Intellectual Property Security Agreements. Evidence satisfactory to the Administrative Agent of the filing (or delivery for filing to the Administrative Agent) of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and United States Copyright Office;

               (viii) Account Control Agreements. Account Control Agreements with the banks or security intermediaries to the extent required in Section
     3.04 of the Perfection Certificate as requested by the Administrative Agent, in each case, duly executed and delivered or authenticated by the parties thereto;

               (ix) Waiver Agreements. The Borrower shall use reasonable efforts to obtain a Waiver Agreement duly executed by the landlord with control over the location identified in Section 2.05 of the Perfection Certificate;

          (h) Opinions of Counsel. The Administrative Agent shall have received on its behalf and on behalf of the Lenders, in each case dated as of the Closing
Date:

               (i) a legal opinion of Goodwin Procter LLP, special counsel to the Credit Parties and the Subsidiary Grantors, including Credit Parties and Subsidiary Grantors incorporated in the States of Delaware and New York, acceptable to the Administrative Agent (including, without limitation, opinions with respect to the Collateral), in substantially the form of Exhibit N-1;

               (ii) a legal opinion of special local counsel for each Credit Party and Subsidiary Grantor incorporated in the State of Florida, in substantially the form of Exhibit N-2;

               (iii) a legal opinion of in-house counsel for each Credit Party and Subsidiary Grantor acceptable to the Administrative Agent, in substantially the form of Exhibit N-3; and

               (iv) copies of any other opinions of counsel to any Credit Party delivered in respect of the Transaction, accompanied in each case by a letter from such counsel stating that the Administrative Agent and the Lenders are entitled to rely on such opinions as if they were addressed to such parties.

          (i) Evidence of Insurance. The Administrative Agent shall have received (A) evidence satisfactory to it in its reasonable discretion, to the effect that insurance satisfying the requirements set forth in the Senior Credit Documents is in full force, (B) delivery of endorsements and certificates naming the Administrative Agent as loss payee on all property insurance and the Administrative Agent and the Lenders as additional insured under all liability insurance; and (C) copies of all policies of insurance to the extent requested by the Administrative Agent.

          (j) Solvency Certificate. The Administrative Agent shall have received certification, substantially in the form of Exhibit G hereto, from the chief financial officer of the Borrower, as to the financial condition and Solvency of each Credit Party and each Subsidiary Grantor after giving effect to the incurrence of the Indebtedness related to the execution, delivery and performance of the Senior Credit Documents and the Transaction (subject, in the case of each Credit Party which is a Subsidiary and each Subsidiary Grantor, to maximum dollar parameters).

          (k) ERISA. The Administrative Agent shall be reasonably satisfied that
(A) the Borrower and its Subsidiaries will be able to meet their obligations under all employee and retiree welfare plans, (B) the Plans of the Borrower and its ERISA Affiliates are, in all material respects, funded in accordance with minimum statutory requirements, (C) no Reportable Event, but excluding events for which reporting has been waived, has occurred as to any such Plan and (D) no termination of, or withdrawal from, any such Plan has occurred or is contemplated that could reasonably be expected to result in any material liability. The delivery of a Notice of Borrowing with respect to the initial Loans shall constitute a representation and warranty by Borrower of the correctness of matters specified in this subsection (k).

          (l) Litigation. There shall not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transaction or (b) any pending or threatened (in writing) action, suit, investigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. The delivery of a Notice of Borrowing with respect to the initial Loans shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in this subsection (l).

          (m) Compliance with Laws. The Administrative Agent shall have received satisfactory evidence that the Borrower and its Subsidiaries and Affiliates have complied in all material respects with, and be validly existing under all applicable laws, rules and regulations (including ERISA and Regulation U issued by the FRB) after giving effect to the Transaction. The delivery of the Notice of Borrowing with respect to the initial Loans shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in this subsection (m).

          (n) Material Contracts. The Administrative Agent shall have received satisfactory evidence that each Consolidated Party has complied in all material respects with all Material Contracts after giving effect to the Transaction. The delivery of the Notice of Borrowing with respect to the initial Loans shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in this subsection (n). The Borrower shall deliver on the Closing Date certified copies of the Senior Subordinated Note Purchase Documents and, if requested by the Administrative Agent or their counsel, copies of all other Material Contracts.

          (o) Fees and Expenses. The Credit Parties shall have paid all fees and expenses owed by them to the Lenders or their Affiliates and the Administrative Agent, including the reimbursement of the legal fees and expenses of McGuireWoods LLP directly to McGuireWoods LLP, and any recording, filing or similar fees.

          (p) Material Adverse Effect. From December 31, 2005 to the Closing Date, nothing shall have occurred (and neither the Lenders nor the Administrative Agent shall have become aware of any facts or circumstances not previously known) which had, or could reasonably be expected to have, a Material Adverse Effect.

          (q) Existing Credit Agreement. The Lenders shall be satisfied that, concurrently with the Closing Date, the Existing Credit Agreement has been amended and restated in its entirety, all outstanding loans under the Existing Credit Agreement which were provided by Lenders under the Existing Credit Agreement who have not agreed to make Loans under this Agreement have been repaid in full (together with any premium or breakage costs for such loans and commitments as provided in the Existing Credit Agreement), and all accrued and unpaid interests and fees under the Existing Credit Agreement have been paid in full. In addition, the Lenders shall be satisfied that all Liens granted pursuant to the collateral documents under the Existing Credit Agreement shall with respect to the revolving loans or tranche B term loans thereunder continue in full force and effect under this Agreement and all lender hedging agreements under the Existing Credit Agreement with respect to the revolving loans or tranche B term loans shall continue to be secured for purposes of this Agreement and the other Senior Credit Documents (or at the sole option of the Administrative Agent be terminated and new filings made hereunder).

          (r) Business Associate Agreement. The Borrower agrees to deliver on or prior to the Closing Date, an agreement to allow for the Borrower's and its Subsidiaries' compliance with the federal privacy regulations issued pursuant to HIPAA with respect to the Administrative Agent's and Lenders' access to and/or use or disclosure of "Protected Health Information" (as defined in HIPAA) in connection with this Agreement and the other Senior Credit Documents (the "Business Associate Agreement").

          (s) Commitment Letter, Fee Letter. The Fee Letter and the commitment letter related thereto shall be in full force and effect and each of the Credit Parties shall have complied with all of their respective obligations thereunder.

          (t) Other. The Administrative Agent shall have received, in form and substance satisfactory to it, environmental reports and assessments and such other reports, audits, assessments or certifications as it may reasonably request.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          SECTION 4.02 CONDITIONS TO ALL EXTENSIONS OF CREDIT. The obligations of each Lender to make any Loan (including the initial Loans), Convert any existing Base Rate Loan into a Loan of another Type or Extend any existing Eurodollar Rate Loan into a subsequent Interest Period and of the Issuing Lender to issue or extend any Letter of Credit are subject, on the date such Loan is made, Converted or Extended or the date such Letter of Credit is issued or extended, as applicable, to satisfaction of the following conditions:

          (a) The Borrower shall have delivered to the Administrative Agent and/or the Issuing Lender, as appropriate, (i) in the case of any Revolving Loan, any Tranche B Term Loan or Swingline Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, an appropriate request for issuance or extension in accordance with the provisions of Section 2.02(b);

          (b) The representations and warranties set forth in Article V and in each of the other Senior Credit Documents shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and references to Schedules shall be deemed to refer to the most updated supplements to Schedules to be delivered on the next scheduled delivery date, as to which the Borrower has notified the Administrative Agent in writing.

          (c) There shall not have been commenced against any Credit Party or Subsidiary Grantor an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, which involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

          (d) No Default or Event of Default shall exist and be continuing either prior to the making, Conversion or Extension of such Loan or the issuance or extension of such Letter of Credit or after giving effect thereto;

          (e) No material adverse change shall have occurred or become known since the Closing Date in the condition (financial or otherwise), business, assets, liabilities (actual or contingent), results of operations, cash flows, operations, condition (financial or otherwise) or prospects of the Borrower its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole (determined on a pro forma basis), and there shall exist no conditions, events or occurrences that, individually or in the aggregate, would reasonably be expected to result in such a material adverse change; and

          (f) Immediately after giving effect to the making, Conversion or Extension of such Loan (and the application of the proceeds thereof) or to the issuance or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Credit Facility Obligations and the aggregate principal amount of outstanding Tranche B Term Loans shall not exceed any of the limitations applicable thereto set forth in Article II.

The delivery of each Notice of Borrowing, each Notice of Extension of Eurodollar Rate Loans or Conversion of Base Rate Loans and each request for the issuance or extension of a Letter of Credit pursuant to Section 2.02(b) shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d), (e) and (f) above.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          The Borrower hereby represents and warrants, to the Administrative Agent and each Lender that:

          SECTION 5.01 FINANCIAL CONDITION. (a) The audited financial statements referred to in Section 4.01(c)(ii)(A) have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by Ernst & Young LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries or CompBenefits Dental and its Consolidated Subsidiaries, as applicable, as of such dates and for such periods. The unaudited interim balance sheets of the Borrower and its Consolidated Subsidiaries or CompBenefits Dental and its Consolidated Subsidiaries, in each case as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each fiscal quarter ended after December 31, 2005 and prior to the Closing Date have heretofore been furnished to each Lender. Such interim financial statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for the absence of footnotes and (ii) present fairly the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries or CompBenefits Dental and its Consolidated Subsidiaries, as applicable, as of such dates and for such periods, except for annual audit adjustments. During the period from December 31, 2005, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto. The balance sheets and the notes thereto included in the foregoing financial statements disclose all material liabilities, actual or contingent, of the

Borrower, CompBenefits Dental and their respective Consolidated Subsidiaries as of the dates thereof.

          (b) As of the Closing Date, the Consolidated Parties do not have any material liabilities, actual or contingent, or Preferred Stock except (i) as disclosed in the most recent interim financial statements referred to in subsection (a) above, (ii) for items disclosed in Schedule 5.01, (iii) for accounts payable incurred in the ordinary course of business consistent with past practice since the date of the most recent interim financial statements referred to in subsection (a) above, (iv) Indebtedness under the Senior Credit Documents and the Senior Subordinated Note Purchase Documents and (v) Indebtedness set forth on Schedule 7.01.

          (c) The projections referred to in Section 4.01(c)(ii)(C) have heretofore been furnished to each Lender. Such projections have been prepared on a basis consistent with the financial statements of the Borrower and its Consolidated Subsidiaries referred to in subsection (a) above and are based on good faith estimates and assumptions made by management of the Borrower. On the Closing Date, such management believed that such projections were reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material. There is no fact known of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the financial statements delivered in connection herewith.

          (d) The financial statements delivered to the Lenders pursuant to
Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b), and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

          SECTION 5.02 NO MATERIAL EFFECT AND NO INTERNAL CONTROL EVENT. (a) Since December 31, 2005, there has been no development or event relating to or affecting a Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect.

          (b) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the last audited financial statements delivered pursuant to Section 6.01(a) that has resulted in or could reasonably be expected to result in a misstatement in any material respect in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder, or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Consolidated Parties on a consolidated basis.

          SECTION 5.03 ORGANIZATION AND GOOD STANDING. Each of the Consolidated Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.04 POWER; AUTHORIZATION; GOVERNMENTAL AUTHORIZATIONS; OTHER CONSENTS; ENFORCEABLE OBLIGATIONS. (a) Each of the Credit Parties and Subsidiary Grantors has the corporate or other necessary power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

          (b) No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Consolidated Party to any Transaction Document in connection with the borrowings or other extensions of credit hereunder or with (i) the execution, delivery, performance by, validity or enforceability of any Senior Credit Document or other Transaction Document to which such Person is a party (other than those obtained), (ii) the validity or enforceability of this Agreement or any other Senior Credit Document or other Transaction Document against the Consolidated Parties (except such filings as are necessary in connection with the perfection of Liens created by such Senior Credit Documents) or (iii) the consummation of the transactions contemplated thereby, including the consummation of the Transaction and all other transactions contemplated by the Transaction Documents, other than the following approvals, consents, exemptions, authorizations actions, filings, registrations and qualifications:

               (i) the following approvals, filings and consents: (A) the filing of financing statements in the UCC filing offices and the UCC termination statements and other Lien releases in the applicable UCC or other offices,
     (B) the filing of Intellectual Property Security Agreements in favor of the respective Administrative Agent with the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, (C) the execution of the Account Control Agreements, and (D) the execution of the Waiver Agreements; and

               (ii) the approvals, consents and authorizations listed on
     Schedule 5.04 hereto, all of which have been obtained.

          (c) This Agreement has been, and each other Senior Credit Document and other Transaction Document to which any Consolidated Party is a party will be, duly executed and delivered on behalf of such Consolidated Party.

          (d) This Agreement constitutes, and each other Senior Credit Document and other Transaction Document when executed and delivered will constitute, a legal, valid and binding obligation of each Consolidated Party thereto, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          SECTION 5.05 NO CONFLICTS. Neither the execution and delivery by any Consolidated Party of this Agreement, the other Senior Credit Documents or other Transaction Documents to which such Person is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Person, nor the exercise of remedies by the Secured Parties under the Senior Credit Documents, will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents, (b) violate, contravene or conflict with any Requirement of Law (including Regulation U) applicable to it or its Properties, (c) violate, contravene or conflict with contractual provisions of, cause an event of default under, or give rise to material increased, additional, accelerated or guaranteed rights of any Person under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which such Person is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (except Liens created under the Collateral Documents) upon or with respect to its Properties.

          SECTION 5.06 NO DEFAULT. No Consolidated Party is in default in any respect under (a) any loan agreement, indenture, mortgage, security agreement or other agreement relating to Indebtedness or any other contract, lease, agreement or obligation to which it is a party or by which any of its Properties is bound which default could reasonably be expected to have a Material Adverse Effect or
(b) as of the Closing Date, any Existing Subordinated Debt Agreement. No Default or Event of Default has occurred or exists.

          SECTION 5.07 OWNERSHIP OF PERSONAL PROPERTY; LIENS. Each Consolidated Party is the owner of, and has good and marketable title to, all of its respective properties, assets (including, without limitation, the Collateral), and none of such assets (including, without limitation, the Collateral), is subject to any Lien other than Permitted Liens and as of the Closing Date the Liens under the Existing Credit Agreement which are being continued on the Closing Date for the benefit of the Secured Parties.

          SECTION 5.08 INDEBTEDNESS. Except as permitted under Section 7.01, the Consolidated Parties have no Indebtedness, other than as of the Closing Date, Indebtedness under the Existing Credit Agreement which shall be paid off or continued as Loans hereunder concurrently with the Closing Date.

          SECTION 5.09 LITIGATION. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending for which service of process or other written notice has been received or, to the knowledge of any Credit Party, threatened against or affecting any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

          SECTION 5.10 TAXES. Each Consolidated Party has filed, or caused to be filed, all tax returns (including federal, state, local and foreign tax returns) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent, (ii) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP or
(iii) in the case of clause (b), those in an aggregate amount not to exceed $50,000. No Credit Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments in writing proposed against it or any other Consolidated Party.

          SECTION 5.11 COMPLIANCE WITH LAW. Each Consolidated Party is in compliance with all Requirements of Law (including Environmental Laws) applicable to it or to its Properties, except for any such failure to comply which could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law could reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Credit Parties, as of the Closing Date, none of the Consolidated Parties or any of their respective material Properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority. Except as disclosed in Schedule 5.11, none of the Consolidated Parties has received any written communication prior to the Closing Date from any Governmental Authority that alleges that any of the Consolidated Parties is not in compliance in any material respect with any Requirement of Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.

          SECTION 5.12 ERISA. Except as disclosed in Schedule 5.12:

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or
(ii) is established pursuant to a prototype or master plan which has received a favorable opinion letter from the IRS, and in the case of either clause (i) or
(ii), to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

          (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Single Employer Plan and, to the knowledge of the Credit Parties, each Multiemployer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (d) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

          (e) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

          (f) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any material liability under
Section 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

          (g) Neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601 through 609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Credit Parties and the Subsidiary Grantors in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 10.14 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995),
compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA or of a "plan" within the meaning of Section 4975(e)(1) of the Code.

          SECTION 5.13 SUBSIDIARIES. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries (excluding the Inactive Subsidiary) of the Borrower. Schedule 5.13 sets forth as of the Closing Date, the jurisdiction of incorporation of each such Subsidiary, the number of authorized shares of each class of Capital Stock of each such Subsidiary, the number of outstanding shares of each class of Capital Stock, the number and percentage of outstanding shares of each class of Capital Stock of each such Subsidiary owned (directly or indirectly) by any Person, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect to Capital Stock of each such Subsidiary. All the outstanding Capital Stock of each Subsidiary of the Borrower is validly issued, fully paid and non-assessable and, as of the Closing Date, is owned by the Borrower, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth in Schedule 5.13, as of the Closing Date no such Subsidiary has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock. As of the Closing Date, the Borrower has no Subsidiaries, other than CompBenefits Dental, DHMI and their respective Subsidiaries. The Subsidiary Guarantors constitute all of the Subsidiaries of the Borrower which are not Regulated Subsidiaries.

          SECTION 5.14 GOVERNMENTAL REGULATIONS, ETC. (a) None of the Consolidated Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

          (b) No Consolidated Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Consolidated Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended or (ii) controlled by such a company.

          (c) To the knowledge of any Credit Party, except as set forth on
Schedule 5.14, no director, executive officer or principal holder of Capital Stock of any Consolidated Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

          (d) Each Consolidated Party has obtained and holds in full force and effect all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted.

          (e) Each Consolidated Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

          SECTION 5.15 PURPOSE OF LOANS AND LETTERS OF CREDIT. The proceeds of the Tranche B Term Loans will be used solely (i) to repay any Indebtedness outstanding under the Existing Credit Agreement which is not continued as Loans under this Agreement as of the Closing Date, (ii) to repay a portion of the Existing Subordinated Notes of CompBenefits Dental, all of which Existing Subordinated Notes shall be repaid on the Closing Date in an aggregate amount of no more than $25 million as part of the Transaction, (iii) to redeem a portion of the Senior Preferred Stock of the Borrower, all of which Senior Preferred Stock shall be redeemed on the Closing Date in an aggregate amount of no more than $57.3 million as part of the Transaction and (iv) to pay a portion of the fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Loans and the Swingline Loans made after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Subsidiaries and for the general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, and other obligations relating to transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business.

          SECTION 5.16 ENVIRONMENTAL MATTERS. To our knowledge, except as disclosed in Schedule 5.16 or except as could not reasonably be expected to have a Material Adverse Effect:

          (a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the "Company Properties") and all operations at the Company Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Company Properties or the businesses operated by the Consolidated Parties (the "Businesses"), and there are no conditions or circumstances relating to the Businesses or Company Properties or any former facilities, properties or businesses of the Consolidated Parties that could give rise to liability of any Consolidated Party under any applicable Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (b) None of the Company Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Company Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability of any Consolidated Party under, Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (c) No Consolidated Party has received prior to the Closing Date any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Company Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe as of the Closing Date that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Company Properties, or generated, treated, stored or disposed of at, on or under any of the Company Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability of any Consolidated Party under, any applicable Environmental Law or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees, consent orders, administrative orders, other decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Company Properties or the Businesses.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Company Properties, or arising from or related to the operations (including disposal) of any Consolidated Party in connection with the Company Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws or under any agreement or other instrument pursuant to which any Consolidated Party has agreed or is required to indemnify any Person against any such liability.

          SECTION 5.17 INTELLECTUAL PROPERTY. (a) Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, service marks, proprietary techniques, patents, patent applications, trade secrets, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted, except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. All material Intellectual Property owned by any Consolidated Party is referred to herein as the "Material Owned Intellectual Property" and all material Intellectual Property that any Consolidated Party has the right to use, but not ownership of, is referred to herein as "Material Licensed Intellectual Property." The Material Owned Intellectual Property and the Material Licensed Intellectual Property is referred to collectively as the "Material Intellectual Property". Schedule 5.17 sets forth a complete and accurate list as of the Closing Date of each of the Material Owned Intellectual Property and the Material Licensed Intellectual Property. None of the Consolidated Parties has granted any options, licenses or agreements of any kind relating to Material Intellectual Property.

          (b) No claim has been asserted and is pending by any Person challenging or questioning the use, ownership or enforceability of any Material Owned Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of the Material Intellectual Property by any Consolidated Party does not infringe on the rights of any Person. None of the Consolidated Parties is in breach of any material provision of any license, sublicense or other agreement which relates to any of the Material Licensed Intellectual Property, and, to the knowledge of the Credit Parties, none of the Consolidated Parties has taken any action which would impair or otherwise adversely affect its rights in any of the Material Intellectual Property. To the knowledge of the Credit Parties, all the Material Owned Intellectual Property is valid and enforceable, except that, with respect to the applications to register any unregistered Intellectual Property (but not with respect to the underlying Intellectual Property rights that are the subject of such applications), the Credit Parties only represent and warrant that such applications are pending and in good standing all without material challenge of any kind.

          (c) All proprietary information owned by each Consolidated Party has been maintained in confidence by the Consolidated Parties and their respective former and current employees, agents, consultants and independent contractors in accordance with protection procedures customarily used to protect confidential information. The Consolidated Parties have taken all commercially reasonable steps to restrict the right of all former and current members of management and key personnel of each Consolidated Party, including all former and current employees, agents, consultants and independent contractors who have materially contributed to or participated in the conception and development of any of the Material Owned Intellectual Property (collectively, "Personnel"), to disclose proprietary information of the Consolidated Parties and their respective clients. The Consolidated Parties have taken commercially reasonable steps to require all Personnel either (i) to be party to a "work-for-hire" arrangement or agreement with the Consolidated Parties, in accordance with applicable federal and state law, that has accorded the Consolidated Parties full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) to execute appropriate instruments of assignment in favor of the Consolidated Parties as assignee that have conveyed to the Consolidated Parties full, effective and exclusive ownership of all tangible and intangible property thereby arising. To the knowledge of the Consolidated Parties, no former or current Personnel have any claim against the Consolidated Parties in connection with such Person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of any of the Consolidated Parties have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any of the Consolidated Parties in the furtherance of its business operations, which patents or applications have not been assigned to the Consolidated Parties, with such assignment duly recorded in the United States Patent Office.

          SECTION 5.18 SOLVENCY. Each Credit Party and each Subsidiary Grantor is and, after consummation of the transactions contemplated hereby, will be Solvent.

          SECTION 5.19 INVESTMENTS. All Investments of any Consolidated Party are Permitted Investments.

          SECTION 5.20 LOCATION OF COLLATERAL. Set forth on Schedule 5.20 is the jurisdiction of incorporation or organization, and the chief executive office and principal place of business of each Consolidated Party (excluding the Inactive Subsidiary) as of the Closing Date.

          SECTION 5.21 DISCLOSURE. Neither this Agreement nor any financial statements delivered to the Administrative Agent and the Lenders pursuant hereto nor any other document, certificate or statement (other than final projections) furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. All financial projections that have been made available to the Administrative Agent or the Lenders by any Consolidated Party or any representatives thereof in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Consolidated Parties to be reasonable.

          SECTION 5.22 NO BURDENSOME RESTRICTIONS; MATERIAL AGREEMENTS. (a) No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Set forth on
Schedule 5.22 is a complete and accurate list of all Material Contracts of each Consolidated Party, showing the name thereof, the parties thereto, the subject matter and the term thereof.

          (b) Except as set forth in Schedule 5.22 as of the Closing Date, each Material Contract is in all material respects valid, binding and in full force and effect and will be enforceable by the Borrower or the Subsidiary of the Borrower which is a party thereto in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles (whether in equity or at law). Except as set forth in
Schedule 5.22, as of the Closing Date, each of the Borrower and the Subsidiaries has performed in all material respects all obligations required to be performed by it to date under the Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Credit Parties, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the Closing Date, neither the Borrower nor any of the Subsidiaries, nor, to the knowledge of the Borrower, any other party to any Material Contract, has given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. As of the Closing Date, none of such other parties has any presently exercisable right to terminate any Material Contract for any reason, including as a result of the execution, delivery or performance of the Transaction Documents.

          (c) Except as could not reasonably be expected to have a Material Adverse Effect, none of the Consolidated Parties has any knowledge of any actual or threatened (in writing) adverse change in the relationship between any Consolidated Party and any material customer, supplier distributor or other party with whom such Consolidated Party does business.

          SECTION 5.23 LABOR MATTERS. Except as disclosed in Schedule 5.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date, and none of the Consolidated Parties has suffered any strike, walkout, work stoppage, unfair labor practice complaint or other material labor difficulty within the five years prior to the Closing Date. To the knowledge of the Credit Parties, as of the

Closing Date, no union representation question exists with respect to the employees of the Consolidated Parties and no union organizing activities are taking place. The hours worked by and payments made to employees of the Consolidated Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Consolidated Party, or for which any claim may be made against any Consolidated Party, on account of wages, employee health and welfare insurance or other benefits, have been paid or accrued as a liability on the books of the Consolidated Parties.

          SECTION 5.24 NATURE OF BUSINESS. As of the Closing Date, the Consolidated Parties are engaged in the business of providing full-service dental and vision benefits, offering network-based dental and vision care, reduced fee-for-service and third party administration and providing dental and vision coverage for plan members.

          SECTION 5.25 COLLATERAL DOCUMENTS. (a) The Pledge and Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral identified therein owned by each Credit Party and Subsidiary Grantor who is a party thereto and has granted a security interest in the Collateral, and, when (A) financing statements in appropriate form are filed as provided in Section 5.04 in the places set forth on Schedule 5.25, the Pledge and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral that may be perfected by filing, recording or registering a financing statement under the UCC, in each case prior and superior to the right of any other Person; (B) the Pledged Securities (as defined in the First Pledge and Security Agreement) evidencing any Pledged Equity (as defined in the Pledge and Security Agreement) which are certificated securities and any Pledged Notes (as defined in the Pledge and Security Agreement) are delivered to the Administrative Agent (and so long as they continue to be properly held by the Administrative Agent), the Pledge and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Equity and Pledged Notes, in each case subject to no prior and superior Lien; and (C) the Intellectual Property Security Agreements have been duly recorded in the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, the Pledge and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties and Subsidiary Grantors thereunder in all Patents, Trademarks and Copyrights (each as defined in the Pledge and Security Agreement) owned by such Credit Parties and Subsidiary Grantors and in which a security interest may be perfected by filing, recording or registration of an Intellectual Property Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Lien.

          (b) Each Account Control Agreement when duly executed and delivered by the banks and security intermediaries parties thereto will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties who are parties to the Pledge and Security Agreement and grant an interest in Deposit Accounts and Securities Accounts (each defined in the Pledge and Security Agreement) under such Account Control Agreement prior and superior in right to any other Person, subject only to other Liens permitted therein and in Permitted Liens.

          SECTION 5.26 TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 5.26, except for agreements and arrangements entered into in the ordinary course of business on terms and conditions as favorable to any party thereto as would be obtainable by it in a comparable arms-length transaction with an independent, unrelated third party and except for agreements and arrangements among the Borrower and its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries of the Borrower, neither the Borrower nor any of its Subsidiaries will be a party to or engaged in any transaction with, and none of the properties and assets of the Borrower or any of its Subsidiaries will be subject to or bound by any agreement or arrangement with, (a) any Affiliate of any Consolidated Party or (b) any member of the Sponsor Group or any of their respective Affiliates.

          SECTION 5.27 OWNERSHIP OF THE BORROWER, ETC.. Schedule 5.27 sets forth a true and accurate list as of the Closing Date after giving effect to the Transaction of each holder of Capital Stock of the Borrower, indicating the name of each such holder and the Capital Stock held by each such Person. Except for the Registration Rights Agreement, the Shareholders Agreement and the Stock Option Plan, there are no shareholders agreements or other agreements to which the Borrower is a party pertaining to the Investor Group's beneficial ownership of the Capital Stock of the Borrower, including any agreement that would restrict the Investor Group's right to dispose of such Capital Stock and/or its right to vote such Capital Stock.

          SECTION 5.28 INSURANCE. The Consolidated Parties maintain policies of fire and casualty, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are in accordance with normal industry practice for the business and assets of the Consolidated Parties. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any prior period under comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Consolidated Parties have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Schedule 5.28 sets forth the insurance coverage of the Consolidated Parties by carrier, policy number, expiration date, type and amount as of the Closing Date.

          SECTION 5.29 CERTAIN TRANSACTIONS. (a) On the Closing Date, all funds advanced on the Closing Date by the Lenders will be used in accordance with
Section 5.15.

          (b) On the Closing Date, the Transaction shall be consummated in accordance with the provisions in Section 4.01(f).

          (c) All Senior Credit Obligations of each Credit Party shall be "Senior Indebtedness" for purposes of and as defined in the Senior Subordinated Note Purchase Agreement.

          SECTION 5.30 COMPLIANCE WITH HIPAA. To the extent that and for so long as any Consolidated Party is a "covered entity" within the meaning of or otherwise subject to HIPAA, each Consolidated Party (a) has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be materially adversely affected by the failure of such Consolidated Party to be HIPAA Compliant (as defined below), (b) has implemented all required policies, procedures and other actions necessary to be HIPAA Compliant, (c) has executed the "Business Associate Agreements" (as defined under HIPPA regulations), including the Business Associate Agreement delivered under this Agreement and (d) is HIPPA Complaint. For purposes hereof, "HIPAA Compliant" means that such Consolidated Party (A) is in compliance with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA, and all final rules and regulations promulgated thereunder, on and as of each date that any part thereof, and all final rules or regulations thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA Compliance Date") and (B) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity), that could result in any of the foregoing or that could in the case of (A) and (B) reasonably be expected to have a Material Adverse Effect.

          SECTION 5.31 TAXPAYER IDENTIFICATION NUMBER. The Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.01.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

          The Borrower hereby covenants and agrees that so long as this Agreement is in effect or any amounts payable hereunder or under any other Senior Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

          SECTION 6.01 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

          (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2006), a consolidated balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) only if and when the Borrower consummates an IPO or becomes subject to regulation by the SEC, an opinion of such Registered Public Accounting Firm independently assessing the Borrower's internal controls over financial reporting in accordance with Items 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2 and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object.

          (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year (commencing with fiscal year 2006) of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial statements to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements have been prepared in accordance with GAAP, except for the absence of footnotes, and fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments; provided that the Borrower shall also furnish or cause to be furnished to the Administrative Agent and each of the Lenders within the time periods set for above, any final reports produced by independent certified public accountants related to such quarterly financial statements.

          (c) Compliance Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above (commencing with the delivery of the financial statements for fiscal quarter ended March 31,
2006), a Compliance Certificate of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower (i) in the case of deliveries under Section 6.01(a) or 6.01(b) above, demonstrating compliance with the financial covenants contained in Section 7.19 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the generally accepted accounting principles applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change. In connection with the delivery of each Compliance Certificate pursuant to this Section 6.01(c), the Borrower shall deliver to the Administrative Agent a Perfection Certificate Supplement to the extent required in accordance with Section 6.11, Section 6.12 or Section 6.13, together with a statement of such officer, certifying that as of the date thereof, after giving effect to the Perfection Certificate Supplement, the representations and warranties in Article V hereof are true and correct in all material respects.

          (d) Annual Business Plan and Budgets. As soon as possible, but in no case more than 60 days after the end of each prior fiscal year of the Borrower (commencing with fiscal year ended 2006), an annual business plan and budget of the Borrower and its Consolidated Subsidiaries containing, among other things, projected financial forecasts in the form of financial statements for the next fiscal year.

          (e) Compliance With Certain Provisions of this Agreement. Within 90 days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the calculation of Excess Cash Flow for the prior fiscal year and (ii) the amount of Net Cash Proceeds from Asset Dispositions (other than Excluded Asset Dispositions), Debt Issuances (other than Excluded Debt Issuances) and Equity Issuances (other than Excluded Equity Issuances) that were made during the prior fiscal year.

          (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Consolidated Party.

          (g) Reports. Promptly (i) upon transmission or receipt thereof copies of all filings and registrations with, and reports to or from, the SEC, or any successor agency, and copies of all financial statements, proxy statements, notices and reports any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder, including, without limitation, copies of all reports and other information delivered to the Senior Subordinated Noteholders pursuant to the terms of the Senior Subordinated Note Purchase Agreement, and (ii) upon the request of the Administrative Agent or the Required Lenders, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for occupational health and safety matters, or any successor agencies or authorities concerning material environmental or occupational health and safety matters.

          (h) Notices. Upon obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of any event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Consolidated Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined could reasonably be expected to have a Material Adverse Effect; or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility (direct or indirect) for violation, or alleged violation of any federal, state or local law, rule or regulation, including Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect; or (iii) determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of the opinion) or the Borrower's determination at any time of the occurrence or the existence of any Internal Control Event, but only in the case of this subclause (iii) if and when the Borrower consummates an IPO or becomes subject to regulation by the SEC.

          (i) ERISA. The Borrower will give written notice to the Administrative Agent promptly (and in any event within ten Business Days after any officer of any Consolidated

Party obtains knowledge thereof) of: (i) any event or condition, including any Reportable Event, that constitutes, or is reasonably likely to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Consolidated Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

          (j) Environmental.

               (i) Upon the reasonable written request of the Administrative Agent, the Consolidated Parties will furnish or cause to be furnished to the Administrative Agent, at the cost of the Borrower, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Administrative Agent addressing the nature and extent of the presence of any Materials of Environmental Concern on any Company Properties or the compliance by any Consolidated Party with Environmental Laws at the Company Properties. If any Consolidated Party fails to deliver such an environmental report within sixty (60) days after receipt of such written request, then the Administrative Agent may arrange for the same, and the Borrower hereby grant, and agree to cause the other Consolidated Parties to grant, to the Administrative Agent and their representatives reasonable access to the Company Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged by the Administrative Agent pursuant to this provision shall be payable by the Borrower on demand and shall be added to the obligations secured by the Collateral Documents.

               (ii) The Consolidated Parties will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Company Properties as necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over the Company Properties, to the extent any failure to take the foregoing actions could reasonably be expected to have a Material Adverse Effect. The Borrower acknowledges and agrees that if any Consolidated Party fails to perform any of the actions required under this Section 6.01(j)(ii), the Administrative Agent shall have the right (but not the obligation) to do so for such Consolidated Party. The Borrower further acknowledges and agrees that if any Consolidated Party fails to cooperate (e.g., by allowing access to any premises or permitting the drilling of core samples, etc.), the Administrative Agent and the Lenders will not have an adequate remedy at law.

          (k) Accounting Policies. The Borrower shall promptly provide notice of material changes in accounting polices or financial reporting practices of any Consolidated Party.

          (l) Material Adverse Effect. The Borrower shall promptly provide notice of any facts or circumstances which could reasonably be expected to have a Material Adverse Effect.

          (m) Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent or the Required Lenders may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Sole Lead Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Credit Party Materials") by posting the Credit Party Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (i) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (ii) by marking Credit Party Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Sole Lead Arranger, the Issuing Lender and the Lenders to treat the Credit Party Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Credit Party Materials constitute Information, they shall be treated as set forth in Section 10.13): (iii) all Credit Party Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (iv) the Administrative Agent and the Sole Lead Arranger shall be entitled to treat any Credit Party Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

          SECTION 6.02 PRESERVATION OF EXISTENCE, FRANCHISES AND CORPORATE FORMALITIES. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.04 or Section 7.05, each of the Consolidated Parties will do all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and authority.

          SECTION 6.03 BOOKS AND RECORDS. Each of the Consolidated Parties will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

          SECTION 6.04 COMPLIANCE WITH LAW. Each of the Consolidated Parties will comply with all Requirements of Law, including Environmental Laws, applicable to it and its Properties to the extent that noncompliance with any such Requirement of Law could reasonably be expected to have a Material Adverse Effect.

          SECTION 6.05 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Each of the Consolidated Parties will pay and discharge (a) (i) tax liabilities (including federal, state, local and foreign) and (ii) all other assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Properties, before they shall become delinquent, except in the case of subclause (a)(ii), those in an aggregate amount not to exceed $50,000 (b) except as could not reasonably be expected to have a Material Adverse Effect, all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its Properties, and (c) except as prohibited hereunder or as could not reasonably be expected to have a Material Adverse Effect, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

          SECTION 6.06 INSURANCE; CERTAIN PROCEEDS. (a) (i) Each of the Consolidated Parties will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents), it being agreed and understood that the insurance maintained by each Consolidated Party as of the Closing Date is sufficient for purposes of this Section 6.06(a)(i); provided that there is no material change in (A) the business of any Consolidated Party as conducted on the Closing Date, (B) the normal insurance industry standards applicable to each Consolidated Party or (C) the regulatory requirements applicable to any Consolidated Party; (ii) the Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policy and additional insured with respect to all such other policies (other than workers' compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Consolidated Parties under such policies directly to the Administrative Agent (which agreement shall be evidenced by a "standard" or "New York" Lender's loss payable endorsement in the name of the Administrative Agent on Acord Form 27 or a similar form) and that it will give the Administrative Agent thirty (30) days' prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Consolidated Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

          (b) In case of any Casualty or Condemnation resulting in a loss of Property in excess of $100,000 in the aggregate of any Consolidated Party or any part thereof, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. In such case, the Borrower shall, or shall cause such Consolidated Party to, promptly repair, restore or replace the Property of such Consolidated Party (or part thereof) which was subject to such Casualty or Condemnation, at such Consolidated Party's cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such Property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Consolidated Party in the ordinary course and otherwise in the best interest of such Consolidated Party and (B) would not materially impair the rights and benefits of the Administrative Agent or the Secured Parties under the Collateral Documents or any other Senior Credit Document or (ii) the failure to repair, restore or replace the Property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Senior Credit Obligations in accordance with the following provisions of this Section 6.06(b). In the event a Consolidated Party shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation, such Consolidated Party will immediately pay over such proceeds to the Administrative Agent, for payment of the Senior Credit Obligations in accordance with Section 3.03(b) or, if such funds constitute Reinvestment Funds, to be held by the Borrower or the Administrative Agent, as the case may be. The Administrative Agent agrees to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the Property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of "Reinvestment Funds" are satisfied at the time of such request.

          (c) In connection with the covenants set forth in this Section 6.06, it is understood and agreed that:

               (i) none of the Administrative Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this
     Section 6.06, it being understood that (A) the Consolidated Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees to, and to cause each of the Consolidated Parties to, waive its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees, to the extent permitted by law;

               (ii) the Consolidated Parties will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Consolidated Parties annually or upon the occurrence of an Event of Default; and

               (iii) the Required Lenders shall have the right from time to time to require the Consolidated Parties to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be kept by comparable companies in accordance with normal industry practice and shall be obtainable on commercially reasonable terms; and provided further that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.06 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Consolidated Parties or the protection of their properties.

          SECTION 6.07 MAINTENANCE OF PROPERTY. Each of the Consolidated Parties will maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Casualty and Condemnation excepted, and will make, or cause to be made, as to such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses and to the extent deemed desirable by such Consolidated Party in its reasonable business judgment.

          SECTION 6.08 PERFORMANCE OF OBLIGATIONS. Each of the Consolidated Parties will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

          SECTION 6.09 USE OF PROCEEDS. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.15.

          SECTION 6.10 AUDITS/INSPECTIONS. Upon reasonable notice and during normal business hours, each of the Consolidated Parties will permit representatives appointed by the Administrative Agent or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit and inspect its Property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain, and shall permit the Administrative Agent or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Consolidated Parties (at the Borrower's election, with a representative of the Borrower present at any third-party discussions). Further, each of the Consolidated Parties agrees to permit representatives appointed by the Administrative Agent or the Required Lenders to conduct an annual field audit to investigate and verify the accuracy of reported revenues and accounts receivable and the adequacy of accounts receivable reserves, such annual field audit to be at the expense of the Borrower. The Borrower agrees that the Administrative Agent and their representatives, may conduct an audit of the Collateral, at the expense of the Borrower, annually or upon the occurrence of an Event of Default.

          SECTION 6.11 ADDITIONAL NON-REGULATED SUBSIDIARIES. As soon as practicable, and in any event within fifteen (15) Business Days after any Person becomes a direct or indirect Domestic Subsidiary of the Borrower, which is not a Regulated Subsidiary, the Borrower shall provide the Administrative Agent with a Perfection Certificate Supplement duly completed for such Subsidiary supplementing the information for the Credit Parties and Subsidiary Grantors to the date thereof, describing in reasonable detail the assets of such Person and shall (a)(i) cause such Person to become a Subsidiary Guarantor by executing and delivering a Joinder Agreement and such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose; (ii) perfect and maintain the validity, effectiveness and priority of any security interests in all its personal property, assets, Capital Stock and all proceeds and accessories therefrom to secure the Senior Credit Obligations as further set forth herein and in the Collateral Documents by executing and delivering a Joinder Agreement in the capacity as Subsidiary Grantor and such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose, and (iii) become a party to or execute all applicable Collateral Documents, as reasonably determined by the Administrative Agent and such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose; (b) pledge, or cause a Subsidiary Grantor, as appropriate, to pledge, and maintain a pledge of one hundred percent (100%) of the Capital Stock of such Subsidiary pursuant to the terms of the Collateral Documents, and (c) deliver, and cause such Person to deliver, to the Administrative Agent documents to the extent reasonably deemed appropriate by the Administrative Agent including appropriate UCC-1 financing statements, termination statements, account control agreements, landlord waivers (to the extent required under the terms of the Pledge and Security Agreement), certified resolutions and other organizational documents and secretary's certificate with incumbency information, of such Person and, if reasonably requested by the Administrative Agent, favorable opinions to counsel of such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder and the priority thereof), all in form, content and scope reasonably satisfactory to the Administrative Agent.

          SECTION 6.12 ADDITIONAL REGULATED SUBSIDIARIES. (a) As soon as practicable, and in any event within fifteen (15) Business Days after any Person becomes a direct or indirect Domestic Subsidiary of the Borrower, which is a Regulated Subsidiary, the Borrower shall provide the Administrative Agent with a Perfection Certificate Supplement duly completed for such Subsidiary supplementing the information for the Credit Parties and Subsidiary Grantors to the date thereof, describing in reasonable detail the Capital Stock and Intercompany Notes and related Collateral of such Person and the Borrower or Subsidiary Grantor, as appropriate, shall pledge and maintain a pledge of one hundred percent (100%) of the Capital Stock and Intercompany Notes of such Subsidiary pursuant to the terms of the Collateral Documents and (b) deliver, and cause such Person to deliver, to the Administrative Agent documents to the extent deemed appropriate by the Administrative Agent, including appropriate UCC-1 financing statements, termination statements, certified resolutions and other organizational documents and a secretary's certificate with incumbency information, of the Borrower or Subsidiary as appropriate, and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder and the priority thereof), all in form, content and scope reasonably satisfactory to the Administrative Agent.

          (b) In the event any Domestic Subsidiary shall at any time cease to be a Regulated Subsidiary, the Borrower shall, and shall cause the Domestic Subsidiary to, comply with Section 6.11.

          SECTION 6.13 FURTHER ASSURANCES WITH RESPECT TO COLLATERAL. Execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Senior Credit Documents, including causing, to the fullest extent permitted by law, (i) the Collateral to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties pursuant to the Collateral Documents, and (ii) the pledge of the Capital Stock of the Subsidiaries of the Borrower which is subject to pledges pursuant to the Pledge and Security Agreement, in each case to secure all the Senior Credit Obligations, all at the expense of the Borrower.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

          The Borrower hereby covenants and agrees that so long as this Agreement is in effect or any amounts payable hereunder or under any other Senior Credit Document shall remain outstanding and until all of the Commitments hereunder shall have terminated and all Letters of Credit shall have expired or been cancelled:

          SECTION 7.01 INDEBTEDNESS. None of the Consolidated Parties will contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness arising under this Agreement and the other Senior Credit Documents;

          (b) Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date to the extent disclosed in Schedule 7.01 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to the Borrower or such Subsidiaries than the terms and conditions of such existing Indebtedness, so long as the principal amount thereof is not increased);

          (c) Indebtedness (including Capital Leases) incurred by the Subsidiaries of the Borrower after the Closing Date solely to finance or refinance the purchase of fixed assets directly related to the business of such Subsidiaries on the Closing Date, in each case acquired after the Closing Date in the ordinary course of business; provided that (i) the total of all such Indebtedness for the Subsidiaries of the Borrower taken together, together with the total of all Indebtedness of the Borrower and its Subsidiaries incurred pursuant to Section 7.01(f) below, shall not exceed an aggregate principal amount of $5,000,000 at any time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed,

(iii) such Indebtedness is secured by a purchase money Lien on the assets so acquired, and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (d) obligations of the Borrower or any of its Subsidiaries in respect of Interest Rate Protection Agreements entered into in order to limit exposure to floating rate indebtedness of the Borrower or any of its Subsidiaries and not for speculative purposes;

          (e) intercompany Indebtedness of any Subsidiaries of the Borrower arising out of loans and advances permitted under Section 7.06; provided that the disposition, pledge or transfer of such Indebtedness to a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower or the occurrence of any event pursuant to which the obligor with respect to such Indebtedness is no longer the Borrower or a Wholly-Owned Subsidiary of the Borrower shall constitute an incurrence of Indebtedness that is not permitted by this subsection (e);

          (f) in addition to the Indebtedness otherwise permitted by this
Section 7.01, other Indebtedness incurred after the Closing Date by the Borrower or its Subsidiaries; provided that (i) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such incurrence and (ii) the aggregate principal amount of such Indebtedness plus the aggregate principal amount of Indebtedness permitted pursuant to
Section 7.01(c) above shall not exceed $5,000,000 at any time outstanding;

          (g) the Convertible Preferred Stock outstanding on the Closing Date in an aggregate amount of no more than $131,325,000;

          (h) any Perpetual Preferred Stock to be issued in connection with the Convertible Preferred Stock outstanding on the Closing Date;

          (i) Indebtedness of the Borrower under the Senior Subordinated Note Purchase Agreement in an aggregate principal amount not to exceed $36,000,000 (minus the amount of any Senior Subordinated Notes that may be prepaid from time to time in compliance with this Agreement, if any);

          (j) Indebtedness of the Borrower and its Subsidiaries incurred under any Cash Management Services Agreement; and

          (k) Indebtedness assumed in connection with Permitted Acquisitions to the extent such Indebtedness was not created in anticipation of such Permitted Acquisition; provided that (i) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such incurrence and (ii) the aggregate principal amount of such Indebtedness incurred during the term of this Agreement shall not exceed $10 million.

          SECTION 7.02 LIENS. None of the Consolidated Parties will contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

          SECTION 7.03 NATURE OF BUSINESS. None of the Consolidated Parties will substantively alter in any material respect the character or conduct of the business conducted by such Person as of the Closing Date.

          SECTION 7.04 CONSOLIDATION, MERGER, DISSOLUTION, ETC. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Consolidated Parties will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 7.04:

          (a) any Wholly-Owned Subsidiary of the Borrower may merge or consolidate with any other Wholly-Owned Subsidiary of the Borrower; provided that (i) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and
(ii) if either party to such merger or consolidation is a Credit Party, then such Credit Party shall be the continuing or surviving corporation in such merger or consolidation and shall not be or become a Regulated Subsidiary as a result thereof;

          (b) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party; provided that (i) such Credit Party shall be the continuing or surviving corporation in such merger or consolidation, and shall not be or become a Regulated Subsidiary as a result thereof, (ii) the Credit Parties and Subsidiary Grantors, as applicable, shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request to comply with the terms of
Section 6.11, Section 6.12 and Section 6.13 after giving effect to such transaction, and (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

          (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party; provided that no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

          (d) any Subsidiary of the Borrower may merge with any Person (other than a Consolidated Party) in connection with a Permitted Acquisition if (i) such Subsidiary shall be the continuing or surviving corporation in such merger or consolidation and, in the case of a Subsidiary Guarantor, such Person shall not be or become a Regulated Subsidiary as a result thereof, (ii) the Credit Parties and the Subsidiary Grantors, as applicable, shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request to comply with the terms of Section 6.11, Section 6.12 and
Section 6.13 after giving effect to such transaction, (iii) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Borrower and its Consolidated Subsidiaries shall be in compliance with all of the financial covenants set forth in Section 7.19 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the Required Financial Information; and

          (e) (i) DHMI may be merged or consolidated with or into any Credit Party; provided that (A) such Credit Party shall be the continuing or surviving corporation in such merger or consolidation, and shall not become a Regulated Subsidiary as a result thereof, (B) the Credit Parties and Subsidiary Grantors, as applicable, shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request to comply with the terms of Section 6.11, Section 6.12 and Section 6.13 after giving effect to such transaction and (C) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to such transaction; and (ii) the Inactive Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided that no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to such transaction.

          SECTION 7.05 ASSET DISPOSITIONS. None of the Consolidated Parties will make any Asset Disposition (other than a Casualty or Condemnation); provided that the foregoing provisions of this Section 7.05 shall not prohibit the following:

          (a) any Excluded Asset Disposition; and

          (b) any other Asset Disposition; provided that (i) the consideration received in connection therewith is at least 75% cash or Cash Equivalents; (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is permitted by the terms of Sections 7.01 and 7.13; (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party; (iv) the Subsidiary of the Borrower receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets being disposed of (as determined in good faith by the board of directors of the Subsidiary and evidenced by a resolution set forth in an officer's certificate, including as to the value of all noncash consideration);
(v) the aggregate fair market value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions in reliance on this paragraph shall not exceed $5,000,000 in the aggregate from and after the Closing Date; and (vi) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Borrower and its Consolidated Subsidiaries shall be in compliance with all of the financial covenants set forth in Section 7.19.

          Upon consummation of an Asset Sale permitted by this Section 7.05, all security interests of the Administrative Agent and the Secured Parties with respect to the assets being disposed of, but not including the proceeds thereof, shall be automatically terminated and the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower's request and at the Borrower's expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent's security interest, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Senior Credit Documents.

          SECTION 7.06 INVESTMENTS; ACQUISITIONS. None of the Consolidated Parties will make any Investment in, to or for the benefit of any Person or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person; provided that any Consolidated Party (other than the Borrower) may purchase inventory in the ordinary course of business and any Consolidated Party may make Permitted Investments to the extent permitted under the definition thereof.

          SECTION 7.07 RESTRICTED PAYMENTS. None of the Consolidated Parties will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) dividends payable solely in common stock of such Person, (b) Permitted Tax Dividends, (c) dividends or other distributions payable to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (d) repurchases of common stock of the Borrower from any employee of the Consolidated Parties (other than any such Person which is a director, officer or employee of or holder of Capital Stock of any of the Sponsors or any of their respective Affiliates) upon the termination of employment of such Person; provided that such repurchase is approved by the board of directors of the Borrower in good faith and the aggregate amount paid in all such repurchases shall not exceed $2,000,000 in the aggregate from and after the Closing Date,
(e) cash advances made or cash dividends paid by the Subsidiaries of the Borrower to the Borrower which advances or dividends are used solely to fund administrative and other miscellaneous expenses incurred in the ordinary course of business by the Borrower in accordance with Section 7.12(b); provided that after giving effect to any such dividend, the Borrower shall be in pro forma compliance with all financial covenants contained in this Agreement and (f) redemptions of any Convertible Preferred Stock to the extent permitted by clause
(b) of the definition of Qualifying Equity Issuance.

          SECTION 7.08 PREPAYMENTS OF INDEBTEDNESS, ETC. None of the Consolidated Parties will (a) after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to the Senior Subordinated Notes or any other Senior Subordinated Note Purchase Document, (b) after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any other Indebtedness issued by such Consolidated Party if such amendment, waiver or modification would add or materially change any terms, agreements, covenants or conditions in a manner materially adverse to any Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or materially increase the interest rate applicable thereto or change any subordination provision thereof, (c) directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Senior Subordinated Note or any Capital Stock (except to the extent any Convertible Preferred Stock shall be held and redemption thereof is permitted in accordance with clause (b) of the definition of Qualifying Equity Issuance) issued pursuant to any Senior Subordinated Note Purchase Document, (d) directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Senior Credit Obligations) or Preferred Stock of the Borrower (except the redemption of any Convertible Preferred Stock to the extent permitted by clause (b) of the definition of Qualifying Equity Issuance) or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of any Consolidated Party or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness or Preferred Stock or (e) release, cancel, compromise or forgive in whole or in part the Indebtedness evidenced by the Intercompany Notes.

          SECTION 7.09 TRANSACTIONS WITH AFFILIATES. None of the Consolidated Parties will engage in any transaction or series of transactions with (a) an officer, director, holder of Capital Stock, Subsidiary or Affiliate of any Consolidated Party, (b) any Affiliate of any such officer, director, holder, Subsidiary or Affiliate or (c) the Sponsors or any officer, director, holder of Capital Stock, Subsidiary or Affiliate of the Sponsors, other than (i) transfers of assets to any Credit Party permitted by Section 7.05, (ii) transactions expressly permitted by Section 7.01, Section 7.04, Section 7.05, Section 7.06 or
Section 7.07, (iii) reasonable compensation and reimbursement by the Subsidiaries of the Borrower of reasonable expenses of officers and directors of the such Subsidiaries, in each case which expenses were incurred on behalf such Subsidiaries, (iv) any transaction entered into among the Borrower and its Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries of the Borrower which are Subsidiary Guarantors, and (v) so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by any Consolidated Party in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms'-length transaction with an independent, unrelated third party. None of the Consolidated Parties will enter into any management, employment, consulting or similar agreement or arrangement with, or otherwise pay any professional, consulting management or similar fees to or for the benefit of, the Sponsors, any members of their families, any Affiliates of the Sponsors or such family members, any director, officer or security holder of any of the foregoing, other than for the payment or reimbursement of fees and expenses to the directors of the Borrower not to exceed $250,000 in any fiscal year.

          SECTION 7.10 FISCAL YEAR; ORGANIZATIONAL AND CERTAIN OTHER DOCUMENTS. None of the Consolidated Parties will (a) change its fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or any Capital Stock of the Borrower or any Subsidiary or any other documents establishing and setting forth the rights and terms thereof in any respect or amend, modify or change its bylaws (or other similar document), in each case in any manner adverse in any respect to the rights or interests of the Lenders or (c) enter into any amendment, modification or waiver that is materially adverse in any respect to the Lenders, in their reasonable discretion to (i) the Registration Rights Agreement as in effect on the Closing Date, (ii) the Shareholders Agreement as in effect on the Closing Date or (iii) the Stock Option Plan as in effect on the Closing Date. The Credit Parties will cause the Consolidated Parties to promptly provide the Lenders (i) with copies of all proposed amendments to the foregoing documents and instruments as in effect as of the Closing Date and (ii) with notice of any amendment, modification or waiver that is materially adverse in any respect to the Lenders, and copies of each such amendment, modification or waiver to each Lender upon request.

          SECTION 7.11 LIMITATION ON RESTRICTED ACTIONS. None of the Consolidated Parties will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party or Subsidiary Grantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any

Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party or (e) act as a guarantor and/or pledge its stock and/or assets pursuant to the Senior Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in subsections (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Senior Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 7.01(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired or financed in connection therewith (and any renewals, refinancings, exchanges, refundings or extensions thereof, so long as the terms of such encumbrances or restrictions are no more onerous than those with respect to such Indebtedness upon the original incurrence thereof), (iv) any restrictions existing under the Senior Subordinated Note Purchase Documents as in effect on the Closing Date with such changes as expressly permitted by this Agreement, or (v) customary non-assignment provisions in any lease governing a leasehold interest,

          SECTION 7.12 OWNERSHIP OF SUBSIDIARIES; LIMITATIONS ON THE BORROWER.
(a) The Borrower will not (i) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (ii) permit any Subsidiary of the Borrower to issue Capital Stock to any Person, except the Borrower or any Wholly-Owned Subsidiary of the Borrower or (iii) permit any Subsidiary of the Borrower to issue any shares of Preferred Stock.

          (b) The Borrower shall not (i) hold any assets other than the Capital Stock of CompBenefits Dental and DHMI; (ii) have any material liabilities other than (A) liabilities under the Senior Credit Documents and the Senior Subordinated Note Purchase Documents and (B) tax liabilities in the ordinary course of business; (iii) engage in any business or activity other than (A) owning the Capital Stock of CompBenefits Dental and DHMI (including purchasing additional shares of Capital Stock after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of the Borrower or compliance with applicable law, (B) pledging the Capital Stock of its Subsidiaries, and granting a first priority security interest in its assets, to the Administrative Agent for the benefit of the Secured Parties, pursuant to the Collateral Documents to which it is a party, (C) liabilities for reasonable legal, accounting and other administrative expenses, and (D) liabilities under the Shareholders Agreement, the Registration Rights Agreement, Stock Option Plans and the Senior Subordinated Note Purchase Documents, each as in effect on the Closing Date, with such changes as expressly permitted by this Agreement; (iv) issue any additional Preferred Stock; or (v) engage in any business or activity other than performing its obligations under the Senior Credit Documents, and under the Senior Subordinated Note Purchase Documents but only to the extent not prohibited under this Agreement.

          (c) CompBenefits Dental and DHMI (i) will not permit any Person other than the Borrower to hold any Capital Stock of CompBenefits Dental or DHMI (or any warrants, securities, options or other rights exercisable for, convertible into or exchangeable for common stock) and (ii) will not permit the Borrower to hold any Capital Stock of CompBenefits Dental or DHMI other than outstanding shares of common stock.

          SECTION 7.13 SALE LEASEBACKS. None of the Consolidated Parties will, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Consolidated Party has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

          SECTION 7.14 NO FURTHER NEGATIVE PLEDGES. None of the Consolidated Parties will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Senior Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.01(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) pursuant to the Senior Subordinated Note Purchase Documents.

          SECTION 7.15 OPERATING LEASE OBLIGATIONS. None of the Consolidated Parties will enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases relating to personalty which in the aggregate for the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, exceed or would exceed $2,000,000 in any fiscal year of the Borrower.

          SECTION 7.16 NO FOREIGN SUBSIDIARIES. None of the Consolidated Parties will create, acquire or permit to exist any direct or indirect Foreign Subsidiary of any Consolidated Party.

          SECTION 7.17 IMPAIRMENT OF SECURITY INTERESTS; USE OF PROCEEDS. (a) None of the Consolidated Parties will take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Administrative Agent on behalf of the Secured Parties with respect to the Collateral; provided, however, that no Consolidated Party shall be obligated to (i) prosecute any application for or (ii) maintain any registration or issuance of any Material Intellectual Property, in the event that such Consolidated Party determines, in its reasonable business judgment, that such prosecution or maintenance, is no longer necessary or desirable in the conduct of such Consolidated Party's business. None of the Consolidated Parties will grant to any Person any interest whatsoever in the Collateral to any other Person, except for Permitted Liens.

          (b) None of the Consolidated Parties shall use the proceeds of any credit extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

          SECTION 7.18 SALES OF RECEIVABLES. None of the Consolidated Parties will, with recourse, discount or otherwise, sell or dispose of its notes or accounts receivable.

          SECTION 7.19 FINANCIAL COVENANTS.

          (a) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any four fiscal quarter period (i) from the Closing Date through December 31, 2008, to be less than 1.10 to 1.00 and (ii) from and after January 1, 2009, to be less than 1.00 to 1.00.

          (b) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio for any four fiscal quarter period ending on a date falling in any period set forth below to be greater than the ratio set forth for such applicable period:

From and Including   To and Including     Ratio
------------------   ------------------   ------------
Closing Date         September 30, 2006   5.50 to 1.00
October 1, 2006      March 31, 2007       5.25 to 1.00
April 1, 2007        September 30, 2007   5.00 to 1.00
October 1, 2007      March 31, 2008       4.75 to 1.00
April 1, 2008        September 30, 2008   4.50 to 1.00
October 1, 2008      March 31, 2009       4.25 to 1.00
April 1, 2009        September 30, 2009   4.00 to 1.00
October 1, 2009      March 31, 2010       3.75 to 1.00
April 1, 2010        December 31, 2010    3.50 to 1.00

          (c) Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio for any four fiscal quarter period ending on a date falling in any period set forth below to be greater than the ratio set forth for such applicable period:

From and Including   To and Including     Ratio
------------------   ------------------   ------------
Closing Date         September 30, 2006   4.50 to 1.00
October 1, 2006      March 31, 2007       4.25 to 1.00
April 1, 2007        September 30, 2007   4.00 to 1.00
October 1, 2007      March 31, 2008       3.75 to 1.00
April 1, 2008        September 30, 2008   3.50 to 1.00
October 1, 2008      March 31, 2009       3.25 to 1.00
April 1, 2009        September 30, 2009   3.00 to 1.00
October 1, 2009      March 31, 2010       2.75 to 1.00
April 1, 2010        December 31, 2010    2.50 to 1.00

          SECTION 7.20 CAPITAL EXPENDITURES. The Borrower will not permit Consolidated Capital Expenditures for any fiscal year of the Borrower to exceed $4,500,000; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result from such Consolidated Capital Expenditure, any portion of this amount, if not expended in a fiscal year may be carried over for Consolidated Capital Expenditures in the next following fiscal year.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

          SECTION 8.01 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

          (a) Payment. Any Credit Party shall:

               (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

               (ii) default, and such default shall continue unremedied for three (3) or more Business Days, in the payment when due of any interest on the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other Senior Credit Obligations owing hereunder, under any of the other Senior Credit Documents or otherwise;

          (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party or Subsidiary Grantor herein, in any of the other Senior Credit Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect on the date as of which it was made, deemed to have been made or delivered;

          (c) Covenants. Any Credit Party or Subsidiary Grantor (as applicable) shall:

               (i) default in the due performance or observance of any term, covenant or agreement contained in Section 6.01(a), (b), (c), (e), (f) or
     (i), 6.02, 6.09 or 7.01 through 7.20, inclusive;

               (ii) default in the due performance or observance of any term, covenant or agreement contained in Section 6.01(d), (g), (h), (j), (k),
     (l), (m), 6.11 or 6.12 and such default shall continue unremedied for a period of at least 15 days after the earlier of a Responsible Officer of a Credit Party or Subsidiary Grantor becoming aware of such default or notice thereof by the Administrative Agent or the Required Lenders; or

               (iii) default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsection (a), (b), (c)(i), (c)(ii) or (j) of this Section 8.01) contained in this Agreement, any of the other Senior Credit Documents or any Lender Hedging Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of a Credit Party or Subsidiary Grantor becoming aware of such default or notice thereof by the Administrative Agent or the Required Lenders;

          (d) Senior Credit Documents. Except as applicable to a Subsidiary of the Borrower as a result of or in connection with a dissolution, merger or disposition of such Subsidiary permitted under this Agreement and except as a result of releases of Collateral in accordance with all applicable provisions of the Senior Credit Documents, any Senior Credit Document shall fail to be in full force and effect or be asserted to be invalid by any Consolidated Party or Person acting by or on behalf of such Consolidated Party or fail to give the Administrative Agent or any other Secured Party the Liens, rights, powers and privileges purported to be created thereby, or any such Lien ceases to be perfected or to have the priority purported to be granted under the Collateral Documents or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect, or any Consolidated Party or Person acting by or on behalf of such Consolidated Party or any Senior Subordinated Noteholder asserts the invalidity of any subordination provision in respect of the Senior Subordinated Notes or any Consolidated Party or any Person acting by or on behalf of any Consolidated Party shall so state in writing as to any of the above;

          (e) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party;

          (f) Defaults under Other Agreements.

               (i) (A) Any Consolidated Party shall default in the performance or observance of any term, covenant, condition or agreement relating to, or any payment obligation under, the Senior Subordinated Note Purchase Documents; or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness (or any portion thereof) to become due prior to its stated maturity, (B) any such Indebtedness (or any portion thereof) shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof or (C) any Consolidated Party shall be required by the terms of such Indebtedness to offer to prepay or repurchase such Indebtedness (or any portion thereof) prior to the stated maturity thereof;

               (ii) With respect to any Indebtedness (other than Indebtedness outstanding under the Senior Credit Documents) in excess of $2,500,000 in the aggregate for the Consolidated Parties taken as a whole, (A) any Consolidated Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, (B) any Consolidated Party shall default in the observance or performance of any other material term, covenant, condition or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing or securing such Indebtedness or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness (or any portion thereof) to become due prior to its stated maturity, (C) any such Indebtedness (or any portion thereof) shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof or (D) any Consolidated Party shall be required by the terms of such Indebtedness to offer to prepay or repurchase such Indebtedness (or any portion thereof) prior to the stated maturity thereof;

          (g) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $2,500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier which has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Consolidated Party to enforce any such judgment;

          (h) ERISA. Any of the following events or conditions shall occur: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the opinion of the Administrative Agent or the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the opinion of the Administrative Agent or the Required Lenders, reasonably likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of
Section 4245 of ERISA) such Plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or (v) any other event or condition out of the ordinary course of business shall occur or exist with respect to any Plan; and, in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve possible taxes, penalties and other liabilities affecting the Consolidated Parties in an aggregate amount in excess of $1,000,000 during the term of this Agreement;

          (i) Change of Control. There shall occur any Change of Control; or

          (j) Amendments of Certain Documents. Any of the Senior Subordinated Note Purchase Document, Registration Rights Agreement, Shareholders Agreement, Stock Option Plan, Convertible Non-Voting Common Stock, Convertible Preferred Stock or Perpetual Preferred Stock shall have been amended, modified or waived in a manner materially adverse in any respect to the Lenders without the prior written consent of the Administrative Agent, and such document shall not have been amended, revised or modified to the satisfaction of the Lenders within fifteen (15) days of any request by the Administrative Agent.

          SECTION 8.02 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 10.06) or cured to the satisfaction of the requisite Lenders (pursuant to the voting requirements of Section 10.06), the Administrative Agent may, and upon the request and direction of the Required Lenders shall (subject to Section 9.01), by written notice to the Borrower, take any or all of the following actions:

          (a) Termination of Commitments. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

          (b) Acceleration. Declare the unpaid principal of all Loans, any reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees, all other Senior Credit Obligations and any and all other indebtedness or obligations of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Secured Parties under the Senior Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived.

          (c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(e), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, in a cash collateral account pursuant to Section 2.02(k), in an amount equal to the aggregate amount of the outstanding LOC Obligations (including the maximum aggregate amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding) and terminate any Letter of Credit which may be terminated in accordance with its terms.

          (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Senior Credit Documents, including all rights and remedies against the Subsidiary Guarantors and Subsidiary Grantors and all rights of set-off and directing the Administrative Agent to exercise rights and remedies existing under the Collateral Documents as delineated in this Agreement.

Notwithstanding the foregoing, (x) if an Event of Default specified in Section 8.01(e) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees, all other Senior Credit Obligations and any and all other indebtedness or obligations owing to the Administrative Agent and/or any of the Secured Parties under the Credit Documents automatically shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders and (y) upon the request and at the direction of Lenders holding a majority of the Revolving Credit Facility Obligations, the Administrative Agent shall take the actions specified in Section 8.02(a) and/or 8.02(c).

          SECTION 8.03 EQUITABLE REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Senior Credit Document shall have been breached by any Credit Party or Subsidiary Grantor, then the Administrative Agent may proceed to protect and enforce the Lenders' rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Senior Credit Document, (including through directing the Administrative Agent to take certain actions in accordance with the terms of this Agreement and the other Senior Credit Documents). Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent and, if applicable, the Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.

                                   ARTICLE IX

                                AGENCY PROVISIONS

          SECTION 9.01 APPOINTMENT AND AUTHORIZATION OF THE ADMINISTRATIVE
AGENT.

          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Senior Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Senior Credit Document, together with such powers as are reasonably incidental thereto. Each Lender holding Tranche B Term Debt and Revolver Debt hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement to the extent applicable to the Administrative Agent or Collateral and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and any Collateral Document, together with such powers as are reasonably incidental thereto. The Administrative Agent and the Secured Parties hereby agree that the Administrative Agent shall hold the Collateral for the benefit of itself and the other Secured Parties in accordance with this Agreement and the Collateral Documents and subject to the rights accorded to such parties herein and therein. The Borrower on its own behalf and on behalf of Subsidiary Grantors executing each of the Pledge and Security Agreement hereby agree to deliver the Collateral to the Administrative Agent to be held for the Secured Parties in accordance with the rights accorded to each of them herein.

          (b) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Senior Credit Document, none of the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and any other Agent-Related Persons have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent and any other Agent-Related Persons. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, regulation or statute. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (c) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX and in the definition of "Agent-Related Person" included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

          SECTION 9.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Senior Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

          SECTION 9.03 LIABILITY OF AGENT-RELATED PERSONS. No Agent-Related Person shall (a) be liable to any Lender or participant for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Senior Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or Subsidiary Grantor or any officer thereof, contained herein or in any other Senior Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Senior Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Senior Credit Document, or for any failure of any Credit Party or Subsidiary Grantor or any other party to any Senior Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Senior Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

          SECTION 9.04 RELIANCE BY AGENTS.

          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such party. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Senior Credit Document unless it shall first receive such advice or concurrence as it deems appropriate of the Required Lenders. If the Administrative Agent so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Senior Credit Document in accordance with a request or consent of the requisite Lenders referred to in this Section 9.04 (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the applicable Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          SECTION 9.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders and the Borrower (if relating to a notice from a Lender) of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the requisite Lenders in accordance with
Article VIII, which action shall be in accordance with the terms of, and limitations in, this Agreement; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders in accordance with the terms of, and limitations in, this Agreement.

          SECTION 9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY AGENTS. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Senior Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent pursuant to the terms of this Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

          SECTION 9.07 INDEMNIFICATION OF AGENTS. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however,
(a) that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07 and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section 9.07 unless such Indemnified Liability was incurred by the Administrative Agent in its capacity as such or by another Agent-Related Person acting for such party in such capacity; provided, further, that to the extent any Lender is required to indemnify the Issuing Lender pursuant to this Section 9.07, such obligation shall be limited to Lenders with Revolving Commitments. In the case of any investigation, litigation or proceeding giving rise to Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such party in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Senior Credit Document, or any document contemplated by or referred to herein, to the extent that such party is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Senior Credit Obligations and the resignation of the Administrative Agent, as applicable.

          SECTION 9.08 AGENTS IN THEIR INDIVIDUAL CAPACITIES. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

          SECTION 9.09 SUCCESSOR AGENTS. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swingline Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swingline Lender and the respective terms "Administrative Agent", "Issuing Lender" and "Swingline Lender" shall mean such successor Administrative Agent, letter of credit issuer and swingline lender and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender's and Swingline Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swingline Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Section
10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

          SECTION 9.10 ADMINISTRATIVE AGENT MAY FILE PROOF OF CLAIMS.

In case of an Insolvency or Liquidation Proceeding, relative to any Credit Party or Subsidiary Grantor, the Administrative Agent (irrespective of whether the principal of any Loan or a LOC Obligation shall then be due and payable is herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective Affiliates, agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.05 and 10.05(a) (as the case may be)) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Affiliates, agents and counsel, and any other amounts due the Administrative Agent or its Affiliates, agents and counsel under Sections 3.05 and 10.05(a) (as the case may be).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceedings.

          SECTION 9.11 COLLATERAL AND GUARANTY MATTERS. (a) Each Lender irrevocably authorizes the Administrative Agent at its option and in its discretion;

               (i) to release any Lien on any property granted to or held by the Administrative Agent under any Senior Credit Document (A) upon termination of the Commitments and payment in full of all Senior Credit Obligations (other than contingent indemnification obligations) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Senior Credit Document, or (C) subject to
     Section 10.06, if approved, authorized or ratified in writing by the Required Lenders;

               (ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Senior Credit Document to the holder of any Lien on such property that is permitted by clause (g) of the definition of Permitted Liens; and

               (iii) to release any Subsidiary Guarantor from its obligations to the Administrative Agent under the Senior Subsidiaries Guarantee Agreement if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted hereunder.

          (b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Senior Subsidiaries Guarantee Agreement pursuant to this Section 9.11.

          SECTION 9.12 OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "co-syndication agent," "documentation agent," "co-agent," "book manager," "Book Manager," "lead manager," "arranger," "sole lead arranger," "co-lead arranger," or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X
                                 MISCELLANEOUS

          SECTION 10.01 NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

               (i) if to the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on
     Schedule 10.01 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto; and

               (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Effectiveness of Facsimile Documents and Signatures. Senior Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties and Subsidiary Grantors, the Administrative Agent, the Issuing Lender and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (d) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if
(i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or
(ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with the provisions set forth in Section 10.05(b). All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          (e) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO

WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent Related Person (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (f) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.

          SECTION 10.02 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, to the fullest extent permitted by law, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Lender (including branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to such Lender (and its Affiliates) hereunder, under the Notes, under the other Senior Credit Documents or otherwise, irrespective of whether such Lender (or Affiliate) shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured. Any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender (or any of its Affiliates); provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Any Person purchasing a Participation Interest in the Loans and Commitments hereunder pursuant to Section 2.02(c), 2.05(c), 3.13 or 10.03(d) may exercise all rights of set-off with respect to its Participation Interest as fully as if such Person were a Lender hereunder. The rights of each Lender (and its Affiliates) under this Section 10.02 are in addition to (and not in limitation of) any other rights and remedies (including other rights of set-off) that such Lender may have under applicable law or otherwise.

          SECTION 10.03 SUCCESSORS AND ASSIGNS.

          (a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(i) to an assignee in accordance with the provisions of Section 10.03(b), (ii) by way of participation in accordance with the provisions of Section 10.03(d),
(iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.03(f) or (h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.03(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

               (i) Minimum Amounts.

                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment at the time owing to it under such credit facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                    (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of any Revolving Loan, or $1,000,000, in the case of any assignment in respect of the Tranche B Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to a particular Class of Loans or Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender's rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate credit facilities on a non-pro rata basis);

               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

                    (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Tranche B Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Class of Loans, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Tranche B Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

                    (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

                    (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loans.

               (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (which fee shall not be payable by the Borrower) in the amount, if any, required as set forth in Schedule 10.03; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

               (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

               (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of a Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.06, 3.10, 3.11 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03(d).

          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's Participations Interests); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 10.06 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.06, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.02 as though it were a Lender, provided such Participant agrees to be subject to
Section 3.13 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.06 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.10(e) as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to the FRB provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (h) Funds. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this
Section 10.03, (i) no such pledge shall release the pledging Lender from any of its obligations under the Senior Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Senior Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

          (i) Resignations after an Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as Issuing Lender,
(ii) upon 30 days' notice to the Borrower, resign as Swingline Lender and/or
(iii) upon 30 days' notice to the Borrower and the Lenders, resign as the Administrative Agent. In the event of any such resignation as Issuing Lender, Swingline Lender or Administrative Agent, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of

America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations pursuant to Section 2.02(d)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(c). If the Administrative Agent resigns, it shall have the benefit of the protections set forth in Section 9.09 for the resigning Administrative Agent.

          SECTION 10.04 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder or under any other Senior Credit Document and no course of dealing between the Administrative Agent or any other Secured Party and any of the Credit Parties or the Subsidiary Grantors shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Senior Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies of the Administrative Agent and each other Secured Party hereunder and under the other Senior Credit Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent or each other Secured Party would otherwise have at law or otherwise. No notice to or demand on any Credit Party or any Subsidiary Grantor in any case shall entitle the Borrower or any other Credit Party or any Subsidiary Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or each other Secured Party to any other or further action in any circumstances without notice or demand.

          SECTION 10.05 EXPENSES; INDEMNIFICATION. (a) The Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Fee Letter, the commitment letter related thereto, this Agreement and the other Senior Credit Documents and other Transaction Documents (and for the purposes of Attorney Costs of external counsel in connection therewith shall be the Attorney Costs of McGuireWoods LLP and no other external legal counsel, including any legal counsel of the Lenders), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Senior Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Senior Credit Obligations and during any legal proceeding), including all Attorney Costs of the Administrative Agent, and the Attorney Costs of one single counsel to the Lenders as further delineated in clause (c) of this Section 10.05. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and recording, documentary and similar taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.05(a) shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Senior Credit Obligations.

          (b) Whether or not the transactions contemplated hereby are consummated, the Borrower will indemnify and hold harmless each Agent-Related Person, General Electric Capital Corporation, as Syndication Agent, each Lender and their respective Affiliates and their trustees, directors, officers, employees, counsel, agents and advisors and attorneys-in-fact (collectively the "Indemnitees") from and against any and all losses, liabilities, obligations, claims, damages, penalties, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including Attorney Costs of the Administrative Agent, and the Attorney Costs of one single counsel to the Lenders as further delineated in clause (c) of this Section 10.05, AND SHALL PAY ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of the Fee Letter, the commitment letter related thereto, this Agreement, any other Senior Credit Document, other Transaction Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transaction or any other transactions contemplated hereby or thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any Property currently or formerly owned or operated by any Consolidated Party, or the failure by any Consolidated Party to comply with any Environmental Law, or
(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party or Subsidiary Grantor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Senior Credit Document, if the Borrower or such Credit Party or Subsidiary Grantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Senior Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Consolidated Party, its directors, stockholders or auditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Senior Credit Documents is consummated. All amounts due under this Section 10.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

          (c) All Indemnitees who are Lenders shall have the right to employ one single counsel with respect to related claims in each applicable jurisdiction for purposes of clauses (a) and (b) of this Section 10.05, and the Borrower shall bear the reasonable fees, costs and expenses of such counsel; provided, however, that any such Lender shall have the right to employ separate counsel, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (a) the use of counsel reasonably chosen by the other Lenders to represent the Lenders would present such counsel with a conflict of interest; (b) such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other Lenders; (c) such Lender shall have reasonably concluded that it otherwise has divergent interests from the Lenders or (d) the Borrower shall authorize in writing such Lender to employ separate counsel at the Borrower's expense.

          SECTION 10.06 AMENDMENTS, WAIVERS AND CONSENTS. No amendment or waiver of any provision of this Agreement or any other Senior Credit Document, and no consent to any departure by the Borrower or any other Credit Party or Subsidiary Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, the Borrower and the applicable Credit Party and/or Subsidiary Grantor, as the case may be, and acknowledged by the Administrative Agent, then each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

          (b) postpone (i) any date fixed by this Agreement or any other Senior Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them), including any Maturity Date or (ii) any scheduled or mandatory reduction of the Commitments hereunder or under any other Senior Credit Document, without the written consent of each Lender directly affected thereby;

          (c) reduce or forgive the principal of, or the rate of interest specified herein on, any Senior Credit Obligation, or any fees or other amounts payable hereunder or under any other Senior Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the default rates set forth in Section 3.01 or to waive any obligation of the Borrower to pay interest or the Letter of Credit Fee at the default rates set forth in
Section 3.01 or (ii) to amend any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Senior Credit Obligation or to reduce any fee payable hereunder.

          (d) change Section 3.12(a), 3.13 or Section 3.14(b) in a manner that would alter the pro rata sharing of payments required thereby among Lenders in a Class or among the Tranche B Term Debt and the Revolver Debt without the written consent of each Lender directly affected thereby;

          (e) change any provision of this Section or the definition of "Required Lenders", "Required Revolving Lenders", "Required Tranche B Term Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

          (f) (i) release all or substantially all of the value of the Senior Subsidiaries Guarantee Agreement without the written consent of each Lender, or
(ii) release all or substantially all of the Collateral, except as specifically permitted by the Senior Credit Documents, without the written consent of each Secured Party;

          (g) change Section 10.03 in a manner that would restrict the ability of any Lender to assign any of its rights or obligations under this Agreement without the written consent of each Lender directly affected thereby; or

          (h) change Section 3.03(b)(ii) through (iv) regarding the nature of mandatory prepayments or the order of application of proceeds thereunder, without the written consent of each Lender directly affected thereby;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender, in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any application relating to any Letter of Credit issued by it or to be issued by it; (ii) no amendment, waiver or consent, shall unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights and duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights and duties of the Administrative Agent under this Agreement or any other Senior Credit Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Lender (a) which is (or is an Affiliate of) any applicable Lender (or an Affiliate thereof) party to a Secured Lender Hedging Agreement or Cash Management Bank, in addition to the Lenders required above, affect the rights and duties of such Lender (or Affiliate thereof) party to a Secured Lender Hedging Agreement or (b) which is a Cash Management Bank, as applicable, under the definition of the terms "Secured Party", or "Senior Credit Obligations" or with respect to the rights of such Lender (or Affiliate thereof) party to a Secured Lender Hedging Agreement or Cash Management Bank under
Section 3.14 or such Lender (or Affiliate thereof) party to a Secured Lender Hedging Agreement or Cash Management Bank, to continue as a Secured Party under this Agreement and the other Senior Credit Documents, in respect of the Senior Credit Obligations of the Credit Parties under any Secured Lender Hedging Agreement or Secured Cash Management Services Agreement to which it is a party, (v) each Secured Lender Hedging Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) each Secured Cash Management Services Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vii) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Lenders and the Required Tranche B Term Lenders (1) change the allocation of payments or prepayments between the Revolving Loans and the Tranche B Term Loans; or (2) change any provision in
Section 7.08 as it relates to subordination provisions of the Senior Subordinated Note Purchase Documents; or (viii) no amendment, waiver or consent shall, unless in writing signed by the Required Revolving Lenders, effect a waiver or amendment of a Default or an Event of Default or any amendment or modification of Section 4.02 that would have the effect of requiring the Revolving Lenders in any manner to increase outstanding Revolving Loans, Swingline Loans or LOC Obligations (if any extension of credit is requested) by an amount in excess of the total outstandings of Revolving Loans that Revolving Lenders would otherwise be required to make available under this Agreement immediately before giving effect to such waiver, amendment or modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Upon delivery by the Borrower of each Perfection Certificate Supplement certifying supplements to the Schedules to the Perfection Certificate, the schedule supplements attached to each such Perfection Certificate Supplement shall be incorporated into and become a part of and supplement the Schedules to the Perfection Certificate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant thereto.

          SECTION 10.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

          SECTION 10.08 HEADINGS. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 10.09 SURVIVAL. All indemnities set forth herein, including those set forth in Sections 2.02(h), 3.06, 3.10, 3.11, 9.07, 10.05 and 10.10,
shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Senior Credit Documents, the termination of the Commitments hereunder and the termination of this Agreement. All representations and warranties made by the Borrower herein shall survive delivery of the Notes, the making of the Loans hereunder and the issuance of the Letters of Credit hereunder.

          SECTION 10.10 TAX FORMS. (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent and the Borrower, prior to the date on which such Foreign Lender becomes party hereto, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

               (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Senior Credit Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Administrative Agent and the Borrower, on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

               (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.10 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.10(a) or (B) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.10(a); provided that if such Foreign Lender shall have satisfied the requirement of this Section 10.10(a) on the date such Foreign Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Senior Credit Documents, nothing in this Section 10.10(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.10 in the event that, as a result of any change in any applicable law or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Senior Credit Documents is not subject to withholding or is subject to withholding at a reduced rate; provided, further, that should such Lender become subject to Taxes because of its failure to satisfy the foregoing provisions of this Section 10.10(a) the Borrower shall take steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes.

               (iv) The Administrative Agent or the Borrower (without duplication) may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Senior Credit Documents with respect to which the Borrower is not required to pay additional amounts under Section 3.10 or this Section 10.10(a).

          (b) Each Lender that is a "United States person" within the meaning of
Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent or the Borrower (without duplication) may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

          (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Senior Credit Obligations hereunder and the resignation of the Administrative Agent.

          SECTION 10.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER SENIOR CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER SENIOR CREDIT DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE ISP AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE

LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Senior Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set forth for notices pursuant to Section 10.01, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent, or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party or any Subsidiary Grantor in any other jurisdiction.

          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Senior Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER SENIOR CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 10.12 SEVERABILITY. If any provision of any of the Senior Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 10.13 CONFIDENTIALITY. Each of the Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and to its Affiliates' partners, directors, officers, employees, advisors or representatives in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by a regulatory authority purporting to have authority over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or regulations or subpoena or similar legal process, (d) to any other party hereto, (e) in connection with any exercise of remedies under this Agreement or any other Senior Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to any agreement containing provisions substantially the same as those in this Section 10.13 to (i) any assignee of or Participant in, or any prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Interest Rate Protection Agreement relating to the Borrower or any Subsidiary of the Borrower and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.

          For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received by the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

          Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information accordance with applicable law, including Federal and state securities laws.

          SECTION 10.14 SOURCE OF FUNDS. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

          (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

          (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

          (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

          (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

          As used in this Section 10.14, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

          SECTION 10.15 CONFLICT. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Senior Credit Document, on the other hand, this Agreement shall control.

          SECTION 10.16 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

          SECTION 10.17 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Senior Credit Document, the interest paid or agreed to be paid under the Senior Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

          SECTION 10.18 NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledge its Affiliates' understanding, that:
(i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Senior Credit Document) are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Sole Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Senior Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Sole Lead Arranger, and each Lender, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Sole Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Senior Credit Document (irrespective of whether the Administrative Agent, the Sole Lead Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, the Sole Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Senior Credit Documents; (iv) the Administrative Agent, the Sole Lead Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Sole Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Sole Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Senior Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Sole Lead Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

                           [Signature Pages to Follow]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                               COMPBENEFITS CORPORATION


                                        By: /s/ George W. Dunaway
                                            ------------------------------------
                                        Name: George W. Dunaway
                                        Title: Treasurer


AGENTS:                                 BANK OF AMERICA, N.A.,
                                        as Administrative Agent


                                        By: /s/ Charles Graber
                                            ------------------------------------
                                        Name: Charles Graber
                                        Title: Vice President


                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as Syndication Agent


                                        By: /s/ John Dale
                                            ------------------------------------
                                        Name: John Dale
                                        Title: Duly Authorized Signatory

LENDERS:                                BANK OF AMERICA, N.A.,
                                        individually in its capacity as a
                                        Lender, Issuing Lender and Swingline
                                        Lender


                                        By: /s/ David Strickert
                                            ------------------------------------
                                        Name: David Strickert
                                        Title: Senior Vice President

                                        ING CAPITAL LLC,
                                        as a Lender


                                        By: /s/ Robert D. Miners
                                            ------------------------------------
                                        Name: Robert D. Miners
                                        Title: Vice President

                                        CAROLINA FIRST BANK,
                                        as a Lender


                                        By: /s/ Charles D. Chamberlain
                                            ------------------------------------
                                        Name: Charles D. Chamberlain
                                        Title: Executive Vice President

                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as a Lender


                                        By: /s/ John Dale
                                            ------------------------------------
                                        Name: John Dale
                                        Title: Duly Authorized Signatory